Filed pursuant to Rule 424(b)(5)
Registration No. 333-215278

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 25, 2017

Prospectus Supplement to Prospectus dated January 23, 2017

$100,000,000

Virtus Investment Partners, Inc.

of

    % Series D Mandatory Convertible Preferred Stock

Virtus Investment Partners, Inc., or “Virtus” or the “Company”, is offering 1,000,000 shares of our     % Series D Mandatory Convertible Preferred Stock, par value $0.01 per share, or the “Mandatory Convertible Preferred Stock”.

Dividends on our Mandatory Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by our board of directors, or an authorized committee of our board of directors, at an annual rate of     % of the liquidation preference of $100.00 per share. We may pay declared dividends in cash or, subject to certain limitations, in shares of our common stock, or in any combination of cash and shares of our common stock on February 1, May 1, August 1 and November 1 of each year, commencing on May 1, 2017 and ending on, and including, February 1, 2020.

Each share of our Mandatory Convertible Preferred Stock has a liquidation preference of $100.00. Each share of Mandatory Convertible Preferred Stock will automatically convert on the third business day immediately following the last trading day (as defined herein) of the Settlement Period (as defined herein) into between              and             shares of our common stock (respectively, the “Minimum Conversion Rate” and “Maximum Conversion Rate”), each subject to anti-dilution adjustments. The number of shares of our common stock issuable on conversion of the Mandatory Convertible Preferred Stock will be determined based on the Average VWAP (as defined herein) per share of our common stock over the 20 consecutive trading day period commencing on, and including, the 22nd scheduled trading day immediately preceding February 1, 2020. At any time prior to February 1, 2020, holders may elect to convert each share of Mandatory Convertible Preferred Stock into shares of common stock at the Minimum Conversion Rate of shares of our common stock per share of Mandatory Convertible Preferred Stock, subject to anti-dilution adjustments. If you elect to convert any shares of the Mandatory Convertible Preferred Stock during a specified period beginning on the effective date of a Fundamental Change (as defined herein), such shares of the Mandatory Convertible Preferred Stock will be converted into shares of our common stock at the Fundamental Change Conversion Rate (as defined herein), and you will also be entitled to receive a Fundamental Change Dividend Make-whole Amount and Accumulated Dividend Amount (each as defined herein).

Concurrently with this offering, we are making a public offering of our common stock, which we refer to herein as the “Concurrent Offering”, pursuant to a separate prospectus supplement. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Offering. We cannot assure you that the Concurrent Offering will be completed or, if completed, on what terms it will be completed. See “Summary—Financing Transactions—Common Stock Offering.”

We intend to use the net proceeds of this offering, together with the net proceeds of the Concurrent Offering, cash on hand, proceeds from the sale of investments, borrowings pursuant to our committed debt financing and deferred cash and common stock consideration payable to certain RidgeWorth employees in exchange for a portion of their RidgeWorth equity to finance our pending acquisition, the “RidgeWorth Acquisition”, of RidgeWorth Holdings, LLC, or “RidgeWorth”, and to pay related fees and expenses. See “Summary—Financing Transactions” and “Use of Proceeds.”

The completion of this offering is not contingent on the closing of the Concurrent Offering (nor is the completion of the Concurrent Offering contingent on the closing of this offering) or the completion of the RidgeWorth Acquisition, which, if completed, will occur subsequent to the closing of this offering.

We will have the option to redeem the Mandatory Convertible Preferred Stock, in whole but not in part, at the redemption price set forth herein if on September 30, 2017 (i) the consummation of the RidgeWorth Acquisition has not occurred, or (ii) prior to such date an Acquisition Termination Event (as defined herein) occurs. If we do not complete the RidgeWorth Acquisition, we may decide not to exercise our acquisition termination redemption option, in which case the net proceeds from this offering would be available for general corporate purposes. Accordingly, if you decide to purchase Mandatory Convertible Preferred Stock in this offering, you should be willing to do so whether or not we complete the Concurrent Offering or the RidgeWorth Acquisition.

Prior to this offering, there has been no public market for our Mandatory Convertible Preferred Stock. We intend to apply to list the Mandatory Convertible Preferred Stock on the NASDAQ Global Market, or “NASDAQ”, under the symbol “VRTSP.” Our common stock is listed on NASDAQ under the symbol “VRTS.” The last reported sale price of our common stock on NASDAQ on January 24, 2017 was $125.00 per share.

See “Risk Factors” on page S-22 of this prospectus supplement and page 5 of the accompanying prospectus to read about factors you should consider before buying shares of the Mandatory Convertible Preferred Stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts	$	$
Proceeds, before expenses	$	$

We have granted the underwriters the option to purchase up to an additional 150,000 shares of Mandatory Convertible Preferred Stock from us at the public offering price less the underwriting discounts within 30 days from the date of this prospectus supplement.

The underwriters expect to deliver the shares of Mandatory Convertible Preferred Stock against payment therefor in New York, New York on                 , 2017.

Joint Book-Running Managers

Barclays	Morgan Stanley

J.P. Morgan	BofA Merrill Lynch

Prospectus Supplement dated                     , 2017.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this Mandatory Convertible Preferred Stock offering and also adds to and updates information contained in the accompanying prospectus dated January 23, 2017 and the documents incorporated by reference herein and therein. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus or any document incorporated by reference herein or therein filed prior to the date of this prospectus supplement, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement. You should rely only on the information contained in or incorporated by reference into this prospectus supplement or contained in or incorporated by reference into the accompanying prospectus to which we or the underwriters have

S-i

referred you. We and the underwriters have not authorized anyone to provide you with information that is different. The information contained in, or incorporated by reference into, this prospectus supplement and contained in, or incorporated by reference into, the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of Mandatory Convertible Preferred Stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in their entirety before making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Documents Incorporated by Reference” in this prospectus supplement and “Documents Incorporated by Reference” and “Where You Can Find More Information” in the accompanying prospectus.

We are offering to sell, and are seeking offers to buy, the Mandatory Convertible Preferred Stock only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Mandatory Convertible Preferred Stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the Mandatory Convertible Preferred Stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference includes trademarks, service marks and trade names owned by us or others. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Mandatory Convertible Preferred Stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” sections contained in this prospectus supplement, in the accompanying prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2015 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016 and our consolidated financial statements and the related notes, our condensed consolidated financial statements and the related notes and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein to “we,” “us,” “our,” “Virtus,” and the “Company,” or similar terms are to Virtus Investment Partners, Inc., a Delaware corporation, and its subsidiaries.

Our Business

We are a provider of investment management and related services to individuals and institutions. We use a multi-manager, multi-style approach, offering investment strategies from affiliated managers and select unaffiliated subadvisers, each having its own distinct investment style, autonomous investment process and individual brand. By offering a broad array of products, we believe we can appeal to a greater number of investors, which allows us to have opportunities across market cycles and through changes in investor preferences.

Our earnings are primarily driven by asset-based fees charged for services relating to these various products including investment management, fund administration, distribution and shareholder services. These fees are based on a percentage of assets under management, or “AUM”, and are calculated using daily or weekly average assets or assets at the end of the preceding quarter. As of December 31, 2016 our total AUM was $45.4 billion.

Our Investment Products

We provide our products in a number of forms and through multiple distribution channels. Our retail products include open-end mutual funds, closed-end funds, exchange traded funds, variable insurance funds, Undertakings for Collective Investments in Transferable Securities, or “UCITS”, and separately managed accounts. Our open-end mutual funds and exchange traded funds are distributed through financial intermediaries. Our closed-end funds trade on the New York Stock Exchange and our exchange traded funds are traded on either the New York Stock Exchange or NASDAQ. Our variable insurance funds are available as investment options in variable annuities and life insurance products distributed by life insurance companies. Separately managed accounts are comprised of intermediary programs, sponsored and distributed by unaffiliated brokerage firms and private client accounts which are offered to the high net-worth clients of one of our affiliated managers. We also manage institutional accounts for corporations, multi-employer retirement funds, public employee retirement systems, foundations, endowments and as a subadviser to unaffiliated mutual funds.

Our Investment Managers

Our investment management services are provided by investment managers who are registered investment advisers under the Investment Advisers Act of 1940, as amended, or the “Advisers Act.” The investment managers are responsible for portfolio management activities for our retail and institutional products operating under advisory or subadvisory agreements. We provide our affiliated managers with distribution, operational and administrative support, thereby allowing each affiliated manager to focus primarily on investment management.

We also engage select unaffiliated subadvisers for certain of our open-end mutual funds and exchange traded funds. We monitor the quality of our managers’ services by assessing their performance, style, consistency and the discipline with which they apply their investment process.

Our Distribution

We distribute our open-end mutual funds and exchange traded funds through financial intermediaries. We have broad access in the retail market, with distribution partners that include national and regional broker-dealers and independent financial advisory firms. Our sales efforts are supported by regional sales professionals, a national account relationship group and separate teams for the retirement and insurance products.

Our separately managed accounts are distributed through financial intermediaries and directly by teams at our affiliated managers. Our institutional distribution strategy is an affiliate-centric model. Through relationships with consultants, they target key market segments, including foundations and endowments, corporate, public and private pension plans and subadvisory accounts.

Our Strategy

We believe we will continue to enhance stockholder value by building upon our strengths and effectively executing the following strategies:

•	Maintain and expand our high quality investment strategies. Our primary objective is to provide clients with a diverse offering of investment capabilities from high quality managers. We offer investment solutions to institutional and individual investors from affiliated managers (companies in which we have an ownership interest) and to individual investors from unaffiliated subadvisers (companies in which we have no ownership interest) whose strategies are not typically available to retail mutual fund customers. We believe that we can appeal to a greater number of clients and participate in growth opportunities across different market cycles by offering products from a variety of boutique investment managers in a diverse range of styles and disciplines. To allow us to continue to offer current and prospective clients distinctive strategies, we plan to: (a) leverage the capabilities of current managers by introducing new strategies; (b) make existing strategies available in other product structures and for additional markets or channels; and (c) broaden our capabilities with new strategies by partnering with additional subadvisers, investment management teams or affiliated managers.

•	Capture greater market share by generating higher sales through our current distribution and expanding into other channels. Our investment capabilities are available in both the retail and institutional channels. Our mutual funds benefit from our broad distribution reach among financial intermediaries, and from our differentiated value proposition that allows us to offer financial advisors a single point of access to the distinctive investment philosophies and strategies of our affiliated and unaffiliated boutique managers. We plan to: (a) increase our market share in traditional retail channels by leveraging our strong wirehouse presence to distribute existing and new products, and expanding our efforts and resources in the independent and registered investment advisor channels; (b) deepen our presence in the retirement and institutional channels by broadening our sales and marketing efforts that target those clients; and (c) expand into non-U.S. distribution channels by providing foreign investors with access to our existing strategies and partnering with new offshore distribution relationships.

•

Leverage the benefits of our operating model by enhancing our shared administration and distribution services. In our model, our investment managers focus primarily on managing client assets because they benefit from shared distribution access, marketing and operational support. This model allows us to provide high-quality services to our managers and to take full advantage of the scale of our business, so we can cost effectively add new strategies, teams and affiliated or unaffiliated subadvisers. We plan to continue to: (a) enhance the efficiency and flexibility of our shared support services; and (b) leverage our shared distribution and operational support across more managers and strategies as we add incremental assets to our platform.

•	Maintain adequate capital to invest in the future growth of the business. Our approach is to maintain an appropriate level of capital to manage current operations, ensure business flexibility, continue to fund our multiple growth opportunities, service outstanding debt, and provide an appropriate return to stockholders. We plan to: (a) maintain a working capital balance that is appropriate for a company of our size and our plans for growth; (b) seed new investment strategies and mutual funds to ensure a strong pipeline of future saleable products; (c) invest in our organic growth opportunities in distribution efforts and product introductions; (d) pursue selective acquisition opportunities; and (e) provide an appropriate return to stockholders.

Recent Developments

Virtus Unaudited Results for the Three Months Ended December 31, 2016

For the three months ended December 31, 2016, Virtus reported U.S. GAAP net income attributable to common stockholders of $12.4 million and earnings per diluted common share of $1.87. Net income attributable to common stockholders and earnings per share increased 87% and 146%, respectively, compared to the prior year, primarily due to lower operating expenses, a lower effective tax rate and a 24% decline in diluted shares that was partially offset by a 7% decrease in total revenues due to lower average AUM. Fourth quarter 2016 earnings per share included a $0.65 benefit from the release of a deferred tax asset valuation allowance related to realized capital losses, ($0.49) of unrealized losses on investments, and ($0.31) of acquisition-related costs. See table below for a summary of quarterly financial results:

(Dollars in millions, except per share data or as noted)

	Three Months Ended December 31,		Change	Three Months Ended September 30, 2016	Change
	2016	2015
Revenues	$79.9	$86.1	(7%)	$82.3	(3%)
Operating expenses	$67.1	$69.6	(4%)	$65.8	2%
Operating income	$12.8	$16.5	(23%)	$16.5	(23%)
Operating margin	16.0%	19.2%		20.1%
Net income attributable to common stockholders	$12.4	$6.6	87%	$15.6	(20%)
Earnings per share - diluted	$1.87	$0.76	146%	$1.99	(6%)

Virtus Unaudited Results for the Year Ended December 31, 2016

For the twelve months ended December 31, 2016, Virtus reported U.S. GAAP net income attributable to common stockholders of $48.5 million and earnings per diluted common share of $6.20. Net income attributable to common stockholders and earnings per share increased 38% and 58%, respectively, compared to the prior year, primarily due to lower operating expenses, higher non-operating income due to improved performance of marketable securities, a lower effective tax rate and a 13% decline in diluted shares that more than offset a 16% decline in total revenues due to lower average AUM. See table below for a summary of annual financial results:

(Dollars in millions, except per share data or as noted)

	Twelve Months Ended December 31,		Change
	2016	2015
Revenues	$322.6	$382.0	(16%)
Operating expenses	$271.7	$301.6	(10%)
Operating income	$50.8	$80.4	(37%)
Operating margin	15.8%	21.0%
Net income attributable to common stockholders	$48.5	$35.1	38%
Earnings per share - diluted	$6.20	$3.92	58%

Virtus Unaudited Select Balance Sheet Items at December 31, 2016

During the fourth quarter 2016, Virtus repurchased 1.7 million shares of its common stock held by Bank of Montreal Holdings Inc. at a price of $93.50 per share for a total purchase price of $161.5 million using $131.5 million of cash and cash equivalents and $30.0 million drawn from its existing revolving credit facility. The repurchase returned $161.5 million of capital to stockholders and reduced ending shares outstanding by 22.7%. At December 31, 2016, Virtus had working capital of $27.7 million, a decrease of $44.1 million or 61% from December 31, 2015. In addition, at December 31, 2016, Virtus had $180.1 million of seed capital investments and $120.0 million of credit available on its $150.0 million revolving credit facility. See table below for a summary of select balance sheet items:

(Dollars in millions)

	As of December 31,		Change	As of September 30, 2016	Change
	2016	2015
Cash and cash equivalents	$64.6	$87.6	(26%)	$165.4	(61%)
Seed capital investments (1)	180.1	273.7	(34%)	179.1	1%
Investments - other (2)	29.1	60.2	(52%)	38.4	(24%)

Total - cash and investments	$273.8	$421.5	(35%)	$382.9	(28%)
Deferred taxes, net	$47.5	$54.1	(12%)	$44.6	7%
Dividends payable	$3.5	$4.2	(17%)	$4.1	(15%)
Debt	$30.0	$—	N/M	$—	N/M
Total equity attributable to stockholders	$321.7	$509.6	(37%)	$469.8	(32%)
Working capital (3)	$27.7	$71.8	(61%)	$150.4	(82%)
Ending shares outstanding	5.889	8.399	(30%)	7.610	(23%)

N/M - Not Meaningful

(1)

Represents the Company’s investments in sponsored investment products including the Company’s investment in consolidated sponsored investment products, or “CSIPs”, net of noncontrolling interests. For the periods ending December 31, 2016, December 31, 2015, and September 30, 2016, net assets of CSIPs represent $150.0 million, $343.5 million, and $141.8 million of total assets, $4.1 million, $15.4 million, and

$2.9 million of total liabilities, and $37.3 million, $73.9 million, and $30.3 million of redeemable noncontrolling interests, respectively.
(2)	Investments that are not related to the Company’s seed investments, including mutual funds and an investment in a Company-managed CLO, which is a consolidated investment product. For the periods ended December 31, 2016 and September 30, 2016, the investment in the consolidated investment product consisted of $367.0 million and $377.0 million of total assets and $341.3 million and $349.6 million of total liabilities, respectively.
(3)	Defined as cash and investments plus accounts receivable, net, less seed capital investments, a Company-managed CLO, accrued compensation and benefits, accounts payable and accrued liabilities, and dividends payable.

Virtus Assets Under Management at December 31, 2016

At December 31, 2016, Virtus had $45.4 billion of AUM comprised of $23.4 billion of open-end mutual funds, $6.8 billion of closed-end funds, $0.6 billion of exchange traded funds, $8.5 billion of separately managed accounts and $6.1 billion of institutional accounts. For the three months ended December 31, 2016, AUM decreased $1.1 billion, or 3%, primarily due to market depreciation of $0.6 billion and net outflows of $0.4 billion. For the twelve months ended December 31, 2016, AUM decreased $2.0 billion or 4%, primarily due to net outflows of $4.7 billion and mutual fund dividends distributed, net of reinvestments of $0.5 billion that were partially offset by market appreciation of $3.2 billion. See table below for a summary of assets under management:

(Dollars in billions)

	Three Months Ended December 31,		Change	Three Months Ended September 30, 2016	Change
	2016	2015
Ending assets under management	$45.4	$47.4	(4%)	$46.5	(3%)
Average assets under management	$45.3	$48.5	(7%)	$45.5	(1%)
Gross sales	$2.6	$3.2	(17%)	$3.1	(15%)
Net flows	$(0.4)	$(1.1)	67%	$0.5	N/M

N/M - Not Meaningful

RidgeWorth AUM at December 31, 2016

At December 31, 2016, RidgeWorth had $40.2 billion of AUM composed of $16.7 billion of mutual funds, $3.0 billion of separately managed accounts and $20.5 billion of institutional accounts. For the three months ended December 31, 2016, AUM increased $0.1 billion, or less than 1%, due to market appreciation of $0.8 billion that was partially offset by net outflows of $0.4 billion and a net change in liquidity strategies of $0.3 billion. For the twelve months ended December 31, 2016, AUM increased $2.5 billion or 7% due to market appreciation of $3.6 billion and a net change in liquidity strategies of $2.2 billion that was partially offset by net outflows of $3.3 billion.

Pending Acquisition of RidgeWorth

On December 16, 2016, the Company entered into a merger agreement to acquire RidgeWorth, a multi-boutique asset management firm with $40.2 billion (as of December 31, 2016) in assets managed by affiliated investment managers and unaffiliated subadvisers. Under the merger agreement, a wholly owned subsidiary of the Company will (subject to the satisfaction or waiver of the closing conditions in the merger agreement) merge with and into RidgeWorth with RidgeWorth continuing as the surviving company and becoming a wholly owned subsidiary of the Company.

The purchase price for the RidgeWorth Acquisition equals (x) $472 million, plus (y) the fair market value of certain of RidgeWorth’s investments at the effective time of the RidgeWorth Acquisition, with the final purchase price subject to adjustments for working capital and client consents. The purchase price was estimated as of December 16, 2016 to be $513 million, which is expected to be financed from the following sources: cash on hand and proceeds from the sale of investments, deferred cash and common stock consideration payable to certain RidgeWorth employees in exchange for a portion of their RidgeWorth equity net proceeds from this offering and the Concurrent Offering and borrowings under our committed debt facility. See “Summary—Financing Transactions” and “Use of Proceeds.”

The closing of the RidgeWorth Acquisition is subject to (a) the receipt of client consents required by the merger agreement representing revenues that are not less than 77.5% of the baseline revenue amount; (b) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (c) the absence of any material adverse effect (as defined in the merger agreement) on the business of RidgeWorth and its subsidiaries; and (d) other customary closing conditions. The RidgeWorth Acquisition is expected to close in mid-2017, subject to the satisfaction or waiver of such conditions; however, there can be no assurance that the RidgeWorth Acquisition will close, or if it does, when the closing will occur.

The merger agreement contains customary termination rights for the Company and RidgeWorth, including in the event the RidgeWorth Acquisition is not consummated on or before July 16, 2017 (subject to extension to September 16, 2017 in certain specified circumstances). The merger agreement also contains customary representations, warranties, covenants and indemnification and escrow provisions.

The RidgeWorth Acquisition may not be consummated and, even if consummated, we may not realize the anticipated benefits of the RidgeWorth Acquisition. The closing of this offering is not contingent on the closing of the Concurrent Offering or the RidgeWorth Acquisition. In the event we do not consummate the RidgeWorth Acquisition for any reason, we expect to use the net proceeds of this offering for general corporate purposes if we do not exercise our right to redeem the Mandatory Convertible Preferred Stock. See “Description of Mandatory Convertible Preferred Stock—Acquisition Termination Redemption.” Accordingly, if you decide to purchase Mandatory Convertible Preferred Stock in this offering, you should be willing to do so whether or not we complete the Concurrent Offering or the RidgeWorth Acquisition.

RidgeWorth’s Business

RidgeWorth Investments, headquartered in Atlanta, provides a wide variety of fixed income and equity strategies to institutional and individual clients through separate accounts, retirement plan investment options, and mutual funds. RidgeWorth is owned by its employees and investment funds affiliated with Lightyear Capital LLC. RidgeWorth’s wholly owned affiliates are:

•	Seix Investment Advisors, which manages $27.6 billion in fixed income through an investment grade team focused on high-quality securities and a leveraged finance team focused on leveraged loans and high-yield credit strategies.

•	Ceredex Value Advisors, which manages $10.8 billion for institutions, endowments, foundations and high-net-worth investors using a traditional value style across all market cap ranges.

•	Silvant Capital Management, which manages $1.3 billion, primarily in the large-cap growth style for institutional clients.

RidgeWorth also has a minority ownership interest in Zevenbergen Capital Investments, a growth equity boutique that is a subadviser to a RidgeWorth mutual fund. Two unaffiliated investment managers, WCM Investment Management and Capital Innovations, also serve as subadvisers to certain RidgeWorth funds.

Strategic Rationale for the RidgeWorth Acquisition

We believe the RidgeWorth Acquisition is a strategically compelling and financially sound transaction that will: (a) diversify our asset mix across strategies, asset classes and client bases; (b) enhance and expand our distribution capabilities; (c) increase the Company’s scale and profitability; and (d) provide growth opportunities.

•	The addition of RidgeWorth’s investment strategies will diversify our asset mix across strategies and asset classes and complement our retail client asset base by providing access to a broader base of potential institutional clients.

•	The RidgeWorth Acquisition is expected to broaden our institutional distribution capabilities by adding dedicated and experienced sales and client services resources, and enhance our retail distribution resources through greater access to the retirement, private bank and independent/RIA channels.

•	The combined company is expected to benefit from the increase in scale and the benefits of synergies from the elimination or consolidation of duplicative support functions. The RidgeWorth Acquisition is expected to increase the Company’s total AUM to approximately $85.5 billion, expand open-end fund offerings from 58 to 87 funds with approximately $40.1 billion of AUM, and increase institutional AUM to approximately $26.6 billion.

•	The RidgeWorth Acquisition is expected to lead to $25.0 million of cost synergies per year once the integration is completed. The cost synergies are expected to be achieved by streamlining the corporate and business support functions with no expected changes to the affiliate investment teams. We expect to realize approximately 85% of the cost savings within twelve months of closing and will incur approximately $15.0 million of one-time costs to achieve the synergies.

•	The RidgeWorth Acquisition is expected to lead to approximately $420.0 million of purchased intangibles to be amortized over 15 years for tax purposes. The amortization of the purchased intangibles is expected to produce up to $10.8 million of annual tax savings, assuming a tax rate of 38.3%.

•	We believe the RidgeWorth Acquisition will position the Company for expanded growth opportunities by allowing us to offer our existing strategies through RidgeWorth’s institutional and retail distribution resources; offer RidgeWorth’s mutual funds through our broader national retail distribution; and make RidgeWorth’s investment strategies available in other markets and product forms such as ETFs and UCITS.

Although the Company expects that the RidgeWorth Acquisition will result in benefits to the Company, the Company may not realize those benefits because of integration difficulties and other challenges. See “Risk Factors—Risks Relating to the RidgeWorth Acquisition—Although the Company expects that the RidgeWorth Acquisition will result in benefits to the Company, the Company may not realize those benefits because of integration difficulties and other challenges” and “Cautionary Note Regarding Forward-Looking Statements.”

Share Repurchase

On October 27, 2016 the Company repurchased 1,727,746 shares of its common stock from Bank of Montreal Holdings Inc. at a price of $93.50 per share for a total purchase price of $161.5 million. See “—Virtus Unaudited Select Balance Sheet Items at December 31, 2016.”

Financing Transactions

In addition to this offering, we expect to obtain or otherwise incur additional financing for the RidgeWorth Acquisition as described below.

Common Stock Offering

Concurrently with this offering, we are offering, by means of a separate prospectus supplement, approximately $100.0 million in shares of common stock before underwriting discounts and expenses (or approximately $115.0 million in shares of common stock before underwriting discounts and expenses if the underwriters exercise their option to purchase additional shares in full) in a public offering.

The completion of this offering and the completion of the Concurrent Offering are not conditioned upon one another. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy the securities being offered in the Concurrent Offering.

Debt Facilities

In connection with our entering into the merger agreement to acquire RidgeWorth, on December 16, 2016, the Company entered into a debt financing commitment letter with Barclays Bank PLC and Morgan Stanley Senior Funding, Inc., together, the “Initial Commitment Parties”. Pursuant to the debt financing commitment letter, the Initial Commitment Parties committed to arrange and provide the Company with a senior secured credit facility composed of (i) a term loan facility of up to $475.0 million which is expected to mature seven years after the execution date and (ii) a revolving credit facility of up to $100.0 million maturing five years after the execution date. The principal amount of the term loan will be reduced by the lesser of the net cash proceeds received by the Company from an issuance or issuances of equity or equity-linked securities (including from this offering and the Concurrent Offering) and $275.0 million. The availability of borrowings under the new debt facility is subject to satisfaction of certain customary conditions, which include termination and repayment of all amounts outstanding under our existing senior unsecured revolving credit facility (using cash on hand). The senior secured credit facility will contain affirmative and negative financial and operating covenants and events of default customary for facilities of this type. The credit facility will be guaranteed by Virtus’ domestic subsidiaries (subject to certain exceptions) and will be secured by substantially all of our assets. We expect to close such debt financing concurrently with closing the RidgeWorth Acquisition.

Corporate Information

Virtus Investment Partners, Inc. commenced operations on November 1, 1995 through a reverse merger with Duff & Phelps Investment Management Co. We were a majority-owned subsidiary of The Phoenix Companies, Inc., or “PNX”, from 1995 to 2001 and a wholly-owned subsidiary from 2001 until 2008. On December 31, 2008, the Company was spun out from PNX and became an independent publicly traded company.

Our principal executive offices are located at 100 Pearl Street, Hartford, Connecticut 06103. Our telephone number is (800) 248-7971, and our internet address is www.virtus.com. The information found on our website and on websites linked from it is not incorporated into or a part of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein.

THE OFFERING

The following is a brief summary of the terms and conditions of this offering. It does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms and conditions of the offering of our Mandatory Convertible Preferred Stock, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. As used in this section, the terms “us,” “we” or “our” refer to Virtus Investment Partners, Inc. and not to any of its subsidiaries.

Issuer	Virtus Investment Partners, Inc.

Securities Offered	1,000,000 shares of our % Series D Mandatory Convertible Preferred Stock, par value $0.01 per share, or the “Mandatory Convertible Preferred Stock”.

Underwriters’ Option to Purchase Additional Shares	Up to 150,000 shares

Public Offering Price	$100.00 per share of Mandatory Convertible Preferred Stock

Liquidation Preference	$100.00 per share of the Mandatory Convertible Preferred Stock

Dividends	% of the liquidation preference of $100.00 per share of the Mandatory Convertible Preferred Stock per year.

Dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the first original issue date of the Mandatory Convertible Preferred Stock, and, to the extent our board of directors, or an authorized committee thereof, declares (out of funds legally available for payment in the case of dividends paid in cash and shares of common stock legally permitted to be issued in the case of dividends paid in common stock) a dividend payable with respect to the Mandatory Convertible Preferred Stock, we will pay such dividend in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to certain limitations); provided that any unpaid dividends will continue to accumulate.

If declared, dividends will be payable on the dividend payment dates (as described below) to holders of record at the close of business on the January 15, April 15, July 15 or October 15, as the case may be, immediately preceding the relevant dividend payment date (each a “Regular Record Date”), whether or not such holders early convert their shares of Mandatory Convertible Preferred Stock, or such shares of Mandatory Convertible Preferred Stock are automatically converted, after a Regular Record Date and on or prior to the immediately succeeding dividend payment date. The expected dividend payable on the first dividend payment date is approximately $ per share of the Mandatory Convertible Preferred Stock. Each subsequent dividend is expected to be $ per share of the Mandatory Convertible Preferred Stock. See “Description of Mandatory Convertible Preferred Stock—Dividends.”

We will make each payment of a declared dividend on the Mandatory Convertible Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. If we elect to make any payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the Average VWAP per share (as defined under “Description of Mandatory Convertible Preferred Stock—Mandatory Conversion—Definitions”), of our common stock over the five consecutive trading day period beginning on, and including, the seventh scheduled trading day prior to the applicable dividend payment date, or the “Average Price”, multiplied by 97%. Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to the declared dividend divided by $ , which amount represents approximately 35% of the Initial Price (as defined below) (subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each Fixed Conversion Rate as described below) (such dollar amount, as adjusted, the “Floor Price”). To the extent that the amount of the declared dividend exceeds the product of the number of shares of our common stock delivered in connection with such declared dividend and 97% of the Average Price, we will, if we are able to do so under applicable law and in compliance with our indebtedness, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

The “Initial Price” is calculated by dividing $100.00 by the Maximum Conversion Rate of shares of common stock, which initially equals approximately $ , which is the per share public offering price of our common stock in the Concurrent Offering.

Dividend Payment Dates	February 1, May 1, August 1 and November 1 of each year, commencing on May 1, 2017 and ending on, and including, February 1, 2020.

Acquisition Termination Redemption	If the RidgeWorth Acquisition has not closed on or prior to 5:00 p.m., New York City time, on September 30, 2017 or if an Acquisition Termination Event (as defined herein) occurs, we may, at our option, give notice of acquisition termination redemption to the holders of the shares of Mandatory Convertible Preferred Stock. If we provide such notice, then, on the Acquisition Termination Redemption Date (as defined herein), we will redeem the shares of Mandatory Convertible Preferred Stock, in whole but not in part, at a redemption amount per share of mandatory convertible preferred stock equal to the Acquisition Termination Make-whole Amount (as described herein).

If redeemed, we will pay the Acquisition Termination Make-whole Amount in cash unless the Acquisition Termination Share Price described herein is greater than the Initial Price. If the Acquisition Termination Share Price is greater than the Initial Price, we will pay the Acquisition Termination Make-whole Amount in shares of our common stock and cash, unless we elect, subject to certain limitations, to pay cash or deliver shares of common stock in lieu of these amounts. See “Description of Mandatory Convertible Preferred Stock—Acquisition Termination Redemption”.

Other than pursuant to the acquisition termination redemption provisions described in this prospectus supplement, the Mandatory Convertible Preferred Stock will not be redeemable by us.

Mandatory Conversion Date	The third business day immediately following the last trading day of the Settlement Period (as defined herein).

Mandatory Conversion	On the Mandatory Conversion Date, each outstanding share of the Mandatory Convertible Preferred Stock, unless previously converted or redeemed, will automatically convert into a number of shares of our common stock equal to the conversion rate as described below.

If we declare a dividend for the dividend period ending on February 1, 2020, we will pay such dividend to the holders of record as of the immediately preceding Regular Record Date. If, on or prior to February 1, 2020 we have not declared all or any portion of the accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock, the conversion rate will be adjusted so that holders receive an additional number of shares of our common stock equal to (i) the amount of such accumulated and unpaid dividends that have not been declared (such amount, the “Additional Conversion Amount”), divided by (ii) the greater of (A) the Floor Price and (B) 97% of the Average Price. To the extent that the Additional Conversion Amount exceeds the product of the number of additional shares and 97% of the Average Price, we will, if we are able to do so under applicable law and in compliance with our indebtedness, declare and pay such excess amount in cash pro rata to the holders of the Mandatory Convertible Preferred Stock.

Conversion Rate	Upon conversion on the Mandatory Conversion Date, the conversion rate for each share of the Mandatory Convertible Preferred Stock will be not more than shares of our common stock, or the “Maximum Conversion Rate”, and not less than shares of our common stock, or the “Minimum Conversion Rate”, depending on the Applicable Market Value of our common stock, as described below and subject to certain anti-dilution adjustments.

The “Applicable Market Value” of our common stock is the Average VWAP per share of our common stock over the 20 consecutive trading day period commencing on, and including, the 22nd scheduled trading day immediately preceding February 1, 2020, or the “Settlement Period”. The conversion rate will be calculated as described under “Description of Mandatory Convertible Preferred Stock—Mandatory Conversion,” and the following table illustrates the conversion rate per share of the Mandatory Convertible Preferred Stock, subject to certain anti-dilution adjustments.

Assumed Applicable Market Value of our common stock	Conversion rate (number of shares of our common stock to be received upon conversion of each share of the Mandatory Convertible Preferred Stock)
Greater than the Threshold Appreciation Price	shares of common stock

Equal to or less than the Threshold Appreciation Price but greater than or equal to the Initial Price	Between and shares of common stock, determined by dividing $100.00 by the Applicable Market Value

Less than the Initial Price	shares of common stock

The “Threshold Appreciation Price” is calculated by dividing $100.00 by the Minimum Conversion Rate of shares of common stock, which is equal to approximately $ , and represents an approximately % appreciation over the Initial Price.

Early Conversion at the Option of the Holder	Other than during a Fundamental Change Conversion Period (as defined herein), at any time prior to February 1, 2020, holders of the Mandatory Convertible Preferred Stock have the right to elect to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), at the Minimum Conversion Rate of shares of our common stock per share of Mandatory Convertible Preferred Stock as described under “Description of Mandatory Convertible Preferred Stock—Early Conversion at the Option of the Holder”. This Minimum Conversion Rate is subject to certain anti-dilution adjustments.

If, as of the conversion date of any early conversion, or the “Early Conversion Date”, we have not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on or before the dividend payment date prior to such Early Conversion Date, the conversion rate for such early conversion will be adjusted so that holders converting their Mandatory Convertible Preferred Stock at such time receive an additional number of shares of our common stock equal to such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods, or the “Early Conversion Additional Conversion Amount”, divided by the greater of (i) the Floor Price and (ii) the Average VWAP per share of our common stock over the 20 consecutive trading day period commencing on and including the 22nd scheduled trading day immediately preceding the Early Conversion Date, or the “Early Conversion Average Price”. To the extent that the Early Conversion Additional Conversion Amount exceeds the product of such number of additional shares and the Early Conversion Average Price, we will not have any obligation to pay the shortfall in cash.

Conversion at the Option of the Holder Upon a Fundamental Change; Fundamental Change Dividend Make-whole Amount	If a “Fundamental Change” (as defined under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) occurs on or prior to February 1, 2020, holders of the Mandatory Convertible Preferred Stock will have the right during the Fundamental Change Conversion Period (as defined under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Mandatory Convertible Preferred Stock), into shares of our common stock (or units of exchange property as described in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) at the “Fundamental Change Conversion Rate”. The Fundamental Change Conversion Rate will be determined based on the effective date of the Fundamental Change and the price paid (or deemed paid) per share of our common stock in such Fundamental Change.

Holders who convert their Mandatory Convertible Preferred Stock during the Fundamental Change Conversion Period will also receive a “Fundamental Change Dividend Make-whole Amount” equal to the present value (computed using a discount rate of % per annum) of all remaining dividend payments on their shares of Mandatory Convertible Preferred Stock (excluding any Accumulated Dividend Amount (as defined under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount—Fundamental Change Dividend Make-whole Amount and Accumulated Dividend Amount”)) from and including such effective date to, but excluding, the Mandatory Conversion Date. If we elect to pay the Fundamental Change Dividend Make-whole Amount in shares of our common stock in lieu of cash, the number of shares of our common stock that we will deliver will equal (x) the Fundamental Change Dividend Make-whole Amount divided by (y) the greater of the Floor Price and 97% of the price paid, or deemed paid, per share of our common stock in the Fundamental Change.

In addition, to the extent that the Accumulated Dividend Amount exists as of the effective date of the Fundamental Change, holders who convert their Mandatory Convertible Preferred Stock within the Fundamental Change Conversion Period will be entitled to receive such Accumulated Dividend Amount in cash (to the extent we are legally permitted to do so) or shares of our common stock or any combination thereof, at our election, upon conversion. If we elect to pay the Accumulated Dividend Amount in shares of our common stock (or units of exchange property) in lieu of cash, the number of shares of our common stock that we will deliver will equal (x) the

Accumulated Dividend Amount divided by (y) the greater of the Floor Price and 97% of the price paid, or deemed paid, per share of our common stock in the transaction resulting in such Fundamental Change.

To the extent that the sum of the Fundamental Change Dividend Make-whole Amount and Accumulated Dividend Amount or any portion thereof paid in shares of our common stock exceeds the product of the number of additional shares we deliver in respect thereof and 97% of the price paid or deemed paid, we will, if we are legally able to do so, pay such excess amount in cash.

In addition, if we are prohibited from paying or delivering, as the case may be, the Fundamental Change Dividend Make-whole Amount (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Delaware law, the Fundamental Change Conversion Rate will instead be increased by a number of shares of common stock equal to the cash amount of the aggregate unpaid and undelivered Fundamental Change Dividend Make-whole Amount, divided by the greater of (i) the Floor Price and (ii) 97% of the price paid (or deemed paid) per share of our common stock in the Fundamental Change. To the extent that the cash amount of the aggregate unpaid and undelivered Fundamental Change Dividend Make-whole Amount exceeds the product of such number of additional shares and 97% of the price paid (or deemed paid) per share of our common stock in the Fundamental Change, we will not have any obligation to pay the shortfall in cash.

See “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount—Fundamental Change Dividend Make-whole Amount and Accumulated Dividend Amount.”

Voting Rights	Except as specifically required by Delaware corporate law or by our certificate of incorporation from time to time, the holders of Mandatory Convertible Preferred Stock will have no voting rights.

Whenever dividends on any shares of Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date of the Mandatory Convertible Preferred Stock and ending on, but excluding, May 1, 2017), whether or not for consecutive dividend periods, the holders of the Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other series of preferred stock ranking equally with the Mandatory Convertible Preferred Stock and having similar voting rights, will be entitled, at our next annual meeting of stockholders or at a special meeting of stockholders, to vote for the election of a total of two additional members of our board of directors, subject to certain limitations.

So long as any shares of Mandatory Convertible Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds in voting power of the outstanding shares of Mandatory Convertible Preferred Stock and all other series of preferred stock ranking equally with the Mandatory Convertible Preferred Stock and having similar voting rights, voting together as a single class (i) amend or alter the provisions of our certificate of incorporation so as to authorize or create, or increase the authorized amount of, any specific class or series of stock ranking senior to the Mandatory Convertible Preferred Stock, (ii) amend, alter or repeal the provisions of our certificate of incorporation or the certificate of designations so as to adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock; or (iii) consummate a binding share exchange or reclassification involving the Mandatory Convertible Preferred Stock or a merger or consolidation of us with another entity unless the Mandatory Convertible Preferred Stock remains outstanding or are converted into or exchanged for preference securities with terms not materially less favorable to holders, taken as a whole, in each case subject to certain limitations.

See “Description of Mandatory Convertible Preferred Stock—Voting Rights.”

Ranking	The Mandatory Convertible Preferred Stock, with respect to dividend rights and/or distribution rights upon our liquidation, winding-up or dissolution, as applicable, will rank:

•	senior to our common stock and each other class or series of our capital stock established in the future unless the terms of such stock expressly provide that it will rank senior to, or on parity with, the Mandatory Convertible Preferred Stock;

•	on parity with any class or series of our capital stock established in the future the terms of which expressly provide that it will rank on parity with the Mandatory Convertible Preferred Stock;

•	junior to each class or series of our capital stock established in the future the terms of which expressly provide that it will rank senior to the Mandatory Convertible Preferred Stock, or “Senior Stock”; and

•	junior to our existing and future indebtedness.

In addition, with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution, the Mandatory Convertible Preferred Stock will be structurally subordinated to existing and future indebtedness and other obligations of each of our subsidiaries.

As of September 30, 2016, we had no long term debt outstanding, and, on a pro forma basis after giving effect to the RidgeWorth

Acquisition, including the incurrence of debt under the new debt facility to partially fund the acquisition, would have had approximately $275.0 million of outstanding secured indebtedness and an additional $100.0 million of availability under our revolving credit facility, all of which would be secured indebtedness. See “Unaudited Pro Forma Condensed Combined Financial Data.”

Use of Proceeds	We currently intend to use the net proceeds of this offering, together with the net proceeds of the Concurrent Offering, cash on hand, proceeds from the sale of investments, borrowings pursuant to our committed debt financing and deferred cash and common stock consideration payable to certain RidgeWorth employees in exchange for a portion of their RidgeWorth equity, to finance the RidgeWorth Acquisition and to pay related fees and expenses. We may invest the net proceeds from this offering temporarily until we use them for their stated purpose. The closing of this offering is not contingent on the closing of the Concurrent Offering or the RidgeWorth Acquisition. In the event we do not consummate the RidgeWorth Acquisition for any reason, the net proceeds of this offering would be available for general corporate purposes. However, if the RidgeWorth Acquisition has not closed by September 30, 2017, the merger agreement is terminated any time prior thereto or we determine in our reasonable judgment that the RidgeWorth Acquisition will not occur, we will have the right, but not the obligation, to redeem the Mandatory Convertible Preferred Stock.

Material U.S. Federal Income Tax Considerations	The material U.S. federal income tax considerations of owning and disposing of the Mandatory Convertible Preferred Stock and any common stock received upon conversion thereof are described in “Material U.S. Federal Income Tax Considerations.”

Listing	We intend to apply to list the Mandatory Convertible Preferred Stock on the NASDAQ Global Market under the symbol “VRTSP.” Our common stock is listed on the NASDAQ Global Market under the symbol “VRTS.”

Concurrent Offering	Concurrently with this offering, we are offering, by means of a separate prospectus supplement, approximately $100.0 million in shares of common stock before underwriting discounts and expenses (or approximately $115.0 million in shares of common stock before underwriting discounts and expenses if the underwriters exercise their option to purchase additional shares in full) in a public offering. The proceeds of the Concurrent Offering are also expected to be used to finance the RidgeWorth Acquisition and to pay related fees and expenses. The closing of this offering is not conditioned upon the closing of the Concurrent Offering, and the closing of the Concurrent Offering is not conditioned upon the closing of this offering.

Transfer Agent, Registrar and Conversion and Dividend Disbursing Agent	Broadridge Corporate Issuer Solutions, Inc. is the transfer agent, registrar, conversion agent and dividend disbursement agent for the Mandatory Convertible Preferred Stock.

Risk Factors	Investing in our Mandatory Convertible Preferred Stock involves a high degree of risk. See “Risk Factors” beginning on page S-22 of this prospectus supplement and on page 5 of the accompanying prospectus, as well as all of the other information set forth in and incorporated by reference into this prospectus supplement and the accompanying prospectus, for a discussion of factors you should carefully consider before deciding to invest in shares of our Mandatory Convertible Preferred Stock.

Immediately after the consummation of the Concurrent Offering, we will have              shares of our common stock outstanding, based on 5,889,013 shares of our common stock outstanding as of December 31, 2016, and excluding:

•	137,157 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 2016 at a weighted average exercise price of $17.77 per share;

•	302,824 shares of our common stock issuable upon vesting of restricted stock units outstanding as of December 31, 2016;

•	749,178 shares of our common stock available as of December 31, 2016 for future grant or issuance pursuant to our stock-based compensation plans;

•	any shares of common stock issuable upon conversion of the $100 million aggregate liquidation preference of our Mandatory Convertible Preferred Stock (or $115 million aggregate liquidation preference if the underwriters exercise their option to purchase additional shares of our Mandatory Convertible Preferred Stock in full) or any shares of common stock that may be issued in payment of a dividend or issued in connection with an acquisition termination redemption on such Mandatory Convertible Preferred Stock; and

•	$25 million in shares of our common stock issuable as consideration to certain RidgeWorth employees in exchange for a portion of their RidgeWorth equity.

Unless otherwise specified or the context requires otherwise, information in this prospectus supplement assumes that (1) the option we have granted to the underwriters in the Concurrent Offering to purchase              additional shares of common stock and the option we have granted to the underwriters in this offering to purchase 150,000 additional shares of Mandatory Convertible Preferred Stock, in each case, are not exercised, (2) the Mandatory Convertible Preferred Stock will not be redeemed if the RidgeWorth Acquisition is not consummated and (3) we elect to pay any and all dividends with respect to the Mandatory Convertible Preferred Stock in cash.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF VIRTUS

The following summary consolidated financial data as of and for the years ended December 31, 2015, 2014 and 2013 are derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. The following unaudited summary condensed consolidated financial data as of September 30, 2016 and for each of the nine months in the periods ended September 30, 2016 and 2015 are derived from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. Operating results for the nine months ended September 30, 2016 are not necessarily indicative of the results that may be expected for the full year. The data should be read in conjunction with our audited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2015 and our unaudited condensed consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are incorporated by reference into this prospectus supplement from our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016.

	Year Ended December 31,			Nine Months Ended September 30,
	2015	2014	2013	2016	2015
	(in thousands, except per share data)
Results of Operations
Total revenues	$381,977	$450,598	$389,215	$242,704	$295,862
Total operating expenses	301,599	319,878	275,711	204,673	231,990
Operating income	80,378	130,720	113,504	38,031	63,872
Income tax expense	36,972	39,349	44,778	20,512	28,360
Net income	30,671	96,965	77,130	36,846	25,034
Net income attributable to common stockholders	35,106	97,700	75,190	36,076	28,470
Earnings per share—basic	3.99	10.75	9.18	4.47	3.21
Earnings per share—diluted	3.92	10.51	8.92	4.39	3.15
Cash dividends declared per share	1.80	1.35	—	1.35	1.35

	As of December 31,			As of September 30,
	2015	2014	2013	2016	2015
	(in thousands)
Balance Sheet Data
Cash and cash equivalents	$87,754	$202,847	$271,014	$165,421	$126,470
Investments	56,738	63,448	37,258	95,174	55,225
Investments of consolidated sponsored investment products	323,335	236,652	139,054	137,140	311,429
Investments of consolidated investment product	199,485	—	—	360,210	131,882
Total assets	859,729	698,773	644,954	929,564	826,763
Accrued compensation and benefits	49,617	54,815	53,140	37,813	38,206
Debt	—	—	—	—	—
Notes payable of consolidated investment product	152,597	—	—	323,852	9,140
Total liabilities	276,408	112,350	109,900	429,464	237,538
Redeemable noncontrolling interests	73,864	23,071	42,186	30,301	49,895
Total equity	509,457	563,352	492,868	469,799	539,330

	As of December 31,			As of September 30,
	2015	2014	2013	2016	2015
	(in thousands)
Assets Under Management
Total assets under management	$47,385	$56,702	$57,740	$46,540	$47,938

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF RIDGEWORTH

The following summary historical consolidated financial data of RidgeWorth as of and for the years ended December 31, 2015 and 2014 and as of and for the period January 1, 2014 to May 30, 2014 are derived from the audited historical consolidated financial statements of RidgeWorth and for the periods ending on or before May 30, 2014, RidgeWorth Capital Management LLC, incorporated by reference into this prospectus supplement and the accompanying prospectus. The following unaudited summary consolidated financial data of RidgeWorth as of September 30, 2016 and for each of the nine months in the periods ended September 30, 2016 and September 30, 2015 are derived from the unaudited consolidated financial statements of RidgeWorth incorporated by reference into this prospectus supplement and the accompanying prospectus. Operating results for the nine months ended September 30, 2016 are not necessarily indicative of the results that may be expected for the full year. The data should be read in conjunction with the audited and unaudited consolidated financial statements of RidgeWorth and related notes that are incorporated by reference into this prospectus supplement from our Current Report on Form 8-K filed on December 22, 2016. References to “Successor” refer to RidgeWorth after May 31, 2014, after giving effect to the acquisition of RidgeWorth by Lightyear Capital LLC. References to “Predecessor” refer to RidgeWorth on or prior to May 31, 2014.

	Successor		Predecessor		Successor
	Year Ended December 31,		Five Months Ended May 31, 2014	Year Ended December 31, 2013	Nine Months Ended September 30,
	2015	2014[2]			2016	2015
	(in thousands)
Results of Operations
Total operating revenues	$165,326	$105,204	$77,776	$178,667	$106,387	$125,140
Total operating expenses	129,767	77,513	65,839	130,366	81,093	93,018
Operating income	35,559	27,691	11,937	48,301	25,294	32,122
Income tax expense	14	—	5,226	22,007	—	8
Net income	37,586	24,252	10,655	35,003	26,750	28,161
Total comprehensive income	37,586	24,252	10,655	35,003	26,750	28,161

	Successor		Predecessor		Successor
	As of December 31,		As of May 31, 2014	As of December 31, 2013	As of September 30, 2016
	2015	2014
	(in thousands)
Balance Sheet Data
Cash	$95,873	$68,333	$38,485	$20,267	$85,615
Loans held for sale of consolidated investment products at fair value	383,419	—	—	261,072	477,780
Intangible assets, net	168,626	173,026	8,883	9,992	165,136
Total assets	752,821	319,106	240,221	740,965	854,375
Accrued compensation	36,509	44,137	20,341	43,727	24,481
Long term debt, net of deferred financing costs	110,043	111,343	—	—	107,093
Long term debt from consolidated investment products, at fair value	370,488	—	—	285,465	453,823
Total liabilities	546,016	162,721	35,974	359,858	625,083
Total equity	206,805	156,385	204,247	381,107	229,292

[2]	Results of operations for the year ended December 31, 2014 are for the seven months then ended.

	Successor		Predecessor	Successor
	As of December 31,			As of September 30,
	2015	2014	2013	2016	2015
	(in thousands)
Assets Under Management
Total assets under management	$37,690	$45,639	$50,336	$40,083	$40,316

SUMMARY PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following summary pro forma financial information of the Company is based on the historical financial statements of the Company and RidgeWorth as of September 30, 2016 and for the nine months then ended, and for the year ended December 31, 2015, each of which is incorporated by reference herein, adjusted to give effect to the RidgeWorth Acquisition and related financing as described under “Unaudited Pro Forma Condensed Combined Financial Statements” included in this prospectus supplement. This pro forma financial information is being presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the results that may be expected following the RidgeWorth Acquisition. The following summary pro forma financial information has been updated from the pro forma financial information filed on our Current Report on Form 8-K on December 22, 2016 to reflect this offering and the Concurrent Offering, as reflected in our Current Report on Form 8-K/A filed on January 25, 2017.

	Year Ended December 31, 2015	Nine Months Ended September 30, 2016
	(in thousands, except per share data)
Results of Operations
Total revenues	$547,303	$349,091
Total operating expenses	445,747	297,754
Operating income	101,556	51,337
Income tax expense	41,610	22,914
Net income	37,880	40,539
Net income attributable to stockholders	42,315	39,769
Preferred stock dividends	7,250	5,438
Net income attributable to common stockholders	35,065	34,331
Earnings per share—basic	3.58	3.79
Earnings per share—diluted	3.52	3.71
Cash dividends declared per share	1.80	1.35

As of September 30, 2016
(in thousands)
Balance Sheet Data
Cash and cash equivalents	$150,093
Investments	102,665
Investments of consolidated sponsored investment products	137,140
Investments of consolidated investment products	837,990
Intangible assets, net	283,830
Goodwill	207,271
Total assets	1,919,164
Accrued compensation and benefits	62,506
Debt (net of issuance costs)	257,713
Notes payable of consolidated investment products	777,675
Total liabilities	1,212,396
Redeemable noncontrolling interests	30,301
Total equity	676,467

	As of December 31, 2015	As of September 30, 2016
	(in thousands)
Assets Under Management
Total assets under management	$85,075	$86,622

RISK FACTORS

Any investment in our Mandatory Convertible Preferred Stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement and the accompanying prospectus before deciding whether to purchase our Mandatory Convertible Preferred Stock. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, and other documents that we subsequently file with the Securities and Exchange Commission, or the “SEC”, all of which are incorporated by reference into this prospectus supplement. The risks and uncertainties described below, and beginning on page 5 in the accompanying prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2015 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any such risks actually occur, our business, financial condition and results of operations would suffer. In that event, the trading price of our common stock and our Mandatory Convertible Preferred Stock could decline, and you may lose all or part of your investment in our Mandatory Convertible Preferred Stock.

Risks Relating to the RidgeWorth Acquisition

The RidgeWorth Acquisition is subject to closing conditions, including certain conditions that may not be satisfied, and it may not be completed on a timely basis, or at all. Failure to complete the RidgeWorth Acquisition could have material and adverse effects on the Company.

On December 16, 2016, the Company entered into a merger agreement in connection with the RidgeWorth Acquisition. The completion of the RidgeWorth Acquisition is subject to a number of closing conditions, including the receipt of a specified level of required consents from RidgeWorth clients and anti-trust clearance under the Hart-Scott-Rodino Act, which make both the completion and the timing of completion of the RidgeWorth Acquisition uncertain. Also, either RidgeWorth or the Company may terminate the merger agreement if the RidgeWorth Acquisition has not been completed by the July 16, 2017 termination date (subject to extension to September 16, 2017 under certain circumstances), unless the failure of the RidgeWorth Acquisition to be completed has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

If the RidgeWorth Acquisition is not completed on a timely basis, or at all, the Company’s ongoing business may be adversely affected. Additionally, in the event the RidgeWorth Acquisition is not completed, the Company will be subject to a number of risks without realizing any of the benefits of having completed the RidgeWorth Acquisition, including the following:

•	the Company will be required to pay its costs relating to the RidgeWorth Acquisition, such as legal, accounting and financial advisory fees, whether or not the RidgeWorth Acquisition is completed;

•	time and resources committed by the Company’s management to matters relating to the RidgeWorth Acquisition could otherwise have been devoted to pursuing other beneficial opportunities; and

•	the market price of the Company’s securities could decline to the extent that the current market price reflects a market assumption that the RidgeWorth Acquisition will be completed, or to the extent that the RidgeWorth Acquisition is fundamental to the Company’s business strategy.

Uncertainty regarding the completion of the RidgeWorth Acquisition may cause RidgeWorth clients to withdraw assets under management or to decline to place additional assets under management, may cause potential RidgeWorth clients to delay or defer decisions concerning RidgeWorth and may adversely affect RidgeWorth’s ability to attract and retain key employees.

The RidgeWorth Acquisition will happen only if stated conditions are met, including, among others, the receipt of a baseline level of required consents from RidgeWorth clients and anti-trust clearance under the Hart-Scott-

Rodino Act. Many of the conditions are beyond the control of the Company. In addition, both RidgeWorth and the Company have rights to terminate the merger agreement under various circumstances. As a result, there may be uncertainty regarding the completion of the RidgeWorth Acquisition. This uncertainty, along with potential RidgeWorth client uncertainty regarding how the RidgeWorth Acquisition could affect the services offered by RidgeWorth, may cause RidgeWorth clients to withdraw assets under management or to decline to place additional assets under management, and may cause potential RidgeWorth clients to delay or defer decisions concerning entering into a relationship with RidgeWorth, which could negatively impact revenues and earnings of RidgeWorth. Similarly, uncertainty regarding the completion of the RidgeWorth Acquisition may foster uncertainty among RidgeWorth employees about their future roles. This may adversely affect the ability of RidgeWorth to attract and retain key management, portfolio management, sales, marketing, and trading personnel, which could have an adverse effect on RidgeWorth’s ability to generate revenues at anticipated levels prior or subsequent to the consummation of the RidgeWorth Acquisition.

Under the U.S. Investment Company Act of 1940, as amended, or the “1940 Act”, the investment advisory agreement between RidgeWorth mutual funds, an open-end management investment company registered under the 1940 Act, and RidgeWorth will terminate automatically in the event RidgeWorth undergoes a change of control as recognized under the 1940 Act and the Advisers Act, which the RidgeWorth Acquisition will constitute such a change of control. In connection with the RidgeWorth Acquisition, shareholders of RidgeWorth mutual funds will be requested to approve a reorganization of each series of RidgeWorth mutual funds into a corresponding series of Virtus Asset Trust. If shareholders of a RidgeWorth mutual fund do not approve the reorganization and the parties to the RidgeWorth Acquisition proceed to close on the RidgeWorth Acquisition, then the investment advisory agreement between such RidgeWorth mutual fund and RidgeWorth will terminate automatically and an interim advisory agreement with RidgeWorth will go into effect to permit additional time to solicit shareholder approval. In such an event, each RidgeWorth mutual fund’s board of trustees may take further action as it deems to be in the best interests of such RidgeWorth mutual fund. In addition, as required by the Advisers Act, each of the investment advisory agreements for the separate accounts and private funds that RidgeWorth manages may not be assigned, as defined in the Advisers Act, without the consent of the client. The withdrawal, renegotiation or termination of any investment advisory agreement relating to a material portion of assets under management would have an adverse impact on RidgeWorth’s results of operations and financial condition as well as any anticipated benefits from the RidgeWorth Acquisition.

If the RidgeWorth Acquisition does not close, we will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

The offering will be consummated prior to the closing of the RidgeWorth Acquisition and we expect to use the net proceeds from this offering, together with the net proceeds of the Concurrent Offering, cash on hand, proceeds from the sale of investments, borrowings pursuant to our committed debt financing and deferred cash and common stock consideration payable to certain RidgeWorth employees in exchange for a portion of their RidgeWorth equity, to finance the RidgeWorth Acquisition and to pay related fees and expenses. See “Use of Proceeds” on page S-35. The RidgeWorth Acquisition is expected to close in mid-2017; however the closing is subject to the satisfaction or waiver of certain conditions, which make the completion and timing of the RidgeWorth Acquisition uncertain, and accordingly, there can be no assurance that all of these conditions will be satisfied, or, if they are, as to the timing of such satisfaction. As a result, the RidgeWorth Acquisition may be delayed or not close at all.

This offering and the Concurrent Offering are not conditioned on the completion of the RidgeWorth Acquisition. Accordingly, if you decide to purchase Mandatory Convertible Preferred Stock in this offering, you should be willing to do so whether or not we complete the RidgeWorth Acquisition. In the event that we fail to consummate the RidgeWorth Acquisition and do not exercise our right to redeem the Mandatory Convertible Preferred Stock, we will have issued a significant number of additional shares of common stock in the Concurrent Offering and will not have acquired the revenue generating assets that would be required to produce the earnings and cash flow we anticipated. As a result, failure to consummate the RidgeWorth Acquisition could adversely affect our earnings per share and our ability to make distributions to stockholders.

In the event we do not consummate the RidgeWorth Acquisition for any reason and we do not exercise our right to redeem the Mandatory Convertible Preferred Stock, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. The use of the net proceeds for the RidgeWorth Acquisition or other corporate purposes may not yield profitable results or increase our market value.

Although the Company expects that the RidgeWorth Acquisition will result in benefits to the Company, the Company may not realize those benefits because of integration difficulties and other challenges.

The success of the RidgeWorth Acquisition will depend in large part on the success of integrating the personnel, operations, strategies, technologies and other components of the two companies’ businesses following the completion of the acquisition. The Company may fail to realize some or all of the anticipated benefits of the RidgeWorth Acquisition if the integration process takes longer than expected or is more costly than expected. The failure of the Company to meet the challenges involved in successfully integrating the operations of RidgeWorth or to otherwise realize any of the anticipated benefits of the RidgeWorth Acquisition could impair the operations of the Company. In addition, the Company anticipates that the overall integration of RidgeWorth will be a time-consuming and expensive process that, without proper planning and effective and timely implementation, could significantly disrupt the Company’s business.

Potential difficulties the combined business may encounter in the integration process include the following:

•	the integration of personnel, operations, strategies, technologies and support services;

•	the disruption of ongoing businesses and distraction of their respective personnel from ongoing business concerns;

•	the retention of the existing clients and the retention or transition of RidgeWorth vendors;

•	the retention of key intermediary distribution relationships;

•	the integration of corporate cultures and maintenance of employee morale;

•	the retention of key employees;

•	the creation of uniform standards, controls, procedures, policies and information systems;

•	the reduction of the costs associated with the combined company’s operations;

•	the consolidation and rationalization of information technology platforms and administrative infrastructures; and

•	potential unknown liabilities associated with the RidgeWorth Acquisition.

The anticipated benefits and synergies include the elimination of duplicative personnel, realization of efficiencies in consolidating duplicative corporate, business support functions and amortization of purchased intangibles for tax purposes. However, these anticipated benefits and synergies assume a successful integration and are based on projections, which are inherently uncertain, and other assumptions. Even if integration is successful, anticipated benefits and synergies may not be achieved.

The incurrence of indebtedness to fund the RidgeWorth Acquisition may impact our financial position and subject us to additional financial and operating restrictions.

In connection with the RidgeWorth Acquisition, we expect to incur a substantial amount of additional indebtedness, which may result in substantially higher borrowing costs and a shorter maturity date than those from other anticipated financing alternatives. Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. The combined company may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

The incurrence of indebtedness contemplated by the debt commitment letter will subject us to additional financial and operating covenants, which may limit our flexibility in responding to our business needs. If we are not able to maintain compliance with stated financial covenants or if we breach other covenants in any debt agreement, related to the new debt facility or otherwise, we could be in default under such agreement. Such a default could allow our creditors to accelerate the related indebtedness and may result in the acceleration of any other indebtedness to which a cross-acceleration or cross-default provision applies.

Our overall leverage and terms of our financing could, among other things:

•	make it more difficult to satisfy our obligations under the terms of our indebtedness, including the new debt facility;

•	limit our ability to refinance our indebtedness on terms acceptable to us or at all;

•	limit our flexibility to plan for and adjust to changing business and market conditions and increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flows to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future acquisitions, working capital, business activities, and other general corporate requirements; and

•	limit our ability to obtain additional financing for working capital, to fund growth or for general corporate purposes, even when necessary to maintain adequate liquidity, particularly if any ratings assigned to our debt securities by rating organizations were revised downward.

The unaudited pro forma financial data for the Company included in this prospectus supplement is preliminary, and the Company’s actual financial position and operations after the RidgeWorth Acquisition may differ materially from the unaudited pro forma financial data included in this prospectus supplement.

We and RidgeWorth have operated separately and will continue to do so until the RidgeWorth Acquisition is consummated. The historical financial statements of RidgeWorth may be different from those that would have resulted had such businesses been operated as part of the Company or from those that may result in the future from these businesses being operated as a part of the Company. Furthermore the Unaudited Pro Forma Condensed Combined Financial Statements and the summary pro forma condensed combined financial information contained in this prospectus supplement are presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the RidgeWorth Acquisition occurred on the date indicated. Further, the Unaudited Pro Forma Condensed Combined Financial Statements and the summary pro forma condensed combined financial information do not purport to project the future operating results or financial position of the combined company following the RidgeWorth Acquisition. The Unaudited Pro Forma Condensed Combined Financial Statements and the summary pro forma condensed combined financial information have been derived from the audited and unaudited financial statements of the Company and RidgeWorth, and certain adjustments and assumptions have been made regarding the combined businesses after giving effect to the transaction. The Company has prepared preliminary estimates of the fair value of RidgeWorth’s assets and liabilities based on discussions with RidgeWorth’s management, preliminary valuation analyses and due diligence which are reflected in the Unaudited Pro Forma Condensed Combined Financial Statements and the summary pro forma consolidated financial information. Upon completion of the RidgeWorth Acquisition, final valuations will be performed. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in differences from the Unaudited Pro Forma Condensed Combined Financial Statements and the summary pro forma consolidated financial information and these differences may be material.

The market price of the Company’s securities may decline in the future as a result of the RidgeWorth Acquisition or other factors.

The market price of the Company’s securities may decline in the future as a result of the RidgeWorth Acquisition for a number of reasons, including:

•	the unsuccessful integration of RidgeWorth and the Company;

•	the failure of the Company to achieve the perceived benefits of the RidgeWorth Acquisition, including financial results, as rapidly as or to the extent anticipated by the Company or financial or industry analysts;

•	decreases in the Company’s revenue or assets under management before or after the closing of the RidgeWorth Acquisition; or

•	general market or economic conditions unrelated to the Company’s performance.

These factors are, to some extent, beyond the control of the Company.

Risks Relating to the Mandatory Convertible Preferred Stock and Our Common Stock

You will bear the risk of a decline in the market price of our common stock between the pricing date for the Mandatory Convertible Preferred Stock and the mandatory conversion date.

The number of shares of our common stock that you will receive upon mandatory conversion of the Mandatory Convertible Preferred Stock is not fixed but instead will depend on the applicable market value of our common stock, which is the average VWAP per share of our common stock over the settlement period, which is the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding February 1, 2020. The aggregate market value of the shares of our common stock that you would receive upon mandatory conversion may be less than the aggregate liquidation preference of the Mandatory Convertible Preferred Stock. Specifically, if the applicable market value of our common stock is less than the initial price, which is calculated by dividing $100.00 by the maximum conversion rate and initially equals approximately $         (which is approximately equal to the per share public offering price of our common stock in the Concurrent Offering), the market value of our common stock that you would receive upon mandatory conversion of each share of the Mandatory Convertible Preferred Stock will be less than the $100.00 liquidation preference per share of Mandatory Convertible Preferred Stock, and an investment in the Mandatory Convertible Preferred Stock would result in a loss. Accordingly, you will bear the risk of a decline in the market price of our common stock. Any such decline could be substantial.

In addition, because the number of shares delivered to you upon mandatory conversion will be based upon the applicable market value, the shares of common stock you receive upon mandatory conversion may be worth less than the shares of common stock you would have received had the applicable market value been equal to the VWAP per share of our common stock on the mandatory conversion date or the average VWAP of our common stock over a different period of days.

Purchasers of our Mandatory Convertible Preferred Stock may not realize any or all of the benefit of an increase in the market price of shares of our common stock. The opportunity for equity appreciation provided by your investment in the Mandatory Convertible Preferred Stock is less than that provided by a direct investment in our common stock.

The market value of each share of our common stock that you will receive upon mandatory conversion of each share of the Mandatory Convertible Preferred Stock on the mandatory conversion date (assuming that dividends on shares of Mandatory Convertible Preferred Stock will be declared and paid in cash) will only exceed the liquidation preference of $100.00 per share of the Mandatory Convertible Preferred Stock if the applicable market value of our common stock exceeds the threshold appreciation price, which is calculated by dividing

$100.00 by the minimum conversion rate and initially equals approximately $        . The threshold appreciation price represents an appreciation of approximately     % over the initial price. If the applicable market value of our common stock is greater than the threshold appreciation price, you will receive on the mandatory conversion date approximately     % (which percentage is equal to the initial price divided by the threshold appreciation price) of the value of our common stock that you would have received if you had made a direct investment in shares of our common stock on the date of this prospectus supplement. This means that the opportunity for equity appreciation provided by an investment in the Mandatory Convertible Preferred Stock is less than that provided by a direct investment in shares of our common stock.

In addition, if the market value of our common stock appreciates and the applicable market value of our common stock is equal to or greater than the initial price but less than or equal to the threshold appreciation price, the aggregate market value of our common stock that you would receive upon mandatory conversion (assuming that dividends on the shares of Mandatory Convertible Preferred Stock will be declared and paid in cash) will only be equal to the aggregate liquidation preference of the Mandatory Convertible Preferred Stock, and you will realize no equity appreciation on our common stock.

The market price of our common stock has been and could remain volatile and will directly affect the market price for our Mandatory Convertible Preferred Stock.

We expect that, generally, the market price of our common stock will affect the market price of our Mandatory Convertible Preferred Stock more than any other single factor. This may result in greater volatility in the market price of our Mandatory Convertible Preferred Stock than would be expected for nonconvertible preferred stock. As the price of our common stock on the NASDAQ Global Market constantly changes, it is impossible to predict whether the price of our common stock will rise or fall. Trading prices of our common stock will be influenced by our financial condition, operating results and prospects and by economic, financial and other factors, such as prevailing interest rates or interest rate volatility and changes in our industry and competitors. In addition, a significant percentage of our common stock is held by a limited number of stockholders. If our larger stockholders decide to liquidate their positions, it could cause significant fluctuation in the share price of our common stock. Public companies with a relatively concentrated level of institutional stockholders, such as we have, often have difficulty generating trading volume in their stock. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, could affect the price of shares of our common stock.

In addition, we expect that the market price of our Mandatory Convertible Preferred Stock will be influenced by yield and interest rates in the capital markets, the time remaining to the mandatory conversion date, our creditworthiness and the occurrence of certain events affecting us that do not require an adjustment to the fixed conversion rates. Fluctuations in yield rates in particular may give rise to arbitrage opportunities based upon changes in the relative values of our Mandatory Convertible Preferred Stock and our common stock. Any such arbitrage could, in turn, affect the market prices of our common stock and our Mandatory Convertible Preferred Stock. The market price of our common stock could also be affected by possible sales of our common stock by investors who view our Mandatory Convertible Preferred Stock as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the market price of our Mandatory Convertible Preferred Stock.

The Concurrent Offering and future sales of substantial amounts of our common stock could affect the market price of our common stock.

Concurrently with this offering, we are offering approximately $100.0 million in shares of common stock before underwriting discounts and expenses (or approximately $115.0 million in shares of common stock before underwriting discounts and expenses if the underwriters exercise their option to purchase additional shares in full) in a public offering. The completion of this offering is not contingent on the closing of the Concurrent Offering (nor is the completion of the Concurrent Offering contingent on the closing of this offering). The

Concurrent Offering and future sales of substantial amounts of our common stock or other securities convertible or exchangeable into shares of our common stock into the public market whether by us or any of our security holders, including shares of common stock issued and delivered pursuant to the terms of the Mandatory Convertible Preferred Stock or issued upon exercise of options or warrants, or the vesting of restricted stock units, or perceptions that those sales and/or conversions or exchanges could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital in the future.

The adjustment to the conversion rate and the payment of the Fundamental Change Dividend Make-whole Amount upon the occurrence of certain Fundamental Changes may not adequately compensate you for the lost option value and lost dividends as a result of early conversion upon a Fundamental Change.

If a Fundamental Change (as defined in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) occurs on or prior to February 1, 2020, the Fundamental Change Conversion Rate will apply to any shares of Mandatory Convertible Preferred Stock converted during the Fundamental Change Conversion Period (as defined in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) and, with respect to those shares of Mandatory Convertible Preferred Stock converted, you will also receive, among other consideration, a Fundamental Change Dividend Make-whole Amount (subject to our right to deliver shares of common stock in lieu of all or part of such amount in cash). The Fundamental Change Conversion Rate will be determined as described in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.”

Although this adjustment to the conversion rate and the payment of the Fundamental Change Dividend Make-whole Amount are generally designed to compensate you for the lost option value of the Mandatory Convertible Preferred Stock and lost dividends that you will suffer as a result of converting your Mandatory Convertible Preferred Stock upon a Fundamental Change, the Fundamental Change Conversion Rate and Fundamental Change Dividend Make-whole Amount are only an approximation of such lost option value and lost dividends and may not adequately compensate you for your actual loss. In addition, if the price of our common stock is less than $         per share or more than $         per share, the feature of the Fundamental Change Conversion Rate will not compensate you for any loss suffered in connection with a Fundamental Change.

In addition, the agreements governing any of our and our subsidiaries’ existing or future indebtedness may limit our ability to pay cash or deliver shares of our common stock, as the case may be, to converting holders upon a Fundamental Change unless we can repay or refinance the amounts outstanding under such agreements.

Furthermore, our obligation to adjust the conversion rate in connection with a Fundamental Change and pay the Fundamental Change Dividend Make-whole Amount (whether paid or delivered, as the case may be, in cash or shares of our common stock) could be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The fixed conversion rates of the Mandatory Convertible Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the Mandatory Convertible Preferred Stock or the common stock issuable upon conversion of the Mandatory Convertible Preferred Stock.

The fixed conversion rates of the Mandatory Convertible Preferred Stock are subject to adjustment only for the issuance of certain stock dividends on our common stock, subdivisions or combinations of our common stock, the issuance of certain rights, options or warrants to holders of our common stock, distributions of capital stock, indebtedness, or assets to holders of our common stock, cash dividends, and certain issuer tender or exchange offers as described under “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.” However, other events, such as employee stock option grants, offerings of our common stock or securities convertible into common stock for cash or in connection with acquisitions, or third-party tender or exchange offers, which may adversely affect the market price of our common stock, may not result in any adjustment, even though these other events may adversely affect the market price of our common stock and, therefore, the market price of the Mandatory Convertible Preferred Stock. In addition, the terms of our Mandatory Convertible Preferred Stock do not restrict our ability to offer common stock or securities convertible into common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the specific interests of the holders of our Mandatory Convertible Preferred Stock in engaging in any such offering or transaction.

The Mandatory Convertible Preferred Stock is subject to redemption in whole, but not in part, at our option upon the occurrence of an Acquisition Termination Event or if the RidgeWorth Acquisition is not consummated on or prior to the close of business on September 30, 2017.

We will have the option to redeem the Mandatory Convertible Preferred Stock, in whole but not in part, if (i) on or before the close of business on September 30, 2017, the consummation of the RidgeWorth Acquisition has not occurred, or (ii) an Acquisition Termination Event (as defined herein) occurs prior to such date, at a redemption price equal to $100.00 per share of Mandatory Convertible Preferred Stock plus accumulated and unpaid dividends to, but excluding, the date of redemption (whether or not declared) or, in certain circumstances, at an early redemption price that includes a make-whole adjustment. Investors will not have any rights to require us to redeem or repurchase the Mandatory Convertible Preferred Stock, whether or not an Acquisition Termination event occurs or the RidgeWorth Acquisition is not consummated by September 30, 2017. Further, investors will not have any right to require us to repurchase the Mandatory Convertible Preferred Stock if, subsequent to the completion of this offering, we or RidgeWorth experience any changes in our business or financial condition or if the terms of the RidgeWorth Acquisition or the financing thereof change.

Although the redemption price is designed to compensate you for the lost option value of your Mandatory Convertible Preferred Stock and lost dividends as a result of the acquisition termination redemption, it is only an approximation of such lost value and may not adequately compensate you for your actual loss. If we redeem the Mandatory Convertible Preferred Stock, you may not obtain your expected return and you may not be able to reinvest the proceeds from such redemption in an investment that results in a comparable return.

The proceeds of this offering will not be deposited into an escrow account in favor of holders of Mandatory Convertible Preferred Stock pending any acquisition termination redemption of the Mandatory Convertible Preferred Stock. Our ability to pay the redemption price to holders of the Mandatory Convertible Preferred Stock in connection with an acquisition termination redemption may be limited by our then-existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of the Mandatory Convertible Preferred Stock following our election to redeem the Mandatory Convertible Preferred Stock.

Recent regulatory actions may adversely affect the trading price and liquidity of the Mandatory Convertible Preferred Stock.

Investors in, and potential purchasers of, the Mandatory Convertible Preferred Stock who employ, or seek to employ, a convertible arbitrage strategy with respect to the Mandatory Convertible Preferred Stock may be adversely impacted by regulatory developments that may limit or restrict such a strategy. The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that restrict and otherwise regulate short selling and over-the-counter swaps and security-based swaps, which restrictions and regulations may adversely affect the ability of investors in, or potential purchasers of, the Mandatory Convertible Preferred Stock to conduct a convertible arbitrage strategy with respect to the Mandatory Convertible Preferred Stock. This could, in turn, adversely affect the trading price and liquidity of the Mandatory Convertible Preferred Stock.

You will have no rights with respect to our common stock until the Mandatory Convertible Preferred Stock is converted, but you may be adversely affected by certain changes made with respect to our common stock.

You will have no rights with respect to our common stock, including voting rights, rights to respond to common stock tender offers, if any, and rights to receive dividends or other distributions on shares of our common stock, if any (other than through a conversion rate adjustment), prior to the conversion date with respect to a conversion of the Mandatory Convertible Preferred Stock, but your investment in the Mandatory Convertible Preferred Stock may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of shares of our common stock only as to matters for which the record date occurs on or after the conversion date. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment (unless it would adversely affect the special rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock), although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock, even if your Mandatory Convertible Preferred Stock has been converted into shares of our common stock prior to the effective date of such change. See “Description of Common Stock” for further discussion of our common stock.

You will have no voting rights with respect to the Mandatory Convertible Preferred Stock except under limited circumstances.

You will have no voting rights with respect to the Mandatory Convertible Preferred Stock, except with respect to certain amendments to the terms of the Mandatory Convertible Preferred Stock, in the case of certain dividend arrearages, in certain other limited circumstances and except as specifically required by Delaware corporate law or by our certificate of incorporation. You will have no right to vote for any members of our board of directors except in the case of certain dividend arrearages.

If dividends on any Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date of the Mandatory Convertible Preferred Stock and ending on, but excluding, May 1, 2017), whether or not for consecutive dividend periods, the holders of such Mandatory Convertible Preferred Stock, voting together as a single class with holders of all other series of preferred stock ranking equally with the Mandatory Convertible Preferred Stock and having similar voting rights, will be entitled at our next special or annual meeting of stockholders to vote for the election of a total of two additional members of our board of directors, subject to certain limitations described in “Description of Mandatory Convertible Preferred Stock—Voting Rights.”

The Mandatory Convertible Preferred Stock will rank junior to all of our and our subsidiaries’ consolidated liabilities.

In the event of a bankruptcy, liquidation, dissolution or winding up, our assets will be available to pay obligations on the Mandatory Convertible Preferred Stock only after all of our consolidated liabilities have been paid. In addition, the Mandatory Convertible Preferred Stock will rank structurally junior to all existing and future liabilities of our subsidiaries. Your rights to participate in the assets of our subsidiaries upon any bankruptcy, liquidation, dissolution or winding up of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors. In the event of a bankruptcy, liquidation, dissolution or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of the Mandatory Convertible Preferred Stock then outstanding.

As of September 30, 2016, we had no long term debt outstanding, and, on a pro forma basis after giving effect to the RidgeWorth Acquisition, including the incurrence of debt under the new debt facility to partially fund the acquisition, would have had approximately $275.0 million of outstanding secured indebtedness and an additional

$100.0 million of availability under our revolving credit facility, all of which would be secured indebtedness. See “Unaudited Pro Forma Condensed Combined Financial Data.” In addition, we have the ability to, and may incur, additional indebtedness in the future.

Our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our stockholders. Any preferred stock that is issued will rank ahead of our common stock in terms of dividends and liquidation rights. If we issue preferred stock, it may adversely affect the market price of our common stock. Our board of directors also has the power, without stockholder approval, subject to applicable law, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights and preferences over our common stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of shares of the Mandatory Convertible Preferred Stock and our common stock or the market price of the Mandatory Convertible Preferred Stock and our common stock could be adversely affected. See “Description of Preferred Stock” in the accompanying prospectus.

Our ability to declare and pay dividends on the Mandatory Convertible Preferred Stock may be limited.

Our declaration and payment of dividends on the shares of Mandatory Convertible Preferred Stock in the future will be determined by our board of directors (or an authorized committee thereof) in its sole discretion and will depend on our financial condition, earnings, growth prospects, other uses of cash, funding requirements, applicable law and other factors our board of directors deems relevant.

The agreements governing any of our and our subsidiaries’ existing or future indebtedness may limit our ability to declare and pay cash dividends on the shares of our capital stock, including the shares of Mandatory Convertible Preferred Stock. In the event that the agreements governing any such indebtedness restrict our ability to declare and pay dividends in cash on the shares of Mandatory Convertible Preferred Stock, we may be unable to declare and pay dividends in cash on the shares of Mandatory Convertible Preferred Stock unless we can repay or refinance the amounts outstanding under such agreements.

In addition, under Delaware corporate law, our board of directors (or an authorized committee thereof) may only declare and pay dividends on shares of our capital stock out of our statutory “surplus” (which is defined as the amount equal to total assets minus total liabilities, in each case at fair market value, minus statutory capital), or if there is no such surplus, out of our net profits for the then current and/or immediately preceding fiscal year. Further, even if we are permitted under our contractual obligations and Delaware law to declare and pay cash dividends on the shares of Mandatory Convertible Preferred Stock, we may not have sufficient cash to declare and pay dividends in cash on the shares of Mandatory Convertible Preferred Stock.

If upon mandatory conversion we have not declared all or any portion of the accumulated and unpaid dividends payable on the Mandatory Convertible Preferred Stock, the applicable conversion rate will be adjusted so that holders receive an additional number of shares of common stock having a market value generally equal to the amount of such accumulated and unpaid dividends, subject to the limitations described under “Description of the Mandatory Convertible Preferred Stock—Mandatory Conversion”. As a result of such limitations, the market value of such additional number of shares of common stock may be less than the amount of such accumulated and unpaid dividends. To the extent that the amount of such accumulated and unpaid dividends exceeds the product of such number of additional shares and 97% of the Average Price (as defined herein), we will, if we are able to do so under applicable law and in compliance with our indebtedness, declare and pay such excess amount in cash pro rata to the holders of the Mandatory Convertible Preferred Stock; however, to the extent we are not permitted to do so, you will not receive such dividends.

If upon an early conversion at the option of a holder (other than during a Fundamental Change), we have not declared and paid all or any portion of the accumulated dividends payable on the Mandatory Convertible Preferred Stock for all full dividend periods ending on or before the dividend payment date prior to such early conversion date, the applicable conversion rate will be adjusted so that converting holders receive an additional number of shares of our common stock having a market value generally equal to the amount of such accumulated and unpaid dividends, subject to the limitations described under “Description of Mandatory Convertible Preferred Stock—Early Conversion at the Option of the Holder”. As a result of such limitations, the market value of such additional number of shares of common stock may be less than the amount of such accumulated and unpaid dividends. To the extent that the amount of such accumulated and unpaid dividends exceeds the product of such number of additional shares and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

If upon an early conversion during the fundamental change conversion period we have not declared all or any portion of the accumulated and unpaid dividends payable on the Mandatory Convertible Preferred Stock for specified periods, we will pay the amount of such accumulated and unpaid dividends in cash, shares of our common stock (or units of exchange property) or any combination thereof, in our sole discretion (or, in certain circumstances, make a corresponding adjustment to the conversion rate), subject in each case to the limitations described under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” If these limitations to the delivery in shares in payment of accumulated and unpaid dividends are reached, we will pay the shortfall in cash if we are permitted to do so under applicable law and in compliance with our indebtedness; however, to the extent we are not permitted to do so, we will make an adjustment to the conversion rate; provided that we will not have an obligation to pay the shortfall in cash if these limits to the adjustment of the conversion rate are reached.

You may be subject to tax with respect to the Mandatory Convertible Preferred Stock even though you do not receive a corresponding cash distribution.

The fixed conversion rates of the Mandatory Convertible Preferred Stock are subject to adjustment in certain circumstances. See “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.” If, as a result of an adjustment (or failure to make an adjustment), your proportionate interest in our assets or earnings and profits is increased, you may be deemed to have received, for U.S. federal income tax purposes, a taxable distribution without the receipt of any cash or property. In addition, we may make distributions to holders of the Mandatory Convertible Preferred Stock that are paid in shares of our common stock. Any such distribution might be taxable to the same extent as a cash distribution of the same amount. In these circumstances and possibly others, a holder of Mandatory Convertible Preferred Stock may be subject to tax even though it has received no cash with which to pay that tax, thus giving rise to an out-of-pocket expense. See “Material U.S. Federal Income Tax Considerations” for a further discussion of the U.S. federal income tax considerations.

Certain rights of the holders of the Mandatory Convertible Preferred Stock could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, the ability of holders of Mandatory Convertible Preferred Stock to exercise their rights associated with a potential Fundamental Change.

Certain rights of the holders of the Mandatory Convertible Preferred Stock could make it more difficult or more expensive for a third party to acquire us. For example, if a Fundamental Change were to occur on or prior to February 1, 2020, holders of the Mandatory Convertible Preferred Stock may have the right to convert their Mandatory Convertible Preferred Stock, in whole or in part, at an increased conversion rate and will also be entitled to receive a Fundamental Change Dividend Make-whole Amount equal to the present value of all remaining dividend payments on their Mandatory Convertible Preferred Stock. See “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” These features of the Mandatory Convertible Preferred Stock could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.

In addition, provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. See “Description of Common Stock” and “Description of Preferred Stock” in the accompanying prospectus.

An active trading market for the Mandatory Convertible Preferred Stock does not exist and may not develop.

The Mandatory Convertible Preferred Stock is a new issue of securities with no established trading market. The liquidity of the trading market in the Mandatory Convertible Preferred Stock, and the market price quoted for the Mandatory Convertible Preferred Stock, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. We intend to apply to list the Mandatory Convertible Preferred Stock on the NASDAQ Global Market under the symbol “VRTSP.” Even if the Mandatory Convertible Preferred Stock is approved for listing on NASDAQ, such listing does not guarantee that a trading market for the Mandatory Convertible Preferred Stock will develop or, if a trading market for the Mandatory Convertible Preferred Stock does develop, the depth or liquidity of that market. If an active trading market does not develop or is not maintained, the market price and liquidity of the Mandatory Convertible Preferred Stock may be adversely affected. In that case you may not be able to sell your Mandatory Convertible Preferred Stock at a particular time or you may not be able to sell your Mandatory Convertible Preferred Stock at a favorable price. In addition, as shares of the Mandatory Convertible Preferred Stock are converted, the liquidity of the Mandatory Convertible Preferred Stock that remains outstanding may decrease.

Risks Relating to Our Business

We are subject to an extensive and complex regulatory environment, and changes in regulations or failure to comply with regulation could adversely affect our revenues and profitability.

The investment management industry in which we operate is subject to extensive and frequently changing regulation. We are regulated by the SEC under the Exchange Act, the Investment Company Act and the Investment Advisers Act, and we are subject to regulation by the Commodities Futures Trading Commission under the Commodities Exchange Act. Our Global Funds are subject to regulation by the CBI. We are also regulated by FINRA, the Department of Labor under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as well as other federal and state laws and regulations.

The regulatory environment that we operate in changes often and has seen increased regulatory focus in recent years. For example, in fiscal 2015, the SEC proposed new rules addressing liquidity risk management by registered open-end funds and the use of derivatives by registered open-end and closed-end funds. If these regulations are adopted substantially as proposed, they could materially impact the provision of investment services or limit opportunities for certain funds we manage and increase our management and administration costs, with potential adverse effects on our revenues, expenses and results of operations. In addition, in April 2016, the Department of Labor issued a new fiduciary rule that will subject financial professionals who provide investment advice to certain U.S. retirement clients to a new fiduciary duty intended to address conflicts of interests. We believe that the rule could significantly impact the ability of financial professionals to provide investment advice and recommendations for retirement accounts about funds for which they receive a fee from the fund or its affiliates. This rule may impact the compensation paid to the financial intermediaries who sell our funds to their retirement clients and may negatively impact our business.

Although we spend extensive time and resources on compliance efforts designed to ensure compliance with all applicable laws and regulations, if we or our affiliates fail to timely and properly modify and update our compliance procedures in this changing and highly complex regulatory environment, we may be subject to various legal proceedings, including civil litigation, governmental investigations and enforcement actions and result in fines, penalties or suspensions of individual employees or limitations on particular business activities which could have an adverse impact on our results of operations and financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference herein and therein contain statements that are, or may be considered to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”. All statements that are not historical facts, including statements about our beliefs or expectations, the RidgeWorth Acquisition and the use of proceeds from this offering, the Concurrent Offering, and the new debt facility, are forward-looking statements. These statements may be identified by such forward-looking terminology as “expect,” “estimate,” “intent,” “plan,” “intend,” “believe,” “anticipate,” “may,” “will,” “should,” “could,” “continue,” “project,” “opportunity,” “predict,” “would,” “potential,” “future,” “forecast,” “guarantee,” “assume,” “likely,” “target” or similar statements or variations of such terms.

Our forward-looking statements are based on a series of expectations, assumptions and projections about us and the markets in which we operate, are not guarantees of future results or performance and involve substantial risks and uncertainty, including assumptions and projections concerning our assets under management, net cash inflows and outflows, operating cash flows, business plans, credit facilities, and our ability to consummate and integrate the RidgeWorth Acquisition and the integration of RidgeWorth and any other businesses we have acquired or may acquire into our existing operations, for all future periods. All of our forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference herein and therein are as of the date of this prospectus supplement or the date of the documents that are incorporated by reference herein only.

We can give no assurance that such expectations or forward-looking statements will prove to be correct. Actual results may differ materially. We do not undertake or plan to update or revise any such forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this prospectus supplement, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. If there are any future public statements or disclosures by us which modify or impact any of the forward-looking statements contained in or accompanying this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference herein and therein, such statements or disclosures will be deemed to modify or supersede such statements in this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference herein and therein.

Our business and our forward-looking statements involve substantial known and unknown risks and uncertainties, including those discussed under “Risk Factors” in this prospectus supplement and the accompanying prospectus and “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016. Any occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this prospectus supplement and the accompanying prospectus or included in our periodic reports filed with the SEC could materially and adversely affect our operations, financial results, cash flows, prospects and liquidity. You are urged to carefully consider all such factors.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be $96.5 million (or $111.0 if the underwriters exercise their option to purchase additional shares in full), after deducting the estimated underwriting discounts and offering expenses. It is possible that, based on market conditions, we may increase or decrease the number of shares of Mandatory Convertible Preferred Stock offered hereby.

We currently intend to use the net proceeds from this offering, together with the net proceeds of the Concurrent Offering, cash on hand, proceeds from the sale of investments, borrowings pursuant to our committed debt financing and deferred cash and common stock of Virtus to be paid or issued as consideration to certain RidgeWorth employees in exchange for a portion of their RidgeWorth equity, to finance the RidgeWorth Acquisition and to pay related fees and expenses. We may invest the net proceeds temporarily until we use them for their stated purpose.

The closing of this offering will occur prior to the consummation of the RidgeWorth Acquisition. This offering is not conditioned upon the closing of the Concurrent Offering or the completion of the RidgeWorth Acquisition. In the event that the RidgeWorth Acquisition does not close for any reason, then the net proceeds from this offering would be available for general corporate purposes if we do not exercise our right to redeem the Mandatory Convertible Preferred Stock.

The following table outlines the sources and uses of funds for the RidgeWorth Acquisition. The table assumes that the RidgeWorth Acquisition, the new debt financing, the Concurrent Offering and this offering are completed simultaneously, although the Concurrent Offering and this offering are expected to close prior to the consummation of the RidgeWorth Acquisition.

All of the amounts in the following table are estimated. The actual amount of gross proceeds from this offering may be different from the amount reflected in the following table, and other actual amounts may vary from the estimated amounts set forth below.

Sources of Funds		Uses of Funds
(dollars in millions)
Common stock offering	$100.0	RidgeWorth Acquisition consideration(1)	$513.0
Mandatory convertible preferred stock offering	100.0	Related fees and expenses(2)	25.8
Common stock consideration issued to certain RidgeWorth employees for their RidgeWorth equity	25.0
New debt financing	275.0
Deferred cash consideration paid to certain RidgeWorth employees for their RidgeWorth equity	5.0
Cash on hand and proceeds from the sale of investments	33.8

Total	$538.8	Total	$538.8

(1)	Estimated purchase price as of December 16, 2016.
(2)	Includes discounts and expenses of this offering and the Concurrent Offering, expenses relating to the new debt financing and expenses relating to the RidgeWorth Acquisition.

To the extent that the aggregate gross proceeds from this offering and the Concurrent Offering are less than or greater than the aggregate amount assumed in the above table (whether due to a change in the public offering price for the common stock or number of shares of common stock or Mandatory Convertible Preferred Stock issued or sold), subject to certain limitations, the amount of debt borrowed pursuant to the new debt financing would be adjusted by such amount.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the NASDAQ Global Market under the trading symbol “VRTS.” The table below sets forth the high and low sale prices of our common stock on the NASDAQ Global Market during the periods indicated.

	Price Range of Common Stock
	High	Low
Year ended December 31, 2015
First quarter	$171.00	126.94
Second quarter	147.77	113.47
Third quarter	134.78	97.37
Fourth quarter	141.97	94.52
Year ending December 31, 2016
First quarter	$120.09	73.33
Second quarter	83.57	66.12
Third quarter	104.73	69.78
Fourth quarter	128.10	92.80
Year ending December 31, 2017
First quarter (through January 24, 2017)	$126.55	116.53

The last reported sale price of our common stock on the NASDAQ Global Market on January 24, 2017 was $125.00 per share. As of January 24, 2017, there were approximately 57,936 holders of our common stock.

COMMON STOCK DIVIDEND POLICY

The owners of our common stock may receive dividends when declared by our board of directors from funds legally available for the payment of dividends.

The Company has paid a quarterly cash dividend of $0.45 per share of common stock since the third quarter of 2014. The declaration, payment and determination of the amount of our quarterly dividend may change at any time. In making decisions regarding our quarterly dividend, we consider general economic and business conditions, our strategic plans and prospects, our business and investment opportunities, our financial condition and operating results, working capital requirements and anticipated cash needs, contractual restrictions (including under the terms of the Mandatory Convertible Preferred Stock) and obligations, legal, tax, regulatory and other restrictions that may have implications on the payment of distributions by us to our common stockholders or by our subsidiaries to us, and such other factors as we may deem relevant. We cannot assure that any distributions, whether quarterly or otherwise, will be paid.

Our ability to pay dividends in excess of our current quarterly dividend will be subject to restrictions under the terms of the indebtedness contemplated by the debt commitment letter. In addition, the terms of the Mandatory Convertible Preferred Stock will provide for an adjustment to the conversion rate in the event of a cash dividend payment in excess of our current quarterly dividend.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of September 30, 2016:

•	on an actual basis;

•	on an as adjusted basis to give effect to the issuance and sale of 1,000,000 shares of our Mandatory Convertible Preferred Stock in this offering (but not the application of the net proceeds therefrom) at a public offering price of $100.00 per share, less the estimated underwriting discounts and offering expenses;

•	on an as further adjusted basis to also give effect to the net proceeds from the Concurrent Offering (but not the application of the net proceeds therefrom) at an assumed public offering price of $125.00 per share of common stock, which is the last reported sale price of our common stock on January 24, 2017, less the estimated underwriting discounts and offering expenses; and

•	on a pro forma basis to give effect to the consummation of the RidgeWorth Acquisition, including the incurrence of $275.0 million of debt under the new debt facility ($257.7 million (net of issuance costs)), estimated financing related and transaction costs of $25.8 million, the application of the net proceeds from this offering and the Concurrent Offering and the issuance of $25.0 million of common stock consideration to certain RidgeWorth employees (but does not give effect to $5.0 million deferred cash consideration paid to certain RidgeWorth employees).

The information set forth below is unaudited and should be read in conjunction with, and is qualified in its entirety by reference to, “Unaudited Pro Forma Condensed Combined Financial Statements” and “—Summary Historical Consolidated Financial Data Of Virtus” above and our unaudited condensed consolidated financial statements and the related notes thereto contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which is incorporated by reference into this prospectus supplement. Investors should not place undue reliance on the as further adjusted or pro forma information in this prospectus supplement because this offering is not contingent upon any of the transactions reflected in the adjustments included in the following information.

	As of September 30, 2016
	Actual	As Adjusted for this Offering	As Further Adjusted for the Concurrent Offering	Pro Forma for the RidgeWorth Acquisition(1)
	(in thousands, except share data)
Cash and Cash Equivalents (2)(3)	$165,421	$261,921	$356,921	$150,093

Long-term debt:
Existing revolving credit facility (3)	—	—	—	—
New term loan facility (net of issuance costs)	—	—	—	257,713
New revolving credit facility	—	—	—	—

Total long-term debt (3)	—	—	—	257,713
Redeemable noncontrolling interests	30,301	30,301	30,301	30,301
Stockholders’ equity:
Preferred Stock, par value $0.01 per share:
250,000,000 shares authorized for issuance; no shares issued and outstanding on an actual basis;	—	96,500	96,500	96,500
Common stock, par value $0.01 per share:
1,000,000,000 shares authorized for issuance, 7,609,753 shares issued and outstanding on an actual basis and on as adjusted basis; 8,409,753 shares issued and outstanding on an as further adjusted basis; 8,609,753 shares issued and outstanding on a pro forma basis (3)(4)	91	91	99	101
Additional paid-in capital	1,089,350	1,089,350	1,184,342	1,209,340
Accumulated deficit	(436,705)	(436,705)	(436,705)	(446,537)
Accumulated other comprehensive loss	(235)	(235)	(235)	(235)
Treasury stock, at cost, 1,502,299 shares as of September 30, 2016 (3)	(182,702)	(182,702)	(182,702)	(182,702)

Total equity attributable to stockholders	469,799	566,299	661,299	676,467
Noncontrolling interest	—	—	—	—

Total stockholders’ equity	469,799	566,299	661,299	676,467

Total capitalization	$500,100	$596,600	$691,600	$964,481

(1)	The pro forma information in the above capitalization table has been updated from the pro forma information filed on our Current Report on Form 8-K on December 22, 2016 to reflect this offering and the Concurrent Offering, as reflected in our Current Report on Form 8-K/A filed on January 25, 2017.
(2)	Excludes balances of consolidated investment products.
(3)	As of December 31, 2016, our cash and cash equivalents totaled $64,588 and our long term debt was $30,000 (drawn under our existing revolving credit facility). This reflects, among other things, the October 27, 2016 repurchase of 1,727,746 shares of common stock from Bank of Montreal Holding Inc. at a price of $93.50 per share for a total purchase price of $161,500. To effect this transaction, the Company used $131,500 of cash and cash equivalents and borrowed $30,000 on its senior unsecured revolving credit facility, which as a condition to the incurrence of debt under the new facility is required to be repaid in full and is expected to be repaid with cash on hand.
(4)	Does not give effect to shares issuable upon the exercisable of stock options, vesting of restricted stock units, any shares reserved for future grant or issuance pursuant to our stock-based compensation plan, any shares issued in payment of a dividend on our Mandatory Convertible Preferred Stock or any shares issued pursuant to an acquisition termination redemption.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Nine Months Ended September 30, 2016	Year Ended December 31,
(In thousands)		2015	2014	2013	2012	2011
Earnings available for fixed charges:
Earnings (1)	$56,144	$71,199	$136,561	$119,807	$64,702	$13,215
Fixed charges	1,404	1,800	1,629	1,754	1,720	1,587
Total earnings available for fixed charges	$54,704	$69,399	$134,932	$118,053	$62,982	$11,628
Fixed Charges and Preferred Dividends:
Interest expense	$389	$523	$537	$782	$854	$782
Portion of rentals representative of interest factor (2)	1,015	1,277	1,092	972	866	805
Preferred stockholder dividends* (3)	—	—	—	—	—	9,482
Total fixed charges	$1,404	$1,800	$1,629	$1,754	$1,720	$11,069
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	38.99	38.56	82.83	67.30	36.62	1.05

*	The Company did not have any issued and outstanding preferred shares after January 6, 2012.
(1)	Earnings is derived from our consolidated statement of operations, included in our financial statements, as the Sum of: Income before income tax expense (benefit), Income (loss) from Equity method investments and Noncontrolling interests.
(2)	The interest factor in rent expense is estimated as one-third of rental expense.
(3)	Calculated based on the pre-tax earnings required to cover preferred stockholder dividends accrued during each respective period.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2016 and for the year ended December 31, 2015, combine the historical consolidated statements of operations of the Company and RidgeWorth for those periods, giving effect to the RidgeWorth Acquisition as if it had been consummated on January 1, 2015, the beginning of the full year period presented. The following Unaudited Pro Forma Condensed Combined Balance Sheet combines the consolidated balance sheets of the Company and RidgeWorth, giving effect to the RidgeWorth Acquisition as if it had been consummated on September 30, 2016. The Company and RidgeWorth have the same fiscal year ends and, as such, no adjustments are necessary to align the reporting periods.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations, with the Company considered as the accounting acquirer and RidgeWorth as the accounting acquiree. Accordingly, consideration paid by the Company to complete the RidgeWorth Acquisition will be allocated to identifiable assets and liabilities of RidgeWorth based on their estimated fair values as of the closing date of the RidgeWorth Acquisition.

As of the date of this prospectus supplement and the accompanying prospectus, the RidgeWorth Acquisition has not closed and the Company has not completed the detailed valuation analysis necessary to arrive at the required estimates of the fair value of RidgeWorth’s assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform RidgeWorth’s accounting policies to the Company’s accounting policies. A final determination of the fair value of RidgeWorth’s assets and liabilities, including intangible assets with both indefinite or definite lives, will be based on the actual net tangible and intangible assets and liabilities of RidgeWorth that exist as of the closing date of the RidgeWorth Acquisition and, therefore, cannot be made prior to the completion of the RidgeWorth Acquisition. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The Company has prepared preliminary estimates of the fair value of RidgeWorth’s assets and liabilities based on discussions with RidgeWorth’s management, preliminary valuation analyses and due diligence which are reflected in the Unaudited Pro Forma Condensed Combined Financial Statements. Upon completion of the RidgeWorth Acquisition, final valuations will be performed. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in differences from the Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations and these differences may be material. In addition, an estimated effective tax rate was used in preparation of these Unaudited Pro Forma Condensed Combined Financial Statements. The actual effective tax rate may differ from this estimate.

Assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial information, or the “pro forma adjustments”, are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are: (1) directly attributable to the RidgeWorth Acquisition; (2) factually supportable; and (3) with respect to the Unaudited Pro Forma Condensed Combined Statements of Operations, expected to have a continuing impact on the combined results following the RidgeWorth Acquisition. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the RidgeWorth Acquisition occurred on the date indicated. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the combined company following the RidgeWorth Acquisition.

These Unaudited Pro Forma Condensed Combined Financial Statements have been derived from, and should be read in conjunction with, the following, each of which is incorporated by reference into this prospectus supplement:

•	The unaudited condensed consolidated financial statements of the Company as of and for the nine-month period ended September 30, 2016, as contained in its Quarterly Report on Form 10-Q filed on November 7, 2016.

•	The audited consolidated financial statements of the Company as of and for the year ended December 31, 2015, as contained in its Annual Report on Form 10-K filed on February 24, 2016.

•	The unaudited consolidated financial statements of RidgeWorth as of and for the nine-month period ended September 30, 2016, attached as an exhibit to the Company’s Current Report on Form 8-K filed on December 22, 2016.

•	The audited consolidated financial statements of RidgeWorth as of and for the years ended December 31, 2015 and December 31, 2014, the audited consolidated financial statements of RidgeWorth Capital Management LLC as of May 30, 2014 and for the period January 1, 2014 to May 30, 2014, and the audited consolidated financial statements of RidgeWorth Capital Management, Inc. as of and for the year ended December 31, 2013 attached as an exhibit to the Company’s Current Report on Form 8-K filed on December 22, 2016.

The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the costs of any integration activities or any future cost savings from the RidgeWorth Acquisition. Although the Company believes that there will be integration costs and that cost savings will be realized following the RidgeWorth Acquisition, there can be no assurance that these costs savings will be achieved in full or at all. In addition, the Unaudited Pro Forma Condensed Combined Statements of Operations do not include other one-time costs directly attributable to the RidgeWorth Acquisition or professional fees incurred by the Company or RidgeWorth pursuant to provisions contained in the merger agreement as those costs are not considered part of the purchase price nor are they expected to have a continuing impact on the combined company.

The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the October 27, 2016 repurchase of 1,727,746 shares of the Company’s common stock from Bank of Montreal Holding Inc. at a price of $93.50 per share for a total purchase price of $161.5 million. To effect this transaction, the Company used $131.5 million of cash and cash equivalents and borrowed $30.0 million on its senior unsecured revolving credit facility, which as a condition to the incurrence of debt under the new facility is required to be repaid in full and is expected to be repaid with cash on hand.

The pro forma information presented below has been updated from the pro forma information filed on the Company’s Current Report on Form 8-K filed on December 22, 2016, as reflected in our Current Report on Form 8-K/A filed on January 25, 2017.

Virtus Investment Partners, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months Ended September 30, 2016

($ in thousands, except per share data)	Historical Virtus	Historical RidgeWorth	Reclassifications (1)	Note References	Acquisition & Financing Adjustments (2)	Note References	Pro Forma Combined
Revenues
Investment management fees	$176,234	$106,387	$—		—		$282,621
Distribution and service fees	36,761	—	—		—		36,761
Administration and transfer agent fees	29,085	—	—		—		29,085
Other income and fees	624	—	—		—		624

Total revenues	242,704	106,387	—		—		349,091

Operating Expenses
Employment expenses	102,184	50,797	(1,454)	(a)	3,002	(1)	154,529
Distribution and other asset-based expenses	52,913	4,916	—		—		57,829
Other operating expenses	34,614	20,840	—		—		55,454
Other operating expenses of consolidated sponsored investment products	2,521	—	—		—		2,521
Other operating expenses of consolidated investment products	3,921	—	—		—		3,921
Restructuring and severance	4,270	—	1,454	(a)	—		5,724
Depreciation and other amortization	2,392	1,050			—		3,442
Amortization expense	1,858	3,490	—		8,986	(2)	14,334

Total operating expenses	204,673	81,093	—		11,988		297,754

Operating Income	38,031	25,294	—		(11,988)		51,337

Other Income
Realized and unrealized gain on investments, net	3,584	756	(395)	(b)	—		3,945
Realized and unrealized gain on investments of consolidated sponsored investment products, net	6,928	—	—		—		6,928
Realized and unrealized gain on investments of consolidated investment products, net	2,960	446	—		—		3,406
Other income, net	463	54	395	(b)	—		912

Total other income, net	13,935	1,256	—		—		15,191

Interest Income (Expense)
Interest expense	(389)	(5,031)	—		(8,667)	(3)	(14,087)
Interest and dividend income	1,113	406	—		—		1,519
Interest and dividend income of investments consolidated sponsored investment products	6,021	—	—		—		6,021
Interest expense of consolidated investment products	(10,188)	(10,514)	—		—		(20,702)
Interest income of consolidated investment products	8,835	15,339	—		—		24,174

Total interest income, net	5,392	200	—		(8,667)		(3,075)

Income Before Income Taxes	57,358	26,750	—		(20,655)		63,453

Income tax expense	20,512	—	—		2,402	(4)	22,914

Net Income	36,846	26,750	—		(23,057)		40,539

Noncontrolling interests	(770)	—	—		—		(770)

Net Income Attributable to Stockholders	$36,076	$26,750	$—		$(23,057)		$39,769

Preferred stock dividends	—	—	—		5,438	(5)	5,438

Net Income Attributable to Common Stockholders	$36,076	$26,750	$—		$(28,495)		$34,331

Earnings per Share-Basic	$4.47	$—	$—		$—		$3.79

Earnings per Share-Diluted	$4.39	$—	$—		$—		$3.71

Cash Dividends Declared per Share	$1.35	$—	$—		$—		$1.35

Weighted Average Shares Outstanding-Basic (in thousands)	8,062	—	—		1,000	(6)	9,062

Weighted Average Shares Outstanding-Diluted (in thousands)	8,223	—	—		1,035	(6)	9,258

(1)	See Note 3 to the Unaudited Pro Forma Condensed Combined Financial Statements
(2)	See Note 6 to the Unaudited Pro Forma Condensed Combined Financial Statements

Virtus Investment Partners, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2015

($ in thousands, except per share data)	Historical Virtus	Historical RidgeWorth	Reclassifications (1)	Note References		Acquisition & Financing Adjustments (2)	Note References	Pro Forma Combined
Revenues
Investment management fees	$264,865	$165,326	$—			—		$430,191
Distribution and service fees	67,066	—	—			—		67,066
Administration and transfer agent fees	48,247	—	—			—		48,247
Other income and fees	1,799	—	—			—		1,799

Total revenues	381,977	165,326	—			—		547,303

Operating Expenses
Employment expenses	137,095	74,185				2,146	(1)	213,426
Distribution and other asset-based expenses	89,731	7,564	—			—		97,295
Other operating expenses	63,901	34,526	—			—		98,427
Other operating expenses of consolidated sponsored investment products	4,134	—	—			—		4,134
Other operating expenses of consolidated investment products, net	—	7,920	—					7,920
Depreciation and other amortization	3,443	1,172	—			—		4,615
Amortization expense	3,295	4,400	—			12,235	(2)	19,930

Total operating expenses	301,599	129,767	—			14,381		445,747

Operating Income	80,378	35,559	—			(14,381)		101,556

Other Income (Expense)
Realized and unrealized (loss) gain on investments, net	(862)	454	(1,069)	(b	)	—		(1,477)
Realized and unrealized (loss) on investments of consolidated sponsored investment products, net	(23,181)	—	—			—		(23,181)
Realized and unrealized (loss) gain on investments of consolidated investment products, net	(3,505)	4,895				—		1,390
Other income (loss), net	898	(6)	1,069	(b	)	—		1,961

Total other (expense) income, net	(26,650)	5,343	—			—		(21,307)

Interest Income (Expense)
Interest expense	(523)	(6,888)	—			(11,372)	(3)	(18,783)
Interest and dividend income	1,261	892	—			—		2,153
Interest and dividend income of investments of consolidated sponsored investment products	11,504	—	—			—		11,504
Interest income of investments of consolidated investment products, net	1,673	2,694				—		4,367

Total interest income (expense), net	13,915	(3,302)	—			(11,372)		(759)

Income Before Income Taxes	67,643	37,600	—			(25,753)		79,490
Income tax expense	36,972	14	—			4,624	(4)	41,610

Net Income	30,671	37,586	—			(30,377)		37,880

Noncontrolling interests	4,435	—	—			—		4,435

Net Income Attributable to Stockholders	$35,106	$37,586	$—			$(30,377)		$42,315

Preferred stock dividends	—	—	—			7,250	(5)	7,250

Net Income Attributable to Common Stockholders	$35,106	$37,586				$(37,627)		$35,065

Earnings per Share-Basic	$3.99	$—	$—			$—		$3.58

Earnings per Share-Diluted	$3.92	$—	$—			$—		$3.52

Cash Dividends Declared per Share	$1.80	$—	$—			$—		$1.80

Weighted Average Shares Outstanding-Basic (in thousands)	8,797	—	—			1,000	(6)	9,797

Weighted Average Shares Outstanding-Diluted (in thousands)	8,960	—	—			1,010	(6)	9,970

(1)	See Note 3 to the Unaudited Pro Forma Condensed Combined Financial Statements
(2)	See Note 6 to the Unaudited Pro Forma Condensed Combined Financial Statements

Virtus Investment Partners, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2016

($ in thousands, except per share data)	Historical Virtus	Historical RidgeWorth (1)	Acquisition & Financing Adjustments (2)	Note References	Pro Forma Combined
Assets:
Cash and cash equivalents	$165,421	$85,615	$(100,943)	(7)	$150,093
Investments	95,174	7,491	—		102,665
Accounts receivable, net	36,867	19,696	—		56,563
Assets of consolidated sponsored investment products
Cash of consolidated sponsored investment products	1,149	—	—		1,149
Cash pledged or on deposit of consolidated sponsored investment products	944	—	—		944
Investments of consolidated sponsored investment products	137,140	—	—		137,140
Other assets of consolidated sponsored investment products	2,560	—	—		2,560
Assets of consolidated investment products
Cash equivalents of consolidated investment products	12,703	45,290	—		57,993
Investments of consolidated investment products	360,210	477,780	—		837,990
Other assets of consolidated investment products	4,628	1,227	—		5,855
Furniture, equipment and leasehold improvements, net	7,864	6,361	—	(8)	14,225
Intangible assets, net	39,030	165,136	79,664	(2)	283,830
Goodwill	6,788	42,726	157,757	(9)	207,271
Deferred taxes, net	44,623	—	—		44,623
Other assets	14,463	3,053	(1,253)	(10)	16,263

Total assets	$929,564	$854,375	$135,225		$1,919,164

Liabilities and Equity
Liabilities:
Accrued compensation and benefits	$37,813	$24,693	$—		$62,506
Accounts payable and accrued liabilities	21,429	2,668	7,482	(11)	31,579
Dividends payable	4,117	—	—		4,117
Debt	—	109,308	148,405	(3)	257,713
Other liabilities	13,619	3,070	1,960	(12)	18,649
Liabilities of consolidated sponsored investment products	2,930	—	—		2,930
Liabilities of consolidated investment products
Notes payable of consolidated investment products	323,852	453,823	—		777,675
Securities purchased payable and other liabilities of consolidated investment products	25,704	31,523	—		57,227

Total liabilities	429,464	625,085	157,847		1,212,396

Commitments and Contingencies
Redeemable noncontrolling interests	30,301	—	—		30,301
Equity:
Equity attributable to stockholders:
Preferred stock	—	—	96,500	(13)	96,500
Common stock	91	—	10	(13)	101
Additional paid-in capital	1,089,350	—	119,990	(13)	1,209,340
Accumulated deficit	(436,705)	—	(9,832)	(13)	(446,537)
Accumulated other comprehensive loss	(235)	—	—		(235)
Treasury stock	(182,702)	—	—		(182,702)
Members’ equity		229,290	(229,290)	(13)	—

Total equity attributable to stockholders	469,799	229,290	(22,622)		676,467

Total equity	469,799	229,290	(22,622)		676,467

Total liabilities and equity	$929,564	$854,375	$135,225		$1,919,164

(1)	The RidgeWorth Condensed Balance Sheet has been reclassified from the amounts previously reported to align with the Virtus presentation
(2)	See Note 6 to the Unaudited Pro Forma Condensed Combined Financial Statements

Virtus Investment Partners, Inc.

Notes To Pro Forma Condensed Combined Financial Statements

(Unaudited)

Note 1—Description of Proposed Acquisition

On December 16, 2016, Virtus Investment Partners, Inc. (“Virtus” or the “Company”) entered into an agreement (the “Merger Agreement”) to acquire RidgeWorth Holdings LLC (“RidgeWorth”). The purchase price for the Company’s acquisition of RidgeWorth (the “Proposed Acquisition”) equals (x) $472.0 million plus (y) the fair market value of certain of RidgeWorth’s investments at the effective date of the Proposed Acquisition (the “Closing”), with the final purchase price subject to adjustments for working capital and client consents (the “Purchase Price”). Based on the fair market value of the investments, the total consideration was estimated to be $513.0 million at December 16, 2016. The Proposed Acquisition is expected to close in mid-2017, subject to the satisfaction or waiver of various conditions; however, there can be no assurance that the Proposed Acquisition will close, or if it does, when the Closing will occur.

Note 2—Basis of Presentation

The Unaudited Pro Forma Condensed Combined Financial Statements are prepared in accordance with Article 11 of the Securities and Exchange Commission Regulation S-X. The historical financial information has been adjusted to give effect to the transactions that are (i) directly attributable to the Proposed Acquisition, (ii) factually supportable and (iii) with respect to the Unaudited Pro Forma Condensed Combined Statements of Operations, expected to have a continuing impact on the operating results of the combined company. The historical information of Virtus and RidgeWorth is presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”), except that it does not contain all of the footnote disclosures normally required by U.S. GAAP.

Note 3—Reclassifications and Conforming Accounting Policies

The Unaudited Pro Forma Condensed Combined Statements of Operations reflect the following reclassifications in order to conform the presentation of RidgeWorth’s financial results to that of Virtus:

(a)	An adjustment to conform the presentation of severance expenses as a component of Employment expenses to Virtus’ presentation as Restructuring and severance.

(b)	An adjustment to conform the presentation of income from equity method investments from Realized and unrealized (loss) gain on investments, net to Virtus’ presentation as Other income, net.

At this time, Virtus is not aware of any additional differences that would have a material impact on the Unaudited Pro Forma Condensed Combined Financial Statements. Following the Proposed Acquisition, Virtus will conduct a review of RidgeWorth’s accounting policies in an effort to determine if any further differences require reclassification of RidgeWorth’s results of operations or reclassification of assets or liabilities to conform to Virtus’ accounting policies and classifications. As a result of that review, Virtus may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on these Unaudited Pro Forma Condensed Combined Financial Statements.

Note 4—Calculation of Preliminary Estimated Purchase Price and Transaction Financing

The Proposed Acquisition is expected to be financed with net proceeds from this offering, together with the net proceeds of the Concurrent Offering, cash on hand, proceeds from the sale of investments, borrowings pursuant to our committed debt financing and deferred cash and common stock of Virtus to be paid or issued as consideration to certain RidgeWorth employees in exchange for a portion of their RidgeWorth equity as described below. The final composition of the financing is subject to multiple factors including market conditions. On December 16, 2016, Virtus entered into a commitment to receive a $575.0 million Committed Loan Facility (the “Loan Facility”) with nationally recognized credit institutions to fund the Proposed Acquisition. The Loan Facility consists of a $475.0 million Term Loan and a $100.0 million Revolving Credit Facility. The maturities of the Term Loan and Revolving Credit Facility are seven and five years, respectively. The Loan Facility has customary market-based financial and operating covenants. For purposes of the Unaudited Pro Forma Condensed Combined Financial Statements the Company has assumed the $513.0 million of total estimated consideration will be financed from the following sources: approximately $33.8 million of cash on hand, $5.0 million of deferred cash and $25.0 million of common stock to be paid or issued as consideration to certain RidgeWorth employees in exchange for a portion of their RidgeWorth equity, $95.0 million of net proceeds from the Concurrent Offering, $96.5 million of net proceeds from this offering, and $257.7 million of debt under the Loan Facility (net of issuance costs). The preferred stock is a mandatory convertible preferred security that would automatically convert into common stock after three years based on a minimum and maximum conversation rate and would bear a market-based dividend yield.

The preliminary estimated composition of the transaction financing is as follows (in thousands):

Cash on hand	$33,787
Deferred cash consideration to RidgeWorth employees for their RidgeWorth equity	5,000
Preferred stock net of issuance costs	96,500
Common stock net of issuance costs*	95,000
Common stock consideration to RidgeWorth employees for their RidgeWorth equity**	25,000
Debt, net of issuance costs	257,713

Total consideration	$513,000

*	Assumes a share price of $125.00 as of January 24, 2017, which is the last reported sale price of our common stock, and results in 800,000 shares.
**	Assumes a share price of $125.00 as of January 24, 2017, which is the last reported sale price of our common stock, and results in 200,000 shares.

Note 5—Preliminary Estimated Purchase Price Allocation

Under the acquisition method of accounting, the total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the acquisition.

The Company has performed a preliminary valuation analysis of the fair market value of RidgeWorth’s tangible and intangible assets and liabilities.

The table below represents a preliminary estimated allocation of the total estimated consideration to RidgeWorth’s tangible and intangible assets and liabilities as of September 30, 2016 based on the Company’s preliminary estimate of their respective fair values (in thousands):

Total consideration	$513,000
Tangible net assets acquired	(67,717)
Identifiable intangible assets acquired	(244,800)

Consideration allocated to goodwill	$200,483

This preliminary estimated purchase price allocation has been used to prepare pro forma adjustments in these Unaudited Pro Forma Condensed Combined Financial Statements. Upon completion of the fair value assessment after the Closing, it is anticipated that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of assets and liabilities that are made within the measurement period, which will not exceed one year from the Closing, will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

Note 6—Pro Forma Adjustments

The Unaudited Pro Forma Condensed Combined Statements of Operations do not include any material non-recurring charges directly attributable to the Proposed Acquisition that will arise in subsequent periods. In addition, the Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the costs of any integration activities including any benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the Proposed Acquisition. The Unaudited Pro Forma Condensed Combined Financial Statements reflect the following adjustments:

(1) Employment Expenses

A transaction related stock incentive program will be established upon Closing for certain RidgeWorth employees in order to align interests, provide participation in future growth and economically replace incentives that were in place prior to the Proposed Acquisition. The incentive program will provide for two grants of Virtus restricted stock units, each of which will be comprised time and performance based elements. The first grant to be made on the Closing date and the second grant, made on first anniversary of the Closing, will both be subject to vesting over a 4 year period. Each grant will have a fair value of approximately $10.0 million at the time of grant. The impact of the stock incentive awards in the Unaudited Pro Forma Statement of Operations for the nine months ended September 30, 2016 and year ended December 31, 2015 is estimated at $3.8 million and $2.5 million, respectively. Separately, to align annual incentive plans with Virtus, certain RidgeWorth annual incentive plans upon Closing will be modified to allocate a percentage of the annual incentive to Virtus restricted stock units or mutual fund investments that will vest over a 3 year period. The impact of the modification to certain annual incentive plans for the Unaudited Pro Forma Statement of Operations for the nine months ended September 30, 2016 and year ended December 31, 2015 is estimated at ($1.2) million and ($0.9) million, respectively. Additionally, after the Proposed Acquisition, the employment status of certain RidgeWorth staff will convert from partners to employees resulting in incremental payroll taxes. The impact of the incremental payroll taxes for the Unaudited Pro Forma Statement of Operations for the nine months ended September 30, 2016 and year ended December 31, 2015 is estimated at $0.4 million and $0.6 million, respectively.

(2) Intangible Assets

The preliminary valuation analysis identified intangible assets consisting of investment contracts and trademarks/tradenames. The fair value of acquired investment contracts, which was determined using the multi-period excess earnings method under the income approach, was estimated at $233.4 million. The fair value of the acquired trademarks/tradenames, which was determined using the Relief from Royalty Method, was estimated at $11.4 million. The calculation of these fair values is preliminary and subject to change.

The following table summarizes the estimated fair values of RidgeWorth’s identifiable intangible assets and their estimated useful lives and uses a straight line method of amortization (in thousands):

	Estimated Fair Value	Estimated Useful Life in Years	Nine Months Ended September 30, 2016	Year Ended December 31, 2015
Investment contracts	$233,400	8-16	$12,386	$16,515
Trademarks/tradenames	11,400	10-Indefinite	90	120

Total	$244,800		12,476	16,635

Historical amortization expense			(3,490)	(4,400)

Pro forma adjustments			$8,986	$12,235

Adjustments to intangible assets in the Unaudited Pro Forma Condensed Combined Balance Sheet consist of the following (in thousands):

Intangible assets	$244,800
Elimination of RidgeWorth’s pre-acquisition intangible assets	(165,136)

Net adjustment to intangible assets	$79,664

(3) Debt and Interest Expense

At the Closing of the Proposed Acquisition, existing debt of RidgeWorth will be retired and an estimated $257.7 million of new Term Loan debt (net of issuance costs) under the Loan Facility to finance the transaction will be incurred which are reflected as adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as follows (in thousands):

Debt
RidgeWorth debt—repaid at closing	$(109,308)
Increase for issuance of term loan portion of the Loan Facility (net of issuance costs)	257,713

Pro forma adjustments to debt	$148,405

The Loan Facility is expected to bear interest at a floating market rate based on LIBOR. The Loan Facility consists of a Term Loan of up to $475.0 million and Revolving Credit Facility of $100.0 million. If the Company sells equity securities or equity-linked securities prior to the Closing (including pursuant to this offering and the Concurrent Offering), the amount of the Term Loan would be reduced by the lesser of the net cash proceeds from any such sale and $275.0 million. The Revolving Credit Facility is expected to be undrawn at the Closing. These assumptions are subject to change based on market conditions at the time the Loan Facility is consummated.

The Unaudited Pro Forma Condensed Combined Statements of Operations reflect an adjustment to interest expense (inclusive of the amortization of deferred financing costs and original issue discount) related to the Loan Facility for the nine months ended September 30, 2016 and year ended December 31, 2015 of $14.1 million and $18.8 million, respectively. A 12.5 basis point increase or decrease in the Loan Facility interest rate has an annual impact to interest rate expense of $0.3 million. As a condition to entering into the new Loan Facility, the Existing Virtus Credit Facility will be terminated and repaid in full. As a result of the terminated Existing Virtus Credit Facility, there is also an adjustment to interest expense for the nine months ended September 30, 2016 and year ended December 31, 2015 of $0.4 million and $0.5 million, respectively, to eliminate the historical interest expense related to the Existing Virtus Credit Facility as it will no longer be an on-going cost to Virtus. It also includes an adjustment to eliminate RidgeWorth’s historical interest expenses of $5.0 million and $6.9 million, for the nine months ended September 30, 2016 and year ended in December 31, 2015, respectively, as RidgeWorth’s debt will be repaid at Closing out of the Purchase Price proceeds. Adjustments to interest expense in the Unaudited Pro Forma Condensed Combined Statement of Operations consist of the following (in thousands):

Interest Expense	Nine Months Ended September 30, 2016	Year Ended December 31, 2015
RidgeWorth debt—repaid at closing	$5,031	$6,888
Existing Virtus Credit Facility—terminated at closing	389	523
New term loan portion of the Loan Facility	(14,087)	(18,783)

Pro forma adjustments to interest expense	$(8,667)	$(11,372)

(4) Income Tax Expense

Prior to the Proposed Acquisition, RidgeWorth was not required to provide for income taxes as it was treated as a pass-through entity for U.S. federal and state income tax purposes. Federal and state income taxes were assessed at the owner level and each owner was liable for its own tax payments.

The Pro Forma Unaudited Statement of Operations reflects an adjustment of $2.4 million and $4.6 million to income tax expense from continuing operations, respectively, for the nine months ended September 30, 2016 and the year ended December 31, 2015, respectively, based on a statutory rate of 38% as Virtus will be subject to federal and state income taxes through its ownership of RidgeWorth.

(5) Preferred Stock Dividends

Reflects a market-based dividend with respect to the Mandatory Convertible Preferred Stock of $5.4 million and $7.3 million for the nine months ended September 30, 2016 and the year ended December 31, 2015, respectively, based on an assumed issuance of $100 million of aggregate liquidation preference of Mandatory Convertible Preferred Stock. A 12.5 basis point change in the dividend has an annual impact of $0.1 million on the preferred stock dividend.

(6) Earnings Per Share

Reflects an adjustment to increase basic and diluted weighted average shares in connection with the issuance of 800,000 common shares to be issued in the Concurrent Offering and 200,000 common shares representing consideration to be paid to certain RidgeWorth employees in exchange for a portion of the RidgeWorth equity that they hold as described in Note 4. In addition, represents the dilutive impact of the transaction related stock incentive plan that is estimated to be 35,000 and 10,000 shares for the nine months ended September 30, 2016 and the year ended December 31, 2015, respectively. Diluted earnings per share also reflects the decrease to net income attributable to stockholders for preferred stock dividends of $5.4 million and $7.3 million for the nine months ended September 30, 2016 and the year ended December 31, 2015, respectively, under the “if converted” method.

(7) Cash

Represents adjustments to cash to reflect cash receipts and payments related to the Proposed Acquisition, as follows (in thousands):

Receipts:
Issuance of debt, net of issuance costs	$257,713
Issuance of preferred stock, net of issuance costs	96,500
Issuance of common stock to investors, net of issuance costs	95,000
Payments:
Cash consideration for acquisition	(483,000)
RidgeWorth cash distributed to its equity holders and not assumed	(67,156)

Net pro forma adjustments to cash and cash equivalents	$(100,943)

(8) Furniture, Equipment and Leasehold Improvements, net

The useful lives of RidgeWorth’s furniture, equipment and leasehold improvements, net is consistent with Virtus’s useful lives and its fair value is not expected to materially differ from its carrying value. Final appraisals will be completed upon Closing.

(9) Goodwill

Reflects an adjustment to remove RidgeWorth’s historical goodwill of $42.7 million and record the estimated goodwill associated with the Proposed Acquisition of $200.5 million as shown in Note 5.

Goodwill is not amortized, but rather is assessed for impairment at least annually or more frequently whenever events or circumstances indicate that goodwill might be impaired. Adjustments to goodwill consist of the following (in thousands):

Goodwill (as determined in Note 5)	$200,483
Elimination of RidgeWorth’s pre-acquisition goodwill	(42,726)

Net adjustment to goodwill	$157,757

(10) Other Assets

Reflects an adjustment of $1.3 million to remove historical deferred financing costs related to the Existing Virtus Credit Facility which will be terminated upon Closing.

(11) Accounts Payable and Accrued Liabilities

Reflects an adjustment of $3.3 million to reflect transaction costs incurred through December 31, 2016 and an adjustment of $5.3 million related to contractual severance obligations that will be triggered upon Closing. In addition, reflects an adjustment of ($1.1) million for an incentive plan liability that will not be assumed by Virtus upon Closing.

(12) Other Liabilities

Reflects the $5.0 million obligation related to the deferred cash consideration that will be paid following the expiration of a period of time following Closing. The deferred cash consideration is transaction consideration and does not contain an employee service requirement. In addition, there is an adjustment to decrease other liabilities by $3.0 million to reflect the purchase accounting adjustments related to RidgeWorth’s deferred rent liabilities related to leased office space.

(13) Stockholders’ Equity

Reflects the issuance of $96.5 million of preferred stock and an aggregate of $120.0 million of common stock, for the Concurrent Offering and the issuance to RidgeWorth employees, as further discussed in Note 4—Calculation of Preliminary Estimated Purchase Price and Transaction Financing. Accumulated deficit reflects $3.3 million of transaction costs incurred through December 31, 2016, the write-off of $1.3 million of deferred financing costs on the Existing Virtus Credit Facility and $5.3 million in contractual severance obligations. Additionally, reflects the elimination of the historical members’ equity of RidgeWorth of $229.3 million at Closing.

DESCRIPTION OF MANDATORY CONVERTIBLE PREFERRED STOCK

The following description is a summary of certain provisions of our     % Series D Mandatory Convertible Preferred Stock, par value $0.01 per share, or the “Mandatory Convertible Preferred Stock”. The following summary supplements and, to the extent that it is inconsistent, replaces the description of our preferred stock in the accompanying prospectus.

A copy of the certificate of designations setting forth the terms of the Mandatory Convertible Preferred Stock, which we refer to as the “Certificate of Designations,” as well as our certificate of incorporation, which we refer to as our “Charter,” is available upon request from us at the address set forth in the section of this prospectus supplement entitled “Documents Incorporated By Reference.” This description of the terms of the Mandatory Convertible Preferred Stock is not complete and is subject to, and qualified in its entirety by reference to, the provisions of our Charter and the Certificate of Designations.

For purposes of this description, references to:

•	“Virtus,” “the Company,” “us,” “we” or “our” refer to Virtus Investment Partners, Inc. and not any of its subsidiaries;

•	“Business Day” refer to any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close; and

•	“close of business” refer to 5:00 p.m., New York City time, and “open of business” refer to 9:00 a.m., New York City time.

General

Under our Charter, our board of directors is authorized to provide, without further stockholder action, for the issuance of up to 250,000,000 shares of preferred stock, each having a par value of $0.01 per share, in one or more series by filing a certificate of designations with the Secretary of State of the State of Delaware. Such certificate of designations may set forth the number of shares to be included in each such series, the designations, powers, preferences and rights of the shares of each such series of preferred stock and the qualifications, limitations and restrictions thereof, including the dividend rate, the redemption provisions, if any, the amount payable in the event of our voluntary or involuntary liquidation, winding-up or dissolution, restrictions on the issuance of shares of the same series or of any other class or series, the terms and conditions, if any, of conversion and the voting rights. As of the date of this prospectus supplement, no shares of preferred stock are outstanding.

At the closing of this offering, we will issue 1,000,000 shares of Mandatory Convertible Preferred Stock. In addition, we have granted the underwriters an option to purchase up to 150,000 additional shares of the Mandatory Convertible Preferred Stock as described under “Underwriting.”

When issued, the Mandatory Convertible Preferred Stock and our common stock issued upon the conversion of the Mandatory Convertible Preferred Stock will be fully paid and nonassessable. The holders of the Mandatory Convertible Preferred Stock will have no preemptive or preferential rights to purchase or subscribe for any class of our stock, obligations, warrants or other securities.

Ranking

The Mandatory Convertible Preferred Stock, with respect to dividend rights and/or distribution rights upon our liquidation, winding-up or dissolution, as applicable, will rank:

•

senior to (i) our common stock and (ii) each other class or series of our capital stock established after the first original issue date of shares of the Mandatory Convertible Preferred Stock (which we refer to as the “Initial Issue Date”), the terms of which do not expressly provide that such class or series ranks either (x) senior to the Mandatory Convertible Preferred Stock as to dividend rights or distribution rights upon our liquidation, winding-up or dissolution or (y) on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Junior Stock”);

•	on parity with any class or series of our capital stock established after the Initial Issue Date the terms of which expressly provide that such class or series will rank on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Parity Stock”);

•	junior to each class or series of our capital stock established after the Initial Issue Date the terms of which expressly provide that such class or series will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights or distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Senior Stock”); and

•	junior to our existing and future indebtedness.

In addition, with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution, the Mandatory Convertible Preferred Stock will be structurally subordinated to existing and future indebtedness and other obligations of each of our subsidiaries. See “Risk Factors—Risks Relating to the Mandatory Convertible Preferred Stock and Our Common Stock—The Mandatory Convertible Preferred Stock will rank junior to all of our consolidated liabilities.”

As of September 30, 2016, we had no long term debt outstanding, and, on a pro forma basis after giving effect to the RidgeWorth Acquisition, including the incurrence of debt under the new debt facility to partially fund the acquisition, would have had approximately $275.0 million of outstanding secured indebtedness and an additional $100.0 million of availability under our revolving credit facility, all of which would be secured indebtedness. See “Unaudited Pro Forma Condensed Combined Financial Data.”

Listing

We intend to apply to list the Mandatory Convertible Preferred Stock on the NASDAQ Global Market, or “NASDAQ”, under the symbol “VRTSP” and, if approved, we expect trading to commence within 30 days of the Initial Issue Date. In addition, upon listing, we have agreed to use our commercially reasonable efforts to keep the Mandatory Convertible Preferred Stock listed on NASDAQ. However, there can be no assurance that the Mandatory Convertible Preferred Stock will be listed, and if listed, that it will continue to be listed. Listing the Mandatory Convertible Preferred Stock on NASDAQ does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their Mandatory Convertible Preferred Stock easily.

Dividends

Subject to the rights of holders of any class or series of any Senior Stock, holders of the Mandatory Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, or an authorized committee thereof, out of funds legally available for payment in the case of dividends paid in cash and shares of common stock legally permitted to be issued in the case of dividends paid in shares of common stock, cumulative dividends at the rate per annum of     % of the Liquidation Preference of $100.00 per share of the Mandatory Convertible Preferred Stock (equivalent to $         per annum per share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to the limitations described below). See “—Method of Payment of Dividends.”

If declared, dividends on the Mandatory Convertible Preferred Stock will be payable quarterly on February 1, May 1, August 1 and November 1 of each year to, and including, February 1, 2020, commencing on

May 1, 2017 (each, a “Dividend Payment Date”), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Initial Issue Date of the Mandatory Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available or shares of common stock legally permitted for the payment of such dividends.

If declared, dividends will be payable on the relevant Dividend Payment Date to holders of record of the Mandatory Convertible Preferred Stock as they appear on our stock register at the close of business on the January 15, April 15, July 15 and October 15, as the case may be, immediately preceding the relevant Dividend Payment Date (each, a “Regular Record Date”), whether or not such holders early convert their shares, or such shares are automatically converted, after a Regular Record Date and on or prior to the immediately succeeding Dividend Payment Date. These Regular Record Dates will apply regardless of whether a particular Regular Record Date is a Business Day. If a Dividend Payment Date is not a Business Day, payment will be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay.

A full dividend period is the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial dividend period will commence on, and include, the Initial Issue Date of the Mandatory Convertible Preferred Stock and will end on, and exclude, the May 1, 2017 Dividend Payment Date. The amount of dividends payable on each share of the Mandatory Convertible Preferred Stock for each full dividend period (subsequent to the initial dividend period) will be computed by dividing the annual dividend rate by four. Dividends payable on the Mandatory Convertible Preferred Stock for the initial dividend period and any other partial dividend period will be computed based upon the actual number of days elapsed during the period over a 360-day year (consisting of twelve 30-day months). Accordingly, the dividend on the Mandatory Convertible Preferred Stock for the initial dividend period, assuming the Initial Issue Date is                     , 2017 will be $         per share of Mandatory Convertible Preferred Stock (based on the annual dividend rate of     % and a Liquidation Preference of $100.00 per share) and will be payable, when, as and if declared, on May 1, 2017 to the holders of record thereof on April 15, 2017. The dividend on the Mandatory Convertible Preferred Stock for each subsequent full dividend period, when, as and if declared, will be $         per share of Mandatory Convertible Preferred Stock (based on the annual dividend rate of     % and a Liquidation Preference of $100.00 per share). Accumulated dividends on shares of the Mandatory Convertible Preferred Stock will not bear interest if they are paid subsequent to the applicable Dividend Payment Date.

No dividend will be paid unless and until our board of directors, or an authorized committee of our board of directors, declares a dividend payable with respect to the Mandatory Convertible Preferred Stock. No dividend will be declared or paid upon, or any sum of cash or number of shares of our common stock set apart for the payment of dividends upon, any outstanding shares of Mandatory Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of shares of our common stock has been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.

Our ability to declare and pay cash dividends and to make other distributions with respect to our capital stock may be limited by the terms of our and our subsidiaries’ existing and any future indebtedness. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law. See “Risk Factors—Risks Relating to the Mandatory Convertible Preferred Stock and Our Common Stock—Our ability to declare and pay dividends on the Mandatory Convertible Preferred Stock may be limited.”

Method of Payment of Dividends

Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the shares of Mandatory Convertible Preferred Stock (whether or not for a current dividend period or any prior dividend period) determined in our sole discretion:

•	in cash;

•	by delivery of shares of our common stock; or

•	through any combination of cash and shares of our common stock.

We will make each payment of a declared dividend on the shares of Mandatory Convertible Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the Mandatory Convertible Preferred Stock notice of any such election, and the portion of such payment that will be made in cash and the portion that will be made in shares of our common stock no later than 10 Scheduled Trading Days (as defined under “—Mandatory Conversion—Definitions”) prior to the Dividend Payment Date for such dividend; provided that if we do not provide timely notice of this election, we will be deemed to have elected to pay the relevant dividend in cash.

All cash payments to which a holder of the Mandatory Convertible Preferred Stock is entitled in connection with a declared dividend on the shares of Mandatory Convertible Preferred Stock will be computed to the nearest cent. If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose, in the case of any dividend payment or portion thereof, at 97% of the Average VWAP (as defined under “—Mandatory Conversion—Definitions”) per share of our common stock over the five consecutive Trading Day (as defined under “—Mandatory Conversion—Definitions”) period beginning on, and including, the seventh Scheduled Trading Day prior to the applicable Dividend Payment Date, or the “Average Price”.

No fractional shares of our common stock will be delivered to the holders of the Mandatory Convertible Preferred Stock in payment or partial payment of dividends. We will instead pay a cash adjustment (computed to the nearest cent) to each holder that would otherwise be entitled to a fraction of a share of our common stock based on the Average Price with respect to such dividend.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of shares of our common stock issued as payment of a dividend on the shares of Mandatory Convertible Preferred Stock, including dividends paid in connection with a conversion, we will, to the extent such a shelf registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares are freely tradable without registration by holders thereof that are not “affiliates” of ours for purposes of the Securities Act. To the extent applicable, we will also use our commercially reasonable efforts to have the shares of our common stock approved for listing on NASDAQ (or if our common stock is not listed on NASDAQ, on the principal other U.S. national or regional securities exchange on which our common stock is then listed), and qualified or registered under applicable state securities laws, if required; provided that we will not be required to qualify as a foreign corporation or to take any action that would subject us to general service of process in any such jurisdiction where we are not presently qualified or where we are not presently subject to taxation as a foreign corporation and such qualification or action would subject us to such taxation.

Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to:

•	the declared dividend divided by

•	$ , which amount represents approximately 35% of the Initial Price (as defined under “—Mandatory Conversion—Definitions”), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each Fixed Conversion Rate as set forth below in “—Anti-dilution Adjustments” (such dollar amount, as adjusted, the “Floor Price”).

To the extent that the amount of the declared dividend exceeds the product of (x) the number of shares of our common stock delivered in connection with such declared dividend and (y) 97% of the Average Price, we will, if we are able to do so under applicable law and in compliance with our indebtedness, notwithstanding any notice by us to the contrary, pay such excess amount in cash (computed to the nearest cent). Any such payment in cash may not be permitted by our then existing debt instruments.

Dividend Stopper

So long as any share of Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on our common stock or any other class or series of Junior Stock, and no common stock or any other class or series of Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid in full in cash, shares of our common stock or a combination thereof upon, or a sufficient sum of cash or number of shares of our common stock has been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.

The foregoing limitation shall not apply to:

•	any dividend or distribution payable in shares of common stock or other Junior Stock;

•	purchases, redemptions or other acquisitions of common stock, other Junior Stock or Parity Stock in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business (including purchases to offset the Share Dilution Amount pursuant to a publicly announced repurchase plan, or acquisitions of shares of common stock surrendered, deemed surrendered or withheld in connection with the exercise of stock options or the vesting of restricted stock or restricted stock units); provided that the number of shares purchased to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount;

•	any dividends or distributions of rights in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; and

•	the deemed purchase or acquisition of fractional interests in shares of our common stock, other Junior Stock or Parity Stock pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged.

The phrase “Share Dilution Amount” means the increase in the number of diluted shares of our common stock outstanding (determined in accordance with U.S. GAAP, and as measured from the Initial Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to directors, employees and agents and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends on shares of the Mandatory Convertible Preferred Stock (i) have not been paid in full on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from such Dividend Payment Dates, on a dividend payment date falling within a regular dividend period related to such Dividend Payment Date), or (ii) have been declared but a sum of cash or number of shares of our common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable Regular Record Date, no dividends may be declared or paid on any shares of Parity Stock unless dividends are declared on the shares of Mandatory Convertible Preferred Stock such that the respective amounts of such dividends declared on the shares of Mandatory Convertible Preferred Stock and such shares of Parity Stock shall be allocated pro rata among the holders of the shares of Mandatory Convertible Preferred Stock and the holders of any shares of Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Company shall allocate those payments so that the respective amounts of those payments for the declared dividend bear the same ratio to each other as all accumulated and unpaid dividends per share on the shares of Mandatory Convertible Preferred Stock and such shares of Parity Stock bear to each other (subject to their having been declared by our board of directors, or an authorized committee thereof, out of legally available funds); provided that any unpaid dividends on the Mandatory Convertible Preferred Stock will continue to accumulate. For purposes of this calculation, with respect to non-cumulative Parity Stock, we will use the full amount of dividends that would be payable for the most recent dividend period if dividends were declared in full on such non-cumulative Parity Stock.

Subject to the foregoing, and not otherwise, such dividends as may be determined by our board of directors, or an authorized committee thereof, may be declared and paid (payable in cash or other property or securities) on any securities, including our common stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of the Mandatory Convertible Preferred Stock shall not be entitled to participate in any such dividends.

Redemption

Other than pursuant to the acquisition termination redemption described below, the Mandatory Convertible Preferred Stock will not be redeemable. However, at our option, we may purchase or exchange the Mandatory Convertible Preferred Stock from time to time in the open market, by tender or exchange offer or otherwise.

Acquisition Termination Redemption

We expect to use the net proceeds from this offering in connection with the RidgeWorth Acquisition (as such term is defined on the cover page to this prospectus supplement), as described under the heading “Use of Proceeds.” Within 10 Business Days following the earlier of (a) the close of business on September 30, 2017, if the consummation of the RidgeWorth Acquisition has not occurred on or prior to such time on such date, and (b) the date on which an Acquisition Termination Event (as defined below) occurs we may, at our option, give notice of an acquisition termination redemption to the holders of the Mandatory Convertible Preferred Stock (provided that, to the extent the shares of Mandatory Convertible Preferred Stock are held in book-entry form through The Depository Trust Company, or“DTC”, we may give such notice in any manner permitted by DTC). If we provide notice of acquisition termination redemption to holders of the Mandatory Convertible Preferred Stock, then, on the Acquisition Termination Redemption Date (as defined below), we will redeem the shares of Mandatory Convertible Preferred Stock, in whole but not in part, at a redemption amount per share of Mandatory Convertible Preferred Stock equal to the Acquisition Termination Make-whole Amount (as defined below). We will pay the Acquisition Termination Make-whole Amount in cash unless the Acquisition Termination Share Price (as defined below) is greater than the Initial Price, in which case we will pay the Acquisition Termination Make-whole Amount in shares of common stock and cash, unless we elect, subject to certain limitations described below, to the Acquisition Termination Make-whole Amount in cash or shares of common stock in lieu of the cash and/or shares of common stock.

“Acquisition Termination Event” means either (1) the merger agreement to acquire RidgeWorth is terminated or (2) we determine in our reasonable judgment that the RidgeWorth Acquisition will not occur.

“Acquisition Termination Redemption Date” means the date specified by us in our notice of acquisition termination redemption that is not less than 30 nor more than 60 days following the date on which we provide notice of such acquisition termination redemption; provided that such date shall be a Business Day; provided, further, that, if the Acquisition Termination Share Price is greater than the Initial Price (as defined under “—Mandatory Conversion”) and we elect to:

1.	pay cash in lieu of delivering all or any portion of the shares of common stock equal to the Acquisition Termination Conversion Rate (as defined below), or

2.	deliver shares of common stock in lieu of all or any portion of the Acquisition Termination Dividend Amount (as defined below),

the Acquisition Termination Redemption Date will be the third Business Day following the last Trading Day of the 20 consecutive Trading Day period used to determine the Acquisition Termination Market Value (as defined below).

“Acquisition Termination Make-whole Amount” means, for each share of Mandatory Convertible Preferred Stock, an amount payable in cash equal to $100.00 plus accumulated and unpaid dividends to, but excluding, the Acquisition Termination Redemption Date (whether or not declared); provided, however, that if the Acquisition Termination Share Price exceeds the Initial Price, the Acquisition Termination Make-whole Amount will equal the Reference Amount (as defined below), which may be paid in cash or shares of common stock, as described below.

The “Acquisition Termination Share Price” means the Average VWAP per share of common stock over the 10 consecutive Trading Day period ending on the Trading Day preceding the date on which we provide notice of acquisition termination redemption.

The “Reference Amount” means, for each share of Mandatory Convertible Preferred Stock, an amount equal to the sum of the following amounts:

1.	a number of shares of common stock equal to the Acquisition Termination Conversion Rate; plus

2.	cash in an amount equal to the Acquisition Termination Dividend Amount;

provided that we may deliver cash in lieu of all or any portion of the shares of common stock set forth in clause (i) above, and we may deliver shares of common stock in lieu of all or any portion of the cash amount set forth in clause (ii) above, in each case, as described below.

“Acquisition Termination Conversion Rate” means a rate equal to the Fundamental Change Conversion Rate (as defined under “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”), assuming for such purpose that the date on which we provide notice of acquisition termination redemption is the Fundamental Change Effective Date (as defined under “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”), and that the Acquisition Termination Share Price is the Fundamental Change Share Price (as defined under “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”).

“Acquisition Termination Dividend Amount” means an amount of cash equal to the sum of:

•	the Fundamental Change Dividend Make-whole Amount (as defined under “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”); and

•	the Accumulated Dividend Amount (as defined under “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”),

assuming in each case, for such purpose that the date on which we provide notice of acquisition termination redemption is the Fundamental Change Effective Date.

If the Acquisition Termination Share Price exceeds the Initial Price:

•	we may elect to pay cash in lieu of delivering all or any portion of the number of shares of common stock equal to the Acquisition Termination Conversion Rate. If we make such an election, we will deliver cash (computed to the nearest cent) in an amount equal to such number of shares of common stock in respect of which we have made this election multiplied by the Acquisition Termination Market Value; and

•	we may elect to deliver shares of common stock in lieu of paying cash for some or all of the Acquisition Termination Dividend Amount. If we make such an election, we will deliver a number of shares of common stock equal to such portion of the Acquisition Termination Dividend Amount to be paid in shares of common stock divided by the greater of (x) the Floor Price and (y) 97% of the Acquisition Termination Market Value; provided that, if the Acquisition Termination Dividend Amount or portion thereof in respect of which shares of common stock are delivered exceeds the product of such number of shares of common stock multiplied by 97% of the Acquisition Termination Market Value, we will, if we are legally able to do so, declare and pay such excess amount in cash (computed to the nearest cent).

“Acquisition Termination Market Value” means the Average VWAP per share of common stock over the 20 consecutive Trading Day period commencing on, and including, the third Trading Day following the date on which we provide notice of acquisition termination redemption.

If any portion of the Acquisition Termination Make-whole Amount is to be paid in shares of common stock, no fractional shares of common stock will be delivered to the holders of the Mandatory Convertible Preferred Stock. We will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of common stock based on the Average VWAP per share of common stock over the five consecutive Trading Day period ending on, and including, the seventh Scheduled Trading Day immediately preceding the Acquisition Termination Redemption Date. If more than one share of Mandatory Convertible Preferred Stock is to be redeemed from a holder, the number of our shares of common stock issuable in connection with the payment of the Reference Amount shall be computed on the basis of the aggregate number of shares of Mandatory Convertible Preferred Stock so redeemed.

The notice of acquisition termination redemption will specify, among other things:

•	the Acquisition Termination Make-whole Amount;

•	if the Acquisition Termination Share Price exceeds the Initial Price, the number of shares of common stock and the amount of cash comprising the Reference Amount per share of Mandatory Convertible Preferred Stock (before giving effect to any election to pay or deliver, with respect to each share of Mandatory Convertible Preferred Stock, cash in lieu of all or a portion of a number of shares of common stock equal to the Acquisition Termination Conversion Rate or shares of common stock in lieu of some or all of the cash in respect of the Acquisition Termination Dividend Amount);

•	if the Acquisition Termination Share Price exceeds the Initial Price, whether we will pay cash in lieu of delivering all or any portion of the number of shares of common stock equal to the Acquisition Termination Conversion Rate comprising a portion of the Reference Amount (specifying, if applicable, the number of such shares of common stock in respect of which cash will be paid);

•	if the Acquisition Termination Share Price exceeds the Initial Price, whether we will deliver shares of common stock in lieu of paying cash for all or any portion of the Acquisition Termination Dividend Amount comprising a portion of the Reference Amount (specifying, if applicable, the percentage of the Acquisition Termination Dividend Amount in respect of which shares of common stock will be delivered in lieu of cash); and

•	the Acquisition Termination Redemption Date (specifying, as applicable, a fixed date or that the Acquisition Termination Redemption Date will be the third Business Day following the last Trading Day of the 20 consecutive Trading Day period used to determine the Acquisition Termination Market Value).

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of common stock issued in payment of the Acquisition Termination Make-whole Amount, we will, to the extent such a registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares are freely tradable without registration by holders thereof that are not “affiliates” of ours for purposes of the Securities Act. To the extent applicable, we will also use our commercially reasonable efforts to have the shares of common stock approved for listing on the NASDAQ (or if our common stock is not listed on the NASDAQ, on the principal other U.S. national or regional securities exchange on which our common stock is then listed) and qualified or registered under applicable state securities laws, if required; provided that we will not be required to qualify as a foreign corporation or to take any action that would subject us to general service of process in any such jurisdiction where we are not presently qualified or where we are not presently subject to taxation as a foreign corporation and such qualification or action would subject us to such taxation.

Notwithstanding the foregoing, we may not mail a notice of acquisition termination redemption or otherwise exercise or take any action with respect to our redemption rights hereunder if any such actions would cause us or the underwriters of the Mandatory Convertible Preferred Stock in connection with this offering or the underwriters of the Concurrent Offering to violate Regulation M under the Exchange Act as a result of the purchase and/or resale of shares (including any additional shares that such underwriters have the option to purchase) pursuant to such offerings.

The proceeds of this offering will not be deposited into an escrow account pending any acquisition termination redemption of the Mandatory Convertible Preferred Stock. Our ability to pay the Acquisition Termination Make-whole Amount to holders of the Mandatory Convertible Preferred Stock in connection with an acquisition termination redemption may be limited by our then-existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of the Mandatory Convertible Preferred Stock following our election to redeem the Mandatory Convertible Preferred Stock.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of the Mandatory Convertible Preferred Stock will be entitled to receive a Liquidation Preference in the amount of $100.00 per share of the Mandatory Convertible Preferred Stock, or the “Liquidation Preference”, plus an amount equal to accumulated and unpaid dividends on the shares, whether or not declared, to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of our assets legally available for distribution to our stockholders, after satisfaction of liabilities to our creditors and holders of shares of any Senior Stock and before any payment or distribution is made to holders of Junior Stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the Liquidation Preference, plus an amount equal to accumulated and unpaid dividends, whether or not declared, on the shares of Mandatory Convertible Preferred Stock and all Parity Stock are not paid in full, the holders of the Mandatory Convertible Preferred Stock and any other such Parity Stock will share equally and ratably in any distribution of our assets in proportion to their respective liquidation preferences and amounts equal to accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the Liquidation Preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the Mandatory Convertible Preferred Stock will have no right or claim to any of our remaining assets.

Neither the sale of all or substantially all of our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The Certificate of Designations will not contain any provision requiring funds to be set aside to protect the Liquidation Preference of the Mandatory Convertible Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the Mandatory Convertible Preferred Stock will not have voting rights other than those described below, except as specifically required by Delaware corporate law or by our Charter from time to time.

Whenever dividends on any shares of the Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the Initial Issue Date and ending on, but excluding, May 1, 2017), whether or not for consecutive dividend periods (a “Nonpayment”), the authorized number of directors on our board of directors will, at the next annual meeting of stockholders or at a special meeting of stockholders as provided below, automatically be increased by two and the holders of such shares of the Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other series of Voting Preferred Stock (as defined below) then outstanding, will be entitled, at our next annual meeting of stockholders or at a special meeting of stockholders as provided below, to vote for the election of a total of two additional members of our board of directors, or the “Preferred Stock Directors”; provided that the election of any such Preferred Stock Directors will not cause us to violate the corporate governance requirements of NASDAQ (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that our board of directors shall, at no time, include more than two Preferred Stock Directors.

In the event of a Nonpayment, the holders of at least 25% of the shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock may request that a special meeting of stockholders be called to elect such Preferred Stock Directors (provided, however, that if our next annual or a special meeting of stockholders is scheduled to be held within 90 days of the receipt of such request, the election of such Preferred Stock Directors will be included in the agenda for, and will be held at, such scheduled annual or special meeting of stockholders). The Preferred Stock Directors will stand for reelection annually, at each subsequent annual meeting of the stockholders, so long as the holders of the Mandatory Convertible Preferred Stock continue to have such voting rights.

At any meeting at which the holders of the Mandatory Convertible Preferred Stock are entitled to elect Preferred Stock Directors, the holders of a majority of the then outstanding shares of the Mandatory Convertible Preferred Stock and all other series of Voting Preferred Stock, present in person or represented by proxy, will constitute a quorum and the vote of the holders of a majority of such shares of the Mandatory Convertible Preferred Stock and other Voting Preferred Stock so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the Preferred Stock Directors.

As used in this prospectus supplement, “Voting Preferred Stock” means any other class or series of our preferred stock, ranking equally with the Mandatory Convertible Preferred Stock as to dividends and to the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights for the election of directors have been conferred and are exercisable. Whether a plurality, majority or other portion in voting power of the Mandatory Convertible Preferred Stock and any other Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Mandatory Convertible Preferred Stock and such other Voting Preferred Stock voted.

If and when all accumulated and unpaid dividends have been paid in full, or declared and a sum or number of shares of our common stock sufficient for such payment shall have been set aside (a “Nonpayment Remedy”), the holders of the Mandatory Convertible Preferred Stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent Nonpayment. If such voting rights for the holders of the Mandatory Convertible Preferred Stock and all other holders of Voting Preferred Stock have terminated, the term of office of each Preferred Stock Director so elected will terminate at such time and the authorized number of directors on our board of directors shall automatically decrease by two.

Any Preferred Stock Director may be removed at any time, with or without cause, by the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock then outstanding (voting together as a single class) when they have the voting rights described above. In the event that a Nonpayment shall have occurred and there shall not have been a Nonpayment Remedy, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, except in the event that such vacancy is created as a result of such Preferred Stock Director being removed or if no Preferred Stock Director remains in office, such vacancy may be filled by a vote of the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock then outstanding (voting together as a single class) when they have the voting rights described above; provided that the election of any such Preferred Stock Directors will not cause us to violate the corporate governance requirements of NASDAQ (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The Preferred Stock Directors will each be entitled to one vote per director on any matter.

So long as any shares of Mandatory Convertible Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds in voting power of the outstanding shares of Mandatory Convertible Preferred Stock and all other series of Voting Preferred Stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at an annual or special meeting of such stockholders:

•	amend or alter the provisions of our Charter so as to authorize or create, or increase the authorized amount of, any Senior Stock;

•	amend, alter or repeal the provisions of our Charter or the Certificate of Designations so as to adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock; or

•	consummate a binding share exchange or reclassification involving the Mandatory Convertible Preferred Stock or a merger or consolidation of us with another entity, unless in each case: (i) the Mandatory Convertible Preferred Stock remain outstanding and are not amended in any respect or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (ii) such Mandatory Convertible Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that in the event that a transaction would trigger voting rights under both the second and third bullet point above, the third bullet point will govern; provided, further, however, that:

•	any increase in the amount of our authorized but unissued shares of preferred stock;

•	any increase in the authorized or issued shares of Mandatory Convertible Preferred Stock; and

•	the creation and issuance, or an increase in the authorized or issued amount, of any other series of Parity Stock or Junior Stock,

will be deemed not to adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock and shall not require the affirmative vote or consent of holders of the Mandatory Convertible Preferred Stock.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would affect one or more but not all series of Voting Preferred Stock (including the Mandatory

Convertible Preferred Stock for this purpose), then only the series of Voting Preferred Stock adversely affected and entitled to vote shall vote as a class in lieu of all other series of Voting Preferred Stock.

Without the consent of the holders of the Mandatory Convertible Preferred Stock, we may amend, alter, supplement or repeal any terms of the Mandatory Convertible Preferred Stock to (i) conform the terms of the Mandatory Convertible Preferred Stock to the description thereof in the accompanying prospectus as supplemented and/or amended by this “Description of Mandatory Convertible Preferred Stock” section of the final prospectus supplement for the Mandatory Convertible Preferred Stock or (ii) file a certificate of correction with respect to the Certificate of Designations to the extent permitted by Section 103(f) of the Delaware General Corporation Law.

Mandatory Conversion

Each outstanding share of the Mandatory Convertible Preferred Stock, unless previously converted or redeemed as described under “—Acquisition Termination Redemption,” will automatically convert on the Mandatory Conversion Date (as defined below), into a number of shares of our common stock equal to the conversion rate described below.

The conversion rate, which is the number of shares of our common stock issuable upon conversion of each share of the Mandatory Convertible Preferred Stock on the Mandatory Conversion Date (excluding any shares of our common stock issued in respect of accrued and unpaid dividends, as described below), will be as follows:

•	if the Applicable Market Value of our common stock is greater than the Threshold Appreciation Price, which is approximately $ , then the conversion rate will be shares of our common stock per share of Mandatory Convertible Preferred Stock, or the “Minimum Conversion Rate”;

•	if the Applicable Market Value of our common stock is less than or equal to the Threshold Appreciation Price but equal to or greater than the Initial Price, which is approximately $ , then the conversion rate will be equal to $100.00 divided by the Applicable Market Value of our common stock, rounded to the nearest ten-thousandth of a share; or

•	if the Applicable Market Value of our common stock is less than the Initial Price, then the conversion rate will be shares of our common stock per share of Mandatory Convertible Preferred Stock, or the “Maximum Conversion Rate”.

We refer to the Minimum Conversion Rate and the Maximum Conversion Rate collectively as the “Fixed Conversion Rates”. The “Threshold Appreciation Price” is calculated by dividing $100.00 by the Minimum Conversion Rate, and represents an approximately     % appreciation over the Initial Price. The “Initial Price” is calculated by dividing $100.00 by the Maximum Conversion Rate and initially equals approximately $        , which is the per share public offering price of our common stock in the concurrent offering of our common stock. The Fixed Conversion Rates are subject to adjustment as described in “—Anti-dilution Adjustments” below.

If we declare a dividend for the dividend period ending on February 1, 2020, we will pay such dividend to the holders of record as of the immediately preceding Regular Record Date, as described above under “—Dividends.” If on or prior to February 1, 2020 we have not declared all or any portion of the accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock, the conversion rate will be adjusted so that holders receive an additional number of shares of our common stock equal to:

•	the amount of such accumulated and unpaid dividends that have not been declared, or the “Additional Conversion Amount”, divided by

•	the greater of (i) the Floor Price and (ii) 97% of the Average Price (calculated as though February 1, 2020 is the applicable Dividend Payment Date).

To the extent that the Additional Conversion Amount exceeds the product of the number of additional shares and 97% of the Average Price, we will, if we are able to do so under applicable law and in compliance with our indebtedness, declare and pay such excess amount in cash (computed to the nearest cent) pro rata to the holders of the Mandatory Convertible Preferred Stock. Any such payment in cash may not be permitted by our then existing debt instruments.

Hypothetical conversion values upon mandatory conversion

For illustrative purposes only, the following table shows the number of shares of our common stock that a holder of the Mandatory Convertible Preferred Stock would receive upon mandatory conversion of one share of Mandatory Convertible Preferred Stock at various Applicable Market Values for our common stock. The table assumes that there will be no conversion adjustments as described below in “—Anti-dilution Adjustments” and that dividends on the Mandatory Convertible Preferred Stock will be declared and paid in cash (and not in additional shares of our common stock). The actual Applicable Market Value of our common stock may differ from those set forth in the table below. Given an Initial Price of $        and a Threshold Appreciation Price of $        , a holder of Mandatory Convertible Preferred Stock would receive on the Mandatory Conversion Date the number of shares of our common stock per share of Mandatory Convertible Preferred Stock set forth below:

Assumed Applicable Market Value of our common stock	Number of shares of our common stock to be received upon mandatory conversion	Assumed Conversion value (Calculated as Applicable Market Value multiplied by the number of shares of our common stock to be received upon mandatory conversion)
$		$
$		$
$		$
$		$
$		$
$		$
$		$

Accordingly, assuming that the market price of our common stock on the Mandatory Conversion Date is the same as the Applicable Market Value of our common stock, the Applicable Market Value of our common stock you receive upon mandatory conversion of a share of Mandatory Convertible Preferred Stock (excluding any shares of our common stock you receive in respect of accrued and unpaid dividends) will be:

•	greater than the $100.00 liquidation preference of the share of Mandatory Convertible Preferred Stock, if the Applicable Market Value is greater than the Threshold Appreciation Price;

•	equal to the $100.00 liquidation preference of the share of Mandatory Convertible Preferred Stock, if the Applicable Market Value is less than or equal to the Threshold Appreciation Price and greater than or equal to the Initial Price; and

•	less than the $100.00 liquidation preference of the share of Mandatory Convertible Preferred Stock, if the Applicable Market Value is less than the Initial Price.

Definitions

“Applicable Market Value” means the Average VWAP per share of our common stock over the Settlement Period.

“Settlement Period” means the 20 consecutive Trading Day period commencing on, and including, the 22nd Scheduled Trading Day immediately preceding February 1, 2020.

“Mandatory Conversion Date” means the third Business Day immediately following the last Trading Day of the Settlement Period.

A “Trading Day” means a day on which:

•	there is no Market Disruption Event; and

•	trading in our common stock generally occurs on the Relevant Stock Exchange;

provided, that if our common stock is not listed or admitted for trading, “Trading Day” means a “Business Day.”

A “Scheduled Trading Day” is any day that is scheduled to be a Trading Day.

“Market Disruption Event” means:

•	a failure by the Relevant Stock Exchange to open for trading during its regular trading session; or

•	the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange or otherwise) in our common stock.

“Relevant Stock Exchange” means NASDAQ or, if our common stock is not then listed on NASDAQ, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading.

“VWAP” per share of our common stock on any Trading Day means the per share volume-weighted average price as displayed on Bloomberg page “VRTS<EQUITY>AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is not available, the market value per share of our common stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose). The “Average VWAP” per share over a certain period means the arithmetic average of the VWAP per share for each Trading Day in the relevant period.

Early Conversion at the Option of the Holder

Other than during a Fundamental Change Conversion Period (as defined below in “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”), holders of shares of Mandatory Convertible Preferred Stock have the right to convert their Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), at any time prior to February 1, 2020 (an “Early Conversion”), into shares of our common stock at the Minimum Conversion Rate of shares of our common stock per share of Mandatory Convertible Preferred Stock.

If, as of the conversion date (as defined below under “—Conversion Procedures—Upon Early Conversion or Upon a Conversion in Connection with a Fundamental Change”) of any Early Conversion, or the “Early Conversion Date”, we have not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on or before a Dividend Payment Date prior to such Early Conversion Date, the conversion rate for such Early Conversion will be adjusted so that holders converting their Mandatory Convertible Preferred Stock at such time receive an additional number of shares of our common stock equal to:

•	such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods, or the “Early Conversion Additional Conversion Amount”, divided by

•	the greater of (i) the Floor Price and (ii) the Average VWAP per share of our common stock over the 20 consecutive Trading Day period, or the “Early Conversion Settlement Period”, commencing on, and including, the 22nd Scheduled Trading Day immediately preceding the Early Conversion Date, or the “Early Conversion Average Price”.

To the extent that the Early Conversion Additional Conversion Amount exceeds the product of such number of additional shares and the Early Conversion Average Price, we will not have any obligation to pay the shortfall in cash.

Except as described above, upon any Early Conversion of any Mandatory Convertible Preferred Stock, we will make no payment or allowance for unpaid dividends on such shares of the Mandatory Convertible Preferred Stock, unless such Early Conversion Date occurs after the Regular Record Date for a declared dividend and on or prior to the immediately succeeding Dividend Payment Date, in which case such dividend will be paid on such Dividend Payment Date to the holder of record of the converted shares of the Mandatory Convertible Preferred Stock as of such Regular Record Date, as described under “—Dividends.”

Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount

General

If a “Fundamental Change” (as defined below) occurs on or prior to February 1, 2020, holders of the Mandatory Convertible Preferred Stock will have the right, or the “Fundamental Change Conversion Right”, during the Fundamental Change Conversion Period (as defined below) to:

(i)	convert their Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), into shares of our common stock (or Units of Exchange Property as described below) at the conversion rate specified in the table below, or the “Fundamental Change Conversion Rate”;

(ii)	with respect to such converted shares, receive a Fundamental Change Dividend Make-whole Amount (as defined below) payable in cash or shares of our common stock; and

(iii)	with respect to such converted shares, receive the Accumulated Dividend Amount (as defined below) payable in cash or shares of our common stock,

subject in the case of clauses (ii) and (iii) to certain limitations with respect to the number of shares of our common stock that we will be required to deliver, all as described below. Notwithstanding clauses (ii) and (iii) above, if the Fundamental Change Effective Date (as defined below) or the Fundamental Change Conversion Date (as defined below) falls after the Regular Record Date for a declared dividend and prior to the next Dividend Payment Date, such dividend will be paid on such Dividend Payment Date to the holders as of such Regular Record Date, as described under “—Dividends” and will not be included in the Accumulated Dividend Amount, and the Fundamental Change Dividend Make-whole Amount will not include the present value of the payment of such dividend.

To exercise this Fundamental Change Conversion Right, holders must submit their Mandatory Convertible Preferred Stock for conversion at any time during the period, which we call the “Fundamental Change Conversion Period”, beginning on, and including, the Fundamental Change Effective Date and ending at the close of business on the date that is 20 calendar days after the Fundamental Change Effective Date (or, if later, the date that is 20 calendar days after the date of notice of such Fundamental Change), but in no event later than the Mandatory Conversion Date. Holders of the Mandatory Convertible Preferred Stock who do not submit their shares for conversion during the Fundamental Change Conversion Period will not be entitled to convert their Mandatory Convertible Preferred Stock at the relevant Fundamental Change Conversion Rate or to receive the relevant Fundamental Change Dividend Make-whole Amount or the relevant Accumulated Dividend Amount. The “Fundamental Change Conversion Date” refers to the conversion date (as defined below under “—Conversion Procedures—Upon Early Conversion or Upon a Conversion in Connection with a Fundamental Change”) during the Fundamental Change Conversion Period.

We will notify holders of the anticipated Fundamental Change Effective Date at least 20 calendar days prior to such anticipated Fundamental Change Effective Date or, if such prior notice is not practicable, notify holders of the Fundamental Change Effective Date no later than the second Business Day immediately following the actual Fundamental Change Effective Date. If we notify holders of a Fundamental Change later than the 20th calendar day prior to the Fundamental Change Effective Date, the Fundamental Change Conversion Period will be extended by a number of days equal to the number of days from, and including, the 20th calendar day prior to the Fundamental Change Effective Date to, but excluding, the date of the notice; provided that the Fundamental Change Conversion Period will not be extended beyond the Mandatory Conversion Date.

A “Fundamental Change” will be deemed to have occurred, at any time after the Initial Issue Date of the Mandatory Convertible Preferred Stock, if any of the following occurs:

(i)	any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than us, any of our wholly-owned subsidiaries or any of our or our wholly-owned subsidiaries’ employee benefit plans, becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of capital stock then outstanding entitled to vote generally in elections of our directors;

(ii)	the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination or change in par value) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or a combination thereof); (B) any consolidation, merger or other combination of us or binding share exchange pursuant to which our common stock will be converted into, or exchanged for, stock, other securities or other property or assets (including cash or a combination thereof); or (C) any sale, lease or other transfer or disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of ours and our subsidiaries taken as a whole, to any person other than one or more of our wholly-owned subsidiaries; or

(iii)	our common stock (or other Exchange Property (as defined below)) ceases to be listed or quoted for trading on any of NASDAQ, The New York Stock Exchange or the NASDAQ Global Select Market (or another United States national securities exchange or any of their respective successors).

However, a transaction or transactions described in clause (i) or clause (ii) above will not constitute a Fundamental Change if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares or pursuant to statutory appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of NASDAQ, The New York Stock Exchange or the NASDAQ Global Select Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration becomes the Exchange Property.

Fundamental Change Conversion Rate

The Fundamental Change Conversion Rate will be determined by reference to the table below and is based on the effective date of the Fundamental Change, or the “Fundamental Change Effective Date”, and the price, or the “Fundamental Change Share Price”, paid (or deemed paid) per share of our common stock in such Fundamental Change. If all holders of our common stock receive only cash in exchange for their common stock in the Fundamental Change, the Fundamental Change Share Price shall be the cash amount paid per share. Otherwise, the Fundamental Change Share Price shall be the Average VWAP per share of our common stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the relevant Fundamental Change Effective Date.

The Fundamental Change Share Prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the Fixed Conversion Rates of the Mandatory Convertible Preferred Stock are

adjusted. The adjusted Fundamental Change Share Prices will equal (i) the Fundamental Change Share Prices applicable immediately prior to such adjustment, multiplied by (ii) a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to the adjustment giving rise to the Fundamental Change Share Price adjustment and the denominator of which is the Minimum Conversion Rate as so adjusted. Each of the Fundamental Change Conversion Rates in the table will be subject to adjustment in the same manner and at the same time as each Fixed Conversion Rate as set forth in “—Anti-dilution Adjustments”.

The following table sets forth the Fundamental Change Conversion Rate per share of the Mandatory Convertible Preferred Stock for each Fundamental Change Share Price and Fundamental Change Effective Date set forth below.

Fundamental Change Share Price
Fundamental Change Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$	$	$
, 2017
February 1, 2018
February 1, 2019
February 1, 2020

The exact Fundamental Change Share Price and Fundamental Change Effective Date may not be set forth in the table, in which case:

•	if the Fundamental Change Share Price is between two Fundamental Change Share Price amounts in the table or the Fundamental Change Effective Date is between two Fundamental Change Effective Dates in the table, the Fundamental Change Conversion Rate will be determined by a straight-line interpolation between the Fundamental Change Conversion Rates set forth for the higher and lower Fundamental Change Share Price amounts and the earlier and later Fundamental Change Effective Dates, as applicable, based on a 365-day year;

•	if the Fundamental Change Share Price is in excess of $ per share (subject to adjustment in the same manner as the Fundamental Change Share Prices above), then the Fundamental Change Conversion Rate will be the Minimum Conversion Rate; and

•	if the Fundamental Change Share Price is less than $ per share (subject to adjustment in the same manner as the Fundamental Change Share Prices above), then the Fundamental Change Conversion Rate will be the Maximum Conversion Rate.

Fundamental Change Dividend Make-whole Amount and Accumulated Dividend Amount

For any shares of Mandatory Convertible Preferred Stock that are converted during the Fundamental Change Conversion Period, in addition to the common stock issued upon conversion at the Fundamental Change Conversion Rate, we will at our option (subject to satisfaction of the requirements described below):

(a)	pay in cash (computed to the nearest cent), to the extent we are legally permitted to do so, the present value, computed using a discount rate of % per annum, of all dividend payments on the Mandatory Convertible Preferred Stock (excluding any Accumulated Dividend Amount) for (i) the partial dividend period, if any, from, and including, the Fundamental Change Effective Date to, but excluding, the next Dividend Payment Date and (ii) all the remaining full dividend periods from, and including, the Dividend Payment Date following the Fundamental Change Effective Date to, but excluding, February 1, 2020, or the “Fundamental Change Dividend Make-whole Amount”;

(b)	increase the number of shares of our common stock (or Units of Exchange Property) to be issued on conversion by a number equal to (x) the Fundamental Change Dividend Make-whole Amount divided by (y) the greater of (i) the Floor Price and (ii) 97% of the Fundamental Change Share Price; or

(c)	pay the Fundamental Change Dividend Make-whole Amount in a combination of cash and shares of our common stock (or Units of Exchange Property as described below) in accordance with the provisions of clauses (a) and (b) above.

In addition, to the extent that the Accumulated Dividend Amount exists as of the Fundamental Change Effective Date, holders who convert their Mandatory Convertible Preferred Stock within the Fundamental Change Conversion Period will be entitled to receive such Accumulated Dividend Amount upon conversion. As used herein, the term “Accumulated Dividend Amount” means, in connection with a Fundamental Change, the aggregate amount of accumulated and unpaid dividends, if any, for dividend periods prior to the relevant Fundamental Change Effective Date, including for the partial dividend period, if any, from, and including, the Dividend Payment Date immediately preceding such Fundamental Change Effective Date to, but excluding, such Fundamental Change Effective Date. The Accumulated Dividend Amount will be payable at our election (subject to satisfaction of the requirements described below):

•	in cash (computed to the nearest cent), to the extent we are legally permitted to do so,

•	in an additional number of shares of our common stock (or Units of Exchange Property as described below) equal to (x) the Accumulated Dividend Amount divided by (y) the greater of (i) the Floor Price and (ii) 97% of the Fundamental Change Share Price, or

•	through any combination of cash and shares of our common stock (or Units of Exchange Property as described below) in accordance with the provisions of the preceding two bullets.

We will pay the Fundamental Change Dividend Make-whole Amount and the Accumulated Dividend Amount in cash, except to the extent we elect on or prior to the second Business Day following the Fundamental Change Effective Date to make all or any portion of such payments in shares of our common stock (or Units of Exchange Property as described below).

If we elect to deliver common stock (or Units of Exchange Property as described below) in respect of all or any portion of the Fundamental Change Dividend Make-whole Amount or the Accumulated Dividend Amount, to the extent that the Fundamental Change Dividend Make-whole Amount or the Accumulated Dividend Amount or the dollar amount of any portion thereof paid in common stock (or Units of Exchange Property as described below) exceeds the product of the number of additional shares we deliver in respect thereof and 97% of the Fundamental Change Share Price, we will, if we are able to do so under applicable law and in compliance with our indebtedness, pay such excess amount in cash (computed to the nearest cent). Any such payment in cash may not be permitted by our then existing debt instruments.

No fractional shares of our common stock (or to the extent applicable, Units of Exchange Property) will be delivered to converting holders of the Mandatory Convertible Preferred Stock in respect of the Fundamental Change Dividend Make-whole Amount or the Accumulated Dividend Amount. We will instead pay a cash adjustment (computed to the nearest cent) to each converting holder that would otherwise be entitled to a fraction of a share of our common stock (or to the extent applicable, Units of Exchange Property) based on the Average VWAP per share of our common stock (or to the extent applicable, Units of Exchange Property) over the five consecutive Trading Day period beginning on, and including, the seventh Scheduled Trading Day immediately preceding the conversion date.

In addition, if we are prohibited from paying or delivering, as the case may be, the Fundamental Change Dividend Make-whole Amount (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Delaware law, the Fundamental Change Conversion Rate will instead be increased by a number of shares of common stock equal to the cash amount of the aggregate unpaid and undelivered Fundamental Change Dividend Make-whole Amount, divided by the greater of (i) the Floor Price and (ii) 97% of the Fundamental Change Share Price. To the extent that the cash amount of the aggregate unpaid and undelivered Fundamental Change Dividend Make-whole Amount exceeds the product of such number of additional shares and 97% of the Fundamental Change Share Price, we will not have any obligation to pay the shortfall in cash.

Not later than the second Business Day following the Fundamental Change Effective Date (or, if we provide notice to holders of the Fundamental Change prior to the anticipated Fundamental Change Effective Date as described above, on the date we give holders notice of the anticipated Fundamental Change Effective Date), we will notify holders of:

•	the Fundamental Change Conversion Rate (if we provide notice to holders prior to the anticipated Fundamental Change Effective Date, specifying how the Fundamental Change Conversion Rate will be determined);

•	the Fundamental Change Dividend Make-whole Amount and whether we will pay such amount in cash, shares of our common stock (or to the extent applicable, Units of Exchange Property) or a combination thereof, specifying the combination, if applicable; and

•	the Accumulated Dividend Amount as of the Fundamental Change Effective Date and whether we will pay such amount in cash, shares of our common stock (or to the extent applicable, Units of Exchange Property) or a combination thereof, specifying the combination, if applicable.

Our obligation to deliver shares at the Fundamental Change Conversion Rate and pay the Fundamental Change Dividend Make-whole Amount could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Procedures

Upon Mandatory Conversion

Any outstanding shares of Mandatory Convertible Preferred Stock will automatically convert into shares of common stock on the Mandatory Conversion Date.

If more than one share of the Mandatory Convertible Preferred Stock held by the same holder is automatically converted on the Mandatory Conversion Date, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of our Mandatory Convertible Preferred Stock so converted.

You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock upon conversion, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own.

So long as the shares of the Mandatory Convertible Preferred Stock being converted are in global form, the shares of common stock issuable upon conversion will be delivered to the converting holder through the facilities of DTC, in each case together with delivery by the Company to the converting holder of any cash to which the converting holder is entitled, on the later of (i) the Mandatory Conversion Date and (ii) the Business Day after you have paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the shares of our common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the Mandatory Conversion Date. Except as provided in “—Anti-dilution Adjustments,” prior to the close of business on the Mandatory Conversion Date, the common stock issuable upon conversion of the Mandatory Convertible Preferred Stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to such common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock.

Upon Early Conversion or Upon a Conversion in Connection with a Fundamental Change

If a holder elects to convert the Mandatory Convertible Preferred Stock prior to February 1, 2020, in the manner described in “—Early Conversion at the Option of the Holder” or “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount,” you must observe the following conversion procedures:

•	if such holder holds a beneficial interest in a global share of Mandatory Convertible Preferred Stock, such holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program; and

•	if such holder holds shares of the Mandatory Convertible Preferred Stock in certificated form, such holder must comply with certain procedures set forth in the Certificate of Designations.

The “conversion date” will be the date on which you have satisfied the foregoing requirements, to the extent applicable.

If more than one share of the Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Mandatory Convertible Preferred Stock so surrendered.

You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock upon conversion, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own.

So long as the shares of the Mandatory Convertible Preferred Stock being converted are in global form, the shares of common stock will be issued and delivered to the converting holder through the facilities of DTC on the later of (i) the third Business Day immediately succeeding the conversion date, (ii) the third Business Day immediately succeeding the last day of the Early Conversion Settlement Period and (iii) the Business Day after you have paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the common stock issuable upon early conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the applicable Early Conversion Date or Fundamental Change Conversion Date. Except as provided in “—Anti-dilution Adjustments,” prior to the close of business on the applicable Early Conversion Date or Fundamental Change Conversion Date, the common stock issuable upon early conversion of the Mandatory Convertible Preferred Stock will not be outstanding for any purpose and you will have no rights with respect to such common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock.

Fractional Shares

No fractional shares of our common stock will be issued to holders of the Mandatory Convertible Preferred Stock upon conversion. In lieu of any fractional shares of our common stock otherwise issuable in respect of the aggregate number of shares of the Mandatory Convertible Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the Average VWAP of our common stock over the five consecutive Trading Day period beginning on and including the seventh Scheduled Trading Day immediately preceding the conversion date.

Anti-dilution Adjustments

Each Fixed Conversion Rate will be adjusted as described below, except that we will not make any adjustments to the Fixed Conversion Rates if holders of the Mandatory Convertible Preferred Stock participate

(other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the Mandatory Convertible Preferred Stock, in any of the transactions described below without having to convert their Mandatory Convertible Preferred Stock as if they held a number of shares of common stock equal to (i) the Maximum Conversion Rate as of the record date for such transaction, multiplied by (ii) the number of shares of Mandatory Convertible Preferred Stock held by such holder.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, each Fixed Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0	×	OS1
OS0

where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the record date (as defined below) of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on such record date or immediately after the open of business on such effective date, as applicable;

OS0 =	the number of shares of our common stock outstanding immediately prior to the close of business on such record date or immediately prior to the open of business on such effective date, as applicable, before giving effect to such dividend, distribution, share split or share combination; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, each Fixed Conversion Rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to such Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

“Effective date” as used in this clause (1) means the first date on which the shares of our common stock trade on the Relevant Stock Exchange, regular way, reflecting the relevant share split or share combination, as applicable.

“Record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

(2)	If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the Average VWAP per share of our common stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, each Fixed Conversion Rate will be increased based on the following formula:

CR1	=	CR0	×	OS0 + X
OS0 + Y

where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the record date for such issuance;

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on such record date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the close of business on such record date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to (i) the aggregate price payable to exercise such rights, options or warrants, divided by (ii) the Average VWAP per share of our common stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the close of business on the record date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of common stock are not delivered after the exercise of such rights, options or warrants, each Fixed Conversion Rate shall be decreased to such Fixed Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, each Fixed Conversion Rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to such Fixed Conversion Rate that would then be in effect if such record date for such issuance had not occurred.

For the purpose of this clause (2), in determining whether any rights, options or warrants entitle the holders of our common stock to subscribe for or purchase shares of our common stock at less than such Average VWAP per share for the 10 consecutive trading day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of our common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply;

•	any dividends and distributions in connection with a recapitalization, reclassification, change, consolidation, merger or other combination, share exchange, or sale, lease or other transfer or disposition resulting in the change in the conversion consideration as described below under “—Recapitalizations, Reclassifications and Changes of Our Common Stock”;

•	except as otherwise described below, rights issued pursuant to a shareholder rights plan adopted by us; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply; then each Fixed Conversion Rate will be increased based on the following formula:

CR1	=	CR0	×	SP0
SP0 – FMV

where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the record date for such distribution;

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on such record date;

SP0 =	the Average VWAP per share of our common stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the ex-date (as defined below) for such distribution; and

FMV =	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants so distributed, expressed as an amount per share of our common stock on the ex-date for such distribution.

“Ex-date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

Any increase made under the portion of this clause (3) above will become effective immediately after the close of business on the record date for such distribution. If such distribution is not so paid or made, each fixed conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to be such fixed conversion rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each holder shall receive, in respect of each share of Mandatory Convertible Preferred Stock, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the Maximum Conversion Rate in effect on the record date for the distribution.

If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

•	we will not adjust the Fixed Conversion Rates pursuant to the foregoing in this clause (3) until the earliest of these triggering events occurs; and

•	we will readjust the Fixed Conversion Rates to the extent any of these rights, options or warrants are not exercised before they expire; provided that the rights, options or warrants trade together with our common stock and will be issued in respect of future issuances of the shares of our common stock.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” each Fixed Conversion Rate will be increased based on the following formula:

CR1	=	CR0	×	FMV0 + MP0
MP0

where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the last Trading Day of the 10 consecutive Trading Period commencing on, and including, the effective date for the spin-off;

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on the last Trading Day of the 10 consecutive Trading Period commencing on, and including, the effective date for the spin-off;

FMV0 =	the Average VWAP per share of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive Trading Day period commencing on, and including, the effective date for the spin-off, or the “valuation period”; and

MP0 =	the Average VWAP per share of our common stock over the valuation period.

The increase to each Fixed Conversion Rate under the preceding paragraph will become effective at the close of business on the last Trading Day of the valuation period. Notwithstanding the foregoing, if any date for determining the number of shares of our common stock issuable to a holder occurs during the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed between the beginning of the valuation period and such determination date for purposes of determining such Fixed Conversion Rate. If such dividend or distribution is not so paid, each Fixed Conversion Rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be such Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock other than a regular, quarterly cash dividend that does not exceed $0.45 per share, or the “Initial Dividend Threshold”, each Fixed Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0	×	SP0 – T
SP0 – C

where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on the record date for such dividend or distribution;

SP0 =	the Average VWAP per share of our common stock over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the ex-date for such distribution; and

T =	the Initial Dividend Threshold; provided that if the dividend or distribution is not a regularly quarterly cash dividend, the Initial Dividend Threshold will be deemed to be zero; and

C =	the amount in cash per share we distribute to all or substantially all holders of our common stock.

The Initial Dividend Threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate; provided that no adjustment will be made to the Initial Dividend Threshold for any adjustment to the conversion rate under this clause (4).

Any increase made under this clause (4) shall become effective immediately after the open of business on the record date for such dividend or distribution. If such dividend or distribution is not so paid, each Fixed Conversion Rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be such Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each holder shall receive, for each share of Mandatory Convertible Preferred Stock, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the Maximum Conversion Rate on the record date for such cash dividend or distribution.

(5)	If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the Average VWAP per share of our common stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, or the “expiration date”, each Fixed Conversion Rate will be increased based on the following formula:

CR1	=	CR0	×	AC + (SP1 × OS1)
OS0 × SP1

where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the expiration date;

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the expiration date;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the expiration date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of shares of our common stock outstanding immediately after the expiration date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the Average VWAP of our common stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the expiration date.

The increase to each Fixed Conversion Rate under the preceding paragraph will become effective at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the expiration date. Notwithstanding the foregoing, if any date for determining the number of shares of our common stock issuable to a holder occurs within the 10 Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed between the expiration date of such tender or exchange offer and such determination date for purposes of determining such Fixed Conversion Rate. For the avoidance of doubt, no adjustment under this clause (5) will be made if such adjustment would result in a decrease in any Fixed Conversion Rate.

In the event that we or one of our subsidiaries is obligated to purchase shares of common stock pursuant to any such tender offer or exchange offer, but we or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each Fixed Conversion Rate shall again be adjusted to be such Fixed Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

In addition, we may make such increases in each Fixed Conversion Rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each Fixed Conversion Rate.

Holders of the Mandatory Convertible Preferred Stock may, in certain circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. Federal income tax as a dividend as a result of an adjustment or the nonoccurrence of an adjustment to the Fixed Conversion Rates. See “Material U.S. Federal Income Tax Consequences.”

If we have a rights plan in effect upon conversion of the mandatory convertible preferred stock into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, each fixed conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. We do not currently have a stockholder rights plan in effect.

Adjustments to the Fixed Conversion Rates will be calculated to the nearest 1/10,000th of a share of our common stock.

The Fixed Conversion Rates will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

•	upon the issuance of any shares of our common stock or rights or warrants to purchase those shares pursuant to any present or future benefit or other incentive plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Mandatory Convertible Preferred Stock was first issued;

•	for a change in the par value of our common stock;

•	for stock repurchases that are not tender offers referred to in clause (5) of the adjustments above, including structured or derivative transactions or pursuant to a stock repurchase program approved by our board of directors; or

•	for accumulated dividends on the Mandatory Convertible Preferred Stock, except as described above under “—Mandatory Conversion,” “—Early Conversion at the Option of the Holder” and “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.”

Except as otherwise provided above, we will be responsible for making all calculations called for under the Mandatory Convertible Preferred Stock. These calculations include, but are not limited to, determinations of the Fundamental Change Share Price, the VWAPs, the Average VWAPs and the Fixed Conversion Rates of the Mandatory Convertible Preferred Stock.

We will be required, within 10 Business Days after the Fixed Conversion Rates are adjusted, to provide or cause to be provided written notice of the adjustment to the holders of the Mandatory Convertible Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each Fixed Conversion Rate was determined and setting forth each adjusted Fixed Conversion Rate.

For the avoidance of doubt, if an adjustment is made to the Fixed Conversion Rates, no separate inversely proportionate adjustment will be made to the Initial Price or the Threshold Appreciation Price because the Initial Price is equal to $100.00 divided by the Maximum Conversion Rate (as adjusted in the manner described herein) and the Threshold Appreciation Price is equal to $100.00 divided by the Minimum Conversion Rate (as adjusted in the manner described herein).

Whenever the terms of the Mandatory Convertible Preferred Stock require us to calculate the VWAP per share of our common stock over a span of multiple days, our board of directors or an authorized committee thereof will make appropriate adjustments (including, without limitation, to the Applicable Market Value, the Early Conversion Average Price, the Current Market Price and the Average Price (as the case may be)) to account for any adjustments to the Initial Price, the Threshold Appreciation Price, the Floor Price and the Fixed Conversion Rates (as the case may be) that become effective, or any event that would require such an adjustment if the Ex-Date, effective date or Expiration Date (as the case may be) of such event occurs, during the relevant period used to calculate such prices or values (as the case may be).

If:

•	the record date for a dividend or distribution on shares of our common stock occurs after the end of the 20 consecutive Trading Day period used for calculating the Applicable Market Value and before the Mandatory Conversion Date; and

•	that dividend or distribution would have resulted in an adjustment of the number of shares issuable to the holders of the Mandatory Convertible Preferred Stock had such record date occurred on or before the last Trading Day of such 20-Trading Day period, then we will deem the holders of the Mandatory Convertible Preferred Stock to be holders of record of our common stock for purposes of that dividend or distribution. In this case, the holders of the Mandatory Convertible Preferred Stock would receive the dividend or distribution on our common stock together with the number of shares of our common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the event of:

•	any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the surviving corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;

•	any reclassification of our common stock into securities, including securities other than our common stock; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (each, a “Reorganization Event”), each share of the Mandatory Convertible Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the holders of the Mandatory Convertible Preferred Stock, become convertible into the kind of stock, other securities or other property or assets (including cash or any combination thereof) that such holder would have been entitled to receive if such holder had converted its Mandatory Convertible Preferred Stock into common stock immediately prior to such Reorganization Event (such stock, other securities or other property or assets (including cash or any combination thereof), the “Exchange Property”, with each “Unit of Exchange Property” meaning the kind and amount of Exchange Property that a holder of one share of common stock is entitled to receive).

If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Exchange Property into which the Mandatory Convertible Preferred Stock will be convertible will be deemed to be:

•	the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election; and

•	if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock.

We will notify holders of the Mandatory Convertible Preferred Stock of the weighted average referred to in the first bullet point in the preceding sentence as soon as practicable after such determination is made.

The number of Units of Exchange Property we will deliver for each share of the Mandatory Convertible Preferred Stock converted or subject to acquisition termination redemption following the effective date of such Reorganization Event will be determined as if references to our common stock in the description of the conversion rate applicable upon mandatory conversion, conversion at the option of the holder and conversion at the option of the holder upon a Fundamental Change were to Units of Exchange Property (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such Mandatory Convertible Preferred Stock is actually converted). For the purpose of determining which bullet of the definition of conversion rate in the second paragraph under “—Mandatory Conversion” will apply upon mandatory conversion, and for the purpose of calculating the conversion rate if the second bullet is applicable, the value of a Unit of Exchange Property will be determined in good faith by our board of directors or an authorized committee thereof (which determination will be final), except that if a Unit of Exchange Property includes common stock or American Depositary Receipts, or “ADRs”, that are traded on a U.S. national securities exchange, the value of such common stock or ADRs will be the average over the 20 consecutive Trading Day period used for calculating the Applicable Market Value of the volume-weighted Average Prices for such common stock or ADRs, as displayed on the applicable Bloomberg screen (as determined in good faith by our board of directors or an authorized committee thereof (which determination will be final)); or, if such price is not available, the average market value per share of such common stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The provisions of this paragraph will apply to successive Reorganization Events, and the provisions summarized under “—Anti-dilution Adjustments” will apply to any shares of capital stock or ADRs of us or any successor received by the holders of shares of our common stock in any such Reorganization Event. We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any Reorganization Event provide written notice to the holders of the Mandatory Convertible Preferred Stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice will not affect the operation of the provisions described in this section.

In connection with any adjustment to the conversion rate described above, we will also adjust the Initial Dividend Threshold (as defined under “—Anti-dilution Adjustments”) based on the number of shares of common stock comprising the Exchange Property and (if applicable) the value of any non-stock consideration comprising the Exchange Property. If the Exchange Property is composed solely of non-stock consideration, the Initial Dividend Threshold will be zero.

It is possible that certain consolidations, mergers, combinations or other transactions could result in tax gains or losses to the holders either as a result of the transaction or the conversion thereafter. Holders are encouraged to consult with their own tax advisors regarding the tax consequences of the ownership, disposition and conversion of the Mandatory Convertible Preferred Stock.

Reservation of Shares

We will at all times reserve and keep available out of the authorized and unissued shares of common stock, solely for issuance upon conversion of the Mandatory Convertible Preferred Stock, the maximum number of shares of our common stock as shall be issuable from time to time upon the conversion of all the shares of the Mandatory Convertible Preferred Stock then outstanding.

Transfer Agent, Registrar and Conversion and Dividend Disbursing Agent

Broadridge Corporate Issuer Solutions, Inc. is the transfer agent and registrar of our common stock and will serve as transfer agent, registrar, conversion and dividend disbursing agent for the Mandatory Convertible Preferred Stock.

Book-Entry, Delivery and Form

The Mandatory Convertible Preferred Stock will be issued in global form. DTC or its nominee will be the sole registered holder of the Mandatory Convertible Preferred Stock. Ownership of beneficial interests in the Mandatory Convertible Preferred Stock in global form will be limited to persons who have accounts with DTC, or “participants”, or persons who hold interests through such participants. Ownership of beneficial interests in the Mandatory Convertible Preferred Stock in global form will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global certificate representing the shares of the Mandatory Convertible Preferred Stock, DTC or such nominee, as the case may be, will be considered the sole holder of the shares of the Mandatory Convertible Preferred Stock represented by such global certificate for all purposes under the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock. No beneficial owner of an interest in the shares of the Mandatory Convertible Preferred Stock in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock.

Payments of dividends on the global certificate representing the shares of the Mandatory Convertible Preferred Stock will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of us, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate representing the shares of the Mandatory Convertible Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global certificate representing the shares of the Mandatory Convertible Preferred Stock, will credit participants’

accounts with payments in amounts proportionate to their respective beneficial ownership interests in the aggregate Liquidation Preference of such global certificate representing the shares of the Mandatory Convertible Preferred Stock as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global certificate representing the shares of the Mandatory Convertible Preferred Stock held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. We understand that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

•	securities brokers and dealers;

•	banks and trust companies; and

clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the shares of the Mandatory Convertible Preferred Stock in global form or DTC ceases to be registered as a clearing agency under the Exchange Act, and in either case a successor depositary is not appointed by us within 90 days, we will issue certificated shares in exchange for the global securities. Holders of an interest in the Mandatory Convertible Preferred Stock in global form may receive certificated shares, at our option, in accordance with the rules and procedures of DTC in addition to those provided for under the Certificate of Designations. Beneficial interests in Mandatory Convertible Preferred Stock in global form held by any direct or indirect participant may also be exchanged for certificated shares upon request to DTC by such direct participant (for itself or on behalf of an indirect participant), to the transfer agent in accordance with their respective customary procedures.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes the material U.S. federal income tax considerations associated with the purchase, ownership and disposition of our Mandatory Convertible Preferred Stock and common stock into which such Mandatory Convertible Preferred Stock may be converted by U.S. holders and non-U.S. holders (as defined below). Except where noted, this discussion deals only with our Mandatory Convertible Preferred Stock or common stock held as capital assets by holders who acquired our Mandatory Convertible Preferred Stock in this issuance and does not address special situations, such as those of:

•	dealers in securities or currencies;

•	financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	insurance companies;

•	persons holding our Mandatory Convertible Preferred Stock or common stock as a part of a hedging, integrated or conversion transaction or a straddle;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, actually or constructively, more than 5% of our Mandatory Convertible Preferred Stock or common stock; or

•	persons liable for alternative minimum tax.

Moreover, this description does not address all aspects of U.S. federal income taxation that might be relevant to particular investors in light of their personal investment circumstances or status, including the Medicare contribution tax on net investment income, any state, local, or non-U.S. tax consequences, or the U.S. gift or estate tax consequences of the acquisition, ownership, retirement or other disposition of Mandatory Convertible Preferred Stock or common stock. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the “Code”, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those described below.

A “U.S. holder” of our Mandatory Convertible Preferred Stock or common stock means a beneficial owner of our Mandatory Convertible Preferred Stock or common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

A “non-U.S. holder” of our Mandatory Convertible Preferred Stock or common stock means a beneficial owner of our Mandatory Convertible Preferred Stock or common stock that is, for U.S. federal income tax purposes, an individual, a corporation, an estate or a trust that is neither a U.S. holder nor a partnership (or other entity taxable as a partnership).

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Mandatory Convertible Preferred Stock or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Mandatory Convertible Preferred Stock or common stock, we urge you to consult your own tax adviser.

We cannot assure you that the Internal Revenue Service, or the “IRS”, or the courts will agree with the tax consequences described herein. A different treatment from that described below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in our Mandatory Convertible Preferred Stock or common stock. If you are considering the purchase of our Mandatory Convertible Preferred Stock or common stock, we urge you to consult your own tax adviser concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our Mandatory Convertible Preferred Stock or common stock, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

Taxation of U.S. Holders

Distributions Generally. Distributions of cash or property that we pay in respect of our Mandatory Convertible Preferred Stock or common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in gross income by a U.S. holder upon receipt. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends received deduction. Dividends paid by us to certain non-corporate U.S. holders (including individuals) are eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for individuals (at a maximum tax rate of 20%), provided that the U.S. holder receiving the dividend satisfies the applicable holding period and other requirements. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the U.S. holder’s tax basis in our Mandatory Convertible Preferred Stock or common stock, and thereafter will be treated as capital gain (and thus treated in the manner described in “—Dispositions of Shares” below).

Share Distributions. We may make distributions to holders of our Mandatory Convertible Preferred Stock that are paid in common stock. These distributions are expected to be treated as taxable dividends for U.S. federal income tax purposes and a U.S. holder would, therefore, generally have taxable income with respect to such distributions of common stock in an amount of the fair market value of the common stock as of the date of distribution, and may have a tax liability on account of such distribution in excess of the cash (if any) that is received.

Alternatively, a distribution on our Mandatory Convertible Preferred Stock paid in common stock might be treated as a tax-free stock distribution, in which case a U.S. holder would not recognize gain or loss on the distribution, such holder’s basis in the Mandatory Convertible Preferred Stock would be allocated between the holder’s Mandatory Convertible Preferred Stock and the common stock received in the distribution based on their relative fair market values on the date of distribution, and the holder’s holding period in the common stock distributed would be the same as the holder’s holding period in the Mandatory Convertible Preferred Stock. Our treatment and reporting of any distribution of common stock on our Mandatory Convertible Preferred Stock will be based on the relevant facts at the time of the distribution. U.S. holders should consult with their tax advisors regarding the tax consequences of a common stock distribution on our Mandatory Convertible Preferred Stock.

Adjustments to the Conversion Rate. The conversion rate of the Mandatory Convertible Preferred Stock will be adjusted in certain circumstances. Adjustments (or failure to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may, in some circumstances, result in a deemed distribution to the U.S. holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the U.S. holder of the Mandatory Convertible Preferred Stock, however, will generally not be considered to result in a deemed distribution to the U.S. holder. Certain of the possible conversion rate adjustments provided in the terms of the Mandatory Convertible Preferred Stock (including adjustments in respect of taxable dividends paid to holders of common stock) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If adjustments that do not qualify as being pursuant to a bona fide reasonable adjustment formula are made, U.S. holders of Mandatory Convertible Preferred Stock will be deemed to have received a distribution even though they have not received any cash or property. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain as described above under “—Distributions Generally”.

Acquisition Termination Redemption Potentially Treated as Recapitalization. If, as a result of an acquisition termination redemption, a U.S. holder receives from us a combination of cash and shares of our common stock pursuant to the payment of the Acquisition Termination Make-whole Amount, we intend to treat the acquisition termination redemption as a recapitalization or other similar transaction for U.S. federal income tax purposes. As such, no loss would be recognized upon such acquisition termination redemption, but the U.S. holder would be required to recognize any gain in an amount equal to the lesser of (1) the cash payment (excluding cash received in lieu of a fractional share of Mandatory Convertible Preferred Stock) or (2) the excess of (i) the fair market value of shares of our common stock and cash payment received in the acquisition termination redemption (excluding shares of common stock or cash received attributable to accrued but unpaid dividends that have been declared) over (ii) the U.S. holder’s adjusted tax basis in the Mandatory Convertible Preferred Stock at the time of redemption. The U.S. holder’s tax basis in shares of our common stock received upon redemption of a Mandatory Convertible Preferred Stock would be the same as its tax basis in the Mandatory Convertible Preferred Stock, increased by the amount of gain recognized, if any, and reduced by the amount of the cash payment. A U.S. holder’s holding period for the shares of our common stock received upon redemption of a Mandatory Convertible Preferred Stock would include the holding period for such Mandatory Convertible Preferred Stock. Cash received in lieu of a fractional share of our common stock generally would be treated as a payment in exchange for the fractional share. Accordingly, the receipt of cash in lieu of a fractional share generally would result in capital gain or loss measured by the difference between the cash received for the fractional share and the adjusted tax basis in the fractional share. Shares of common stock and cash received which are attributable to accrued but unpaid dividends that have been declared will be taxable as described under “—Distributions Generally” above as if the U.S. holder had received cash in respect of such dividends equal to the fair market value of such common stock on the date of the acquisition termination redemption. If a U.S. holder receives solely cash pursuant to the payment of the Acquisition Termination Make-whole Amount, such payment will be treated as described below under “—Disposition of Shares.”

Extraordinary Dividends. Dividends that exceed certain thresholds in relation to a shareholder’s tax basis in (or, in certain circumstances, if such shareholder elects, the fair market value of) the Mandatory Convertible Preferred Stock or our common stock could be characterized as an “extraordinary dividend” under the Code. If a corporation receives an extraordinary dividend on stock it has held the stock for two years or less before the dividend announcement date, it will generally be required to reduce its tax basis in the Mandatory Convertible Preferred Stock or common stock, as applicable, with respect to which such dividend was made by the nontaxed portion of such dividend. If the amount of the reduction exceeds the corporation’s tax basis in such stock, the excess is treated as taxable gain. A non-corporate shareholder will be required to treat any losses on the sale of Mandatory Convertible Preferred Stock or our common stock as long-term capital losses to the extent that any extraordinary dividends received by such non-corporate shareholder would otherwise qualify as a dividend.

Conversion into Common Stock. A U.S. holder generally will not recognize gain or loss upon the conversion of the Mandatory Convertible Preferred Stock into shares of common stock, except that (1) a U.S. holder’s receipt of cash (if any) in respect of accrued and unpaid dividends that have been declared will be taxable as described under “—Distributions Generally” above, (2) a U.S. holder’s receipt of common stock (if any) in respect of accrued and unpaid dividends that have been declared will be taxable as described under “—Distributions Generally” above as if the U.S. holder had received cash in respect of such dividends equal to the fair market value of such common stock on the date of conversion, (3) the treatment of a U.S. holder’s receipt of cash (if any) in respect of accrued and unpaid dividends that have not been declared and any make-whole dividend or acquisition termination redemption is unclear and, although not free from doubt, we believe that any such cash should be treated as additional consideration received in the conversion and should be taxable to the extent of any gain realized by such U.S. holder on the conversion and (4) a U.S. holder’s receipt of cash in lieu of a fractional share of our common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share of our common stock and the U.S. holder tax basis in the fractional share of our common stock).

With respect to the third point above, the gain realized by a U.S. holder equals the excess, if any, of (i) the sum of the fair market value of our common stock received and the cash received (other than amounts received in respect of accrued and unpaid dividends that have been declared) over (ii) such U.S. holder’s tax basis in our Mandatory Convertible Preferred Stock immediately prior to conversion. The character of such gain will depend on a number of factors. Any gain would be taxable as a dividend to the extent of such U.S. holder’s allocable share of our accumulated earnings and profits if the receipt of the cash is considered to have the effect of a dividend (which generally would be the case if the receipt of such cash did not result in a meaningful reduction in such U.S. holder’s equity interest in us, as determined for U.S. federal income tax purposes) and thereafter as capital gain. Any amount treated as a dividend for which a dividends-received deduction is applicable likely would be subject to extraordinary dividend rules without regard to the amount of the dividend or the time period during which such U.S. holder owned the Mandatory Convertible Preferred Stock. If the conversion did result in a meaningful reduction, such gain would be capital gain in its entirety. To the extent the amount of cash received exceeds the gain realized, the excess amount will not be taxable to such U.S. holder but will reduce the U.S holder’s tax basis in our common stock received upon conversion. A U.S. holder will not be permitted to recognize any loss realized upon conversion of Mandatory Convertible Preferred Stock into common stock.

Except as discussed in the last sentence of this paragraph, a U.S. holder’s basis in shares of common stock received upon conversion of the Mandatory Convertible Preferred Stock (and any fractional shares of our common stock treated as received and then exchanged for cash) will equal the basis of the converted shares of Mandatory Convertible Preferred Stock, increased by any gain recognized on the conversion and reduced by any cash received that was treated as additional consideration received in the conversion as discussed above, and the holding period of such shares of common stock will include the holding period of the converted shares of Mandatory Convertible Preferred Stock. A U.S. holder’s tax basis in common stock received may be further reduced under the extraordinary dividend rules. Common stock received in payment of accrued but unpaid dividends that have been declared and taxed as a dividend upon receipt, if any, will have a basis equal to their fair market value on the date of conversion, and a new holding period which will commence on the day after the conversion.

Dispositions of Shares. Upon a sale, exchange or other taxable disposition of our Mandatory Convertible Preferred Stock or common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. holder’s adjusted tax basis in our Mandatory Convertible Preferred Stock or common stock. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Mandatory Convertible Preferred Stock or common stock is more than one year at the time of disposition. Long-term capital gains of certain non-corporate U.S. holders (including individuals) are subject to U.S. federal income taxation at a maximum rate of 20%. The deductibility of capital losses is subject to limitations under the Code.

Additional Shares of Common Stock Received. Although it is not free from doubt, any additional shares of common stock received by a U.S. holder as a result of a Fundamental Change (see “Description of the Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) should be treated as part of the consideration received in the conversion. If this treatment is correct, then the U.S. holder would be treated in the manner described above under “—Conversion into Common Stock.” U.S. holders should consult their own tax advisors to determine the specific tax treatment of such additional shares in their particular circumstances.

Taxation of Non-U.S. Holders

The following discussion is only a summary of the rules governing the U.S. federal income taxation of non-U.S. holders, such as nonresident alien individuals and foreign corporations. Prospective non-U.S. holders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws, as well as the consequences arising under the laws of any other taxing jurisdiction, with regard to an investment in Mandatory Convertible Preferred Stock or common stock, including any reporting requirements.

Distributions. If distributions are paid on our Mandatory Convertible Preferred Stock or common stock (including any taxable constructive distributions resulting from certain adjustments (or failures to make adjustments) to the number of shares of common stock to be issued on conversion (as described under “—Taxation of U.S. Holders—Adjustment to the Conversion Rate” above)), they will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the non-U.S. holder) are not subject to withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, any such effectively connected dividends received by a foreign corporation may be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate for dividends will generally be required (a) to provide the applicable withholding agent with a complete IRS Form W-8BEN or W-8BEN-E (or successor form) and certify under penalty of perjury that such non U.S.-holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy certain relevant certification requirements set forth under applicable Treasury Regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Share Distributions and Adjustments to Conversion Rate. We may make distributions to holders of our Mandatory Convertible Preferred Stock that are paid in common stock. In general, distributions paid in common stock are expected to be treated as dividends for U.S. federal income tax purposes, although such a distribution may alternatively be treated as a tax-free stock distribution in certain circumstances (as described under “—Taxation of U.S. Holders—Share Distributions” above). Similarly, as discussed above under the heading “—Taxation of U.S. Holders—Adjustments to the Conversion Rate,” adjustments to the Conversion Rate can result in deemed distributions to holders of our Mandatory Convertible Preferred Stock. Because deemed distributions or distributions made in common stock would not give rise to any cash from which any applicable withholding tax could be satisfied, we, or an applicable withholding agent, will withhold the U.S. federal income tax on such dividend from any cash, common stock, or sales proceeds otherwise payable to a non-U.S. holder.

Conversion of Mandatory Convertible Preferred Stock into Common Stock. Generally, a non-U.S. holder will not recognize gain or loss in respect of the receipt of common stock upon the conversion of the Mandatory Convertible Preferred Stock, except that common stock received that is attributable to accrued and unpaid dividends that have been declared, if any, will be treated in the manner described above under “—Distributions.”

Dispositions. Subject to the discussion of FATCA and backup withholding below, any gain realized on the disposition of our Mandatory Convertible Preferred Stock or common stock by a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax unless:

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or such non-U.S. holder’s holding period for our Mandatory Convertible Preferred Stock or common stock (as applicable).

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the disposition in the same manner as if it were a United States person as defined under the Code. A non-U.S. holder described in the first bullet point immediately above that is a foreign corporation may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by U.S.-source capital losses, even though the individual is not considered a resident of the United States.

We believe we have not been and are not currently a “United States real property holding corporation” for U.S. federal income tax purposes, and we do not anticipate becoming one in the future. However, no assurance can be given that we will not become one in the future. If we are, or become, a “United States real property holding corporation,” so long as our common stock continues to be regularly traded on an established securities market, a non-U.S. holder will be subject to U.S. federal income tax on the disposition of our common stock only if, at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for our common stock, the amount of our common stock owned (directly, indirectly or constructively) by such non-U.S. holder plus the value of the common stock into which any Mandatory Convertible Preferred Stock held by such non-U.S. holder during such period is convertible has a fair market value greater than 5% of the fair market value of our common stock as of such time. In addition, so long as our Mandatory Convertible Preferred Stock is and continues to be regularly traded on an established securities market, only a non-U.S. holder that has held (at any time during the shorter of the five-year period ending on the date of the disposition of our Mandatory Convertible Preferred Stock or such non-U.S. holder’s holding period for our Mandatory Convertible Preferred Stock) more than 5% of our Mandatory Convertible Preferred Stock will be subject to U.S. federal income tax on the disposition of our Mandatory Convertible Preferred Stock. If the Mandatory Convertible Preferred Stock were not traded on an established securities market, a non-U.S. holder will be subject to U.S. federal income tax on the disposition of our Mandatory Convertible Preferred Stock if, at the time such non-U.S. holder acquired shares of our Mandatory Convertible Preferred Stock, the fair market value of the Mandatory Convertible Preferred Stock on such date exceeds 5% of the fair market value of our common stock (provided that, in the case of a non-U.S. holder who subsequently acquires additional shares of our Mandatory Convertible Preferred Stock, all of such non-U.S. holder’s shares of Mandatory Convertible Preferred Stock will be aggregated and valued as of the date of the subsequent acquisition for purposes of applying the 5% test). Non-U.S. holders should consult their own tax advisors about the consequences that could result if we are, or become, a “United States real property holding corporation.”

Additional Withholding Requirements. Under the Foreign Account Tax Compliance Act, or “FATCA”, withholding is generally required at a rate of 30% on payments of dividends on, or gross proceeds from the sale or other disposition of, our Mandatory Convertible Preferred Stock or common stock paid to certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to certain shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain United States persons or by certain foreign entities that are wholly or partially owned by United States persons. Accordingly, the entity through which our Mandatory Convertible Preferred Stock or common stock is held will affect the determination of whether such withholding is required. Under applicable U.S. Treasury regulations, withholding under FATCA currently applies to payments of dividends on our Mandatory Convertible Preferred Stock or common stock, but will only apply to payments of gross proceeds from a sale or other disposition of our common stock made after December 31, 2018. Similarly, after December 31, 2018, gross proceeds from the sale of shares of common stock held by a non-financial foreign entity will be subject to withholding at a rate of 30%, unless such entity either (a) certifies to us that such entity does not have any substantial U.S. owners or (b) provides certain information regarding the entity’s substantial U.S. owners, which we will in turn provide to the Secretary of the Treasury.

Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of this withholding tax. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our Mandatory Convertible Preferred Stock or common stock and the entities through which they hold our Mandatory Convertible Preferred Stock or common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

Information Reporting Requirements and Backup Withholding Tax

U.S. Holders. In general, dividends on our Mandatory Convertible Preferred Stock or common stock, and payments of the proceeds of a sale, exchange or other taxable disposition of our Mandatory Convertible Preferred Stock or common stock paid to a U.S. holder are subject to information reporting and may be subject to backup withholding at a rate of 28% unless the U.S. holder (i) is a corporation or other exempt recipient or (ii) provides an accurate taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be refunded by the IRS or credited against the U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Non-U.S. Holders. The amount of dividends paid to any non-U.S. holder and the tax withheld with respect to such dividends must be reported annually to the IRS and to the non-U.S. holder, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such non-U.S. holder unless such holder certifies under penalty of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Mandatory Convertible Preferred Stock or common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended, or “ERISA”, and Section 4975 of the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, (b) plans (as defined in Section 4975(e)(1) of the Code) that are subject to Section 4975 of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include assets of a plan described in (a) or (b) by reason of such plan’s investment in such entities, including without limitation, an insurance company general account (each of (a), (b) and (c) is referred to herein as a “Plan”) and (d) persons who have certain specified relationships to Plans, or “parties in interest” under ERISA and “disqualified persons” under the Code. ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA, and ERISA and the Code prohibit certain transactions between a Plan and “parties in interest” or “disqualified persons” with respect to such Plan. Violations of these rules may result in the imposition of excise taxes and other penalties and liabilities under ERISA and the Code. Governmental plans, certain church plans and non-U.S. plans, collectively referred to herein as “non-ERISA Plans”, while not subject to Title I of ERISA or Section 4975 of the Code, may nevertheless be subject to similar laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, collectively referred to herein as “Similar Laws”.

General Fiduciary Matters

In considering an investment in shares of our Mandatory Convertible Preferred Stock of a portion of the assets of any Plan or non-ERISA Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan or non-ERISA Plan, as applicable, and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan or non-ERISA Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transactions

The issuer, the trustee, the underwriters or certain affiliates thereof may be “parties in interest” or “disqualified persons” with respect to a number of Plans. Accordingly, investment in shares of our Mandatory Convertible Preferred Stock by a Plan that has such a relationship could be deemed to constitute a transaction prohibited under Title I of ERISA or Section 4975 of the Code (e.g., an extension of credit to a “party in interest”). Such transactions may, however, be subject to one or more statutory or administrative exemptions such as: Section 408(b)(17) of ERISA, which exempts certain transactions between a Plan and a non-fiduciary service provider to such Plan; Prohibited Transaction Class Exemption, or “PTCE”, 90-1, which exempts certain transactions involving insurance company separate accounts; PTCE 91-38, which exempts certain transactions involving bank collective investment funds; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a “qualified professional asset manager”; PTCE 95-60, which exempts certain transactions involving insurance company general accounts; or PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an “in-house asset manager”; or another available exemption. Such exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with a Plan’s investment. If a purchase or transfer were to result in a non-exempt prohibited transaction, in addition to possible penalties, excise taxes and fiduciary liabilities, such purchase or transfer may have to be rescinded.

By its purchase, each investor will be deemed to have represented that either (a) it is not a Plan that is subject to the prohibited transaction rules of Section 406 of ERISA or Section 4975 of the Code or a non-ERISA Plan subject to Similar Laws, or (b) its investment will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing shares of our Mandatory Convertible Preferred Stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws, to such investment and whether an exemption would be applicable to the purchase and holding of shares of our Mandatory Convertible Preferred Stock.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Barclays Capital Inc. and Morgan Stanley & Co. LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Barclays Capital Inc.
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total	1,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Mandatory Convertible Preferred Stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Mandatory Convertible Preferred Stock offered by this prospectus supplement are subject to, among other things, the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Mandatory Convertible Preferred Stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of Mandatory Convertible Preferred Stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part of the shares of Mandatory Convertible Preferred Stock to certain dealers at that price less a concession not in excess of $        per share. After the initial offering of the shares of Mandatory Convertible Preferred Stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 150,000 additional shares of Mandatory Convertible Preferred Stock at the public offering price listed on the cover page of this prospectus supplement, less the underwriting discounts, and less an amount per share of Mandatory Convertible Preferred Stock equal to any dividends or distributions that are paid or payable by us on the shares of Mandatory Convertible Preferred Stock reflected in the preceding table but that are not payable on the shares of Mandatory Convertible Preferred Stock purchased on exercise of that option. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase the same percentage of the additional shares of Mandatory Convertible Preferred Stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Mandatory Convertible Preferred Stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 150,000 shares of Mandatory Convertible Preferred Stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts	$	$	$
Proceeds, before expenses, to us	$	$	$

The Company estimates that the total expenses of the offering, excluding underwriting discounts, will be approximately $500,000.

Prior to this offering, there has been no public market for our Mandatory Convertible Preferred Stock. We intend to apply to list the Mandatory Convertible Preferred Stock on the NASDAQ Global Market under the symbol “VRTSP.” Our common stock is listed on NASDAQ under the trading symbol “VRTS.”

We have agreed with the underwriters, subject to certain exceptions, not to (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any securities of the Company that are substantially similar to the shares of our Mandatory Convertible Preferred Stock or common stock, including but not limited to any options or warrants to purchase shares of common stock, Mandatory Convertible Preferred Stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock, Mandatory Convertible Preferred Stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers any of the economic consequences of ownership of the common stock or the Mandatory Convertible Preferred Stock, during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement. This agreement does not apply to, among other things, (a) the issuance of the shares of Mandatory Convertible Preferred Stock under this prospectus supplement, (b) the issuance of shares of common stock upon the exercise of an option or warrant or vesting of restricted stock units or the conversion or exchange of a security outstanding on the date of this prospectus supplement, (c) the issuance of shares of common stock or the grant of options pursuant to existing benefit plans, (d) the issuance of shares of common stock to certain employees of RidgeWorth as consideration for a portion of their RidgeWorth equity interests, (e) certain securities sold to collaborators, vendors, manufacturers, distributors or customers, as well as issued in connection with strategic investments and business combinations (provided that the aggregate number issued shall not exceed 10% of our common stock outstanding as of the closing of the Concurrent Offering), (f) any shares of common stock granted to consultants as compensation for their services, (g) the securities issued in the Concurrent Offering of common stock or (i) the issuance, if any, of common stock pursuant to the terms of the Mandatory Convertible Preferred Stock. Barclays Capital Inc. and Morgan Stanley & Co. LLC, in their sole discretion, may release or waive any of the foregoing in whole or in part at any time with or without notice.

In addition, our executive officers and directors have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our common or stock or preferred stock, or any options or warrants to purchase any shares of our common stock or preferred stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock or preferred stock, whether now owned or hereinafter acquired, owned directly by such executive officer or director or with respect to which such executive officer or director has beneficial ownership within the rules and regulations of the SEC during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement. Furthermore, our executive officers and directors have agreed not to engage in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the shares of our common stock during the 60-day period even if such shares would be disposed of by someone other than our executive officers and directors. This agreement does not apply to, among other things, (i) transfers (a) as a bona fide gift or gifts, (b) to any trust for the direct or indirect benefit of such executive officer or director or his immediate family, (c) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of such executive officer or director and (d) to such executive officer’s or director’s affiliates or to any investment fund or other entity controlled or managed by such executive officer or director, (ii) any purchases or sales pursuant to pre-existing 10b5-1 trading plans, (iii) the exercise of stock options granted pursuant to existing equity incentive plans as in effect on the date of this prospectus supplement and as described herein (including the surrender or forfeiture of the shares of common stock to the Company to satisfy tax withholding obligations or to effect net share settlement in connection with the exercise of such stock options) and (iv) the issuance or withholding of any shares of common stock by the Company in connection with the vesting of restricted stock units or stock options held by such executive officer or director as of the date of this prospectus supplement. Barclays Capital Inc. and Morgan Stanley & Co. LLC, in their sole discretion, may release or waive any of the foregoing in whole or in part at any time with or without notice.

In order to facilitate the offering of the Mandatory Convertible Preferred Stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Mandatory Convertible Preferred Stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Mandatory Convertible Preferred Stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Mandatory Convertible Preferred Stock in the open market to stabilize the price of the Mandatory Convertible Preferred Stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the shares of Mandatory Convertible Preferred Stock in this offering if the syndicate repurchases previously distributed shares Mandatory Convertible Preferred Stock to cover syndicate short positions or to stabilize the price of the shares of Mandatory Convertible Preferred Stock. These activities may raise or maintain the market price of the Mandatory Convertible Preferred Stock above independent market levels or prevent or retard a decline in the market price of the Mandatory Convertible Preferred Stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Mandatory Convertible Preferred Stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, financing, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have, from time to time, provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, including advisory services in connection with mergers and acquisitions (including the RidgeWorth Acquisition) and sales of mutual funds sponsored by the Company, for which they received or will receive customary fees and expenses. In addition, affiliates of Barclays Capital Inc., Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are lenders under the debt financing commitment letter, the amount of which will be reduced by the lesser of the net cash proceeds received by the Company from an issuance or issuances of equity or equity-linked securities (including from this offering and the Concurrent Offering) and $275 million. Each of the underwriters and/or affiliates of such underwriters are acting as underwriters of the Concurrent Offering.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of ours or our subsidiaries. Certain of the underwriters and/or their affiliates that have lending or other relationships with us or our subsidiaries may also choose to hedge their credit exposure to us or our subsidiaries, as the case may be, consistent with their customary risk management policies. Typically, those underwriters and their affiliates would hedge such exposure by entering into transactions, which may consist of either the purchase of credit default swaps or the creation of short positions in securities of ours or our subsidiaries, including potentially the shares of Mandatory Convertible Preferred Stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of our common stock or of the Mandatory Convertible Preferred Stock offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

Canada

This prospectus supplement constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the Mandatory Convertible Preferred Stock. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus supplement or on the merits of the Mandatory Convertible Preferred Stock and any representation to the contrary is an offence.

Canadian investors are advised that this prospectus supplement has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this prospectus supplement is exempt from the requirement that the Company and the underwriters provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships that may exist between the Company and the underwriters as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the Mandatory Convertible Preferred Stock in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepares and files a prospectus under applicable Canadian securities laws. Any resale of the Mandatory Convertible Preferred Stock acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, pursuant to a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Mandatory Convertible Preferred Stock outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the Mandatory Convertible Preferred Stock will be deemed to have represented to the Company and the underwriters that the investor (i) is purchasing the Mandatory Convertible Preferred Stock as principal, or is deemed to be purchasing as principal, in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in

Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this prospectus supplement does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Mandatory Convertible Preferred Stock and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Mandatory Convertible Preferred Stock or with respect to the eligibility of the Mandatory Convertible Preferred Stock for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum (such as this prospectus supplement), including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the prospectus supplement, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defences under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of any shares of our Mandatory Convertible Preferred Stock may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares of our Mandatory Convertible Preferred Stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive and each person who initially acquires any shares of our Mandatory Convertible

Preferred Stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the representatives and us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any shares of our Mandatory Convertible Preferred Stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of our Mandatory Convertible Preferred Stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of our Mandatory Convertible Preferred Stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our Mandatory Convertible Preferred Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Mandatory Convertible Preferred Stock to be offered so as to enable an investor to decide to purchase any shares of our Mandatory Convertible Preferred Stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the “Order” and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of our Mandatory Convertible Preferred Stock in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Switzerland

The shares of our Mandatory Convertible Preferred Stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or “SIX”, or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of our Mandatory Convertible Preferred Stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares of our Mandatory Convertible Preferred Stock have been or will be filed with or approved by any

Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of our Mandatory Convertible Preferred Stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares of our Mandatory Convertible Preferred Stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the “CISA”. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of our Mandatory Convertible Preferred Stock.

Dubai International Financial Centre

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or the “DFSA”. This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Japan

The shares of our Mandatory Convertible Preferred Stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares of our Mandatory Convertible Preferred Stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Hong Kong

The shares of our Mandatory Convertible Preferred Stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than to (a) “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under such Ordinance, or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of such Ordinance. No advertisement, invitation or document relating to the shares of our Mandatory Convertible Preferred Stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our Mandatory Convertible Preferred Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under such Ordinance.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our Mandatory Convertible Preferred Stock may not be circulated or distributed, nor may the shares of our Mandatory Convertible Preferred Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the “SFA”, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our Mandatory Convertible Preferred Stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our Mandatory Convertible Preferred Stock pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore

LEGAL MATTERS

The validity of the shares of Mandatory Convertible Preferred Stock offered hereby will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Simpson Thacher & Bartlett LLP is currently representing, and has in the past represented, us in a variety of matters.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of RidgeWorth as of December 31, 2015 and 2014 and for the two years in the period ended December 31, 2015, the consolidated financial statements of RidgeWorth Capital Management LLC as of May 30, 2014 and for the period January 1, 2014 to May 30, 2014, and the consolidated financial statements of RidgeWorth Capital Management, Inc. as of December 31, 2013 and for the year then ended, all appearing in Virtus Investment Partners, Inc.’s Current Report on Form 8-K dated December 22, 2016, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by information included directly in this prospectus supplement. Any statement contained in this prospectus supplement, the accompanying prospectus or a document incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. We incorporate by reference the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act).

•	Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 24, 2016;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 filed with the SEC on May 3, 2016, August 9, 2016 and November 7, 2016, respectively;

•	Current Report on Form 8-K filed with the SEC on May 26, 2016, June 14, 2016, August 22, 2016, October 5, 2016, October 27, 2016, December 13, 2016, December 22, 2016, December 22, 2016, and January 25, 2017;

•	The portions of our definitive proxy statement on Schedule 14A filed on April 13, 2016 that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015; and

•	The description of our common stock contained in our Registration Statement on Form 10 filed with the SEC on December 19, 2008, and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the SEC that are made after the initial filing date of this prospectus supplement, as well as between the date of this prospectus supplement and the termination of any offering of securities offered by this prospectus supplement under the terms of:

•	Sections 13(a) and (c) of the Exchange Act;

•	Section 14 of the Exchange Act; and

•	Section 15(d) of the Exchange Act.

We are not, however, incorporating, in each case, any documents (or portions thereof) or information that is “furnished” but not “filed” for purposes of the Exchange Act.

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus supplement and the accompanying prospectus to any person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Written requests for copies should be directed to the following address:

Virtus Investment Partners, Inc.—Investor Relations

100 Pearl Street, 9th Floor

Hartford, Connecticut 06103

(800) 248-7971

PROSPECTUS

$500,000,000

Common Stock, Preferred Stock, Depositary Shares, Warrants, Stock Purchase Contracts and Stock Purchase Units and Debt Securities

Offered by

Virtus Investment Partners, Inc.

We may from time to time offer, in one or more series or classes, separately or concurrently, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities for an aggregate offering price of $500,000,000:

•	shares of common stock, par value $0.01 per share;

•	shares of preferred stock, par value $0.01 per share;

•	depositary shares;

•	warrants to purchase shares of common stock, preferred stock or depositary shares;

•	stock purchase contracts and stock purchase units;

•	debt securities; or

•	any combination of these securities.

We refer to the common stock, preferred stock, depositary shares, warrants, stock purchase contracts and stock purchase units and debt securities collectively as the “securities” in this prospectus. We may offer and sell these securities in amounts, at initial prices and on terms determined at the time of the offering.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be set forth in the applicable prospectus supplement, if any. An applicable prospectus supplement may also contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement. It is important that you read both this prospectus and any applicable prospectus supplement before you invest in the securities.

Investing in our securities involves risks. You should read carefully the information contained in this prospectus under the heading “Risk Factors” beginning on page 5 of this prospectus and the risk factors described in our Securities and Exchange Commission filings, including “Item 1A – Risk Factors” in our most recent Annual Report on Form 10-K for the year ended December 31, 2015 and in our subsequent Quarterly Reports on Form 10-Q, before investing in our securities. We may also include additional risk factors in an applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. An applicable prospectus supplement may describe the terms of the plan of distribution, set forth the names of any agents, dealers or underwriters involved in the sale of the securities, and set forth any applicable commissions or discounts. See “Plan of Distribution” beginning on page 30 for more information on this topic. Our net proceeds, if applicable, from the sale of these securities may also be set forth in a prospectus supplement, if any.

Our common stock is traded on the NASDAQ Global Market under the trading symbol “VRTS.” On January 17, 2017, the closing sale price of our common stock was $119.10 per share.

Our principal executive offices are located at 100 Pearl Street, 9th Floor, Hartford, CT 06103, and our telephone number is (800) 248-7971.

The date of this prospectus is January 23, 2017.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell, nor soliciting an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information appearing in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we may provide a prospectus supplement containing specific information about the terms of the securities being offered and the specific manner in which they will be offered. Any prospectus supplement, which we may provide each time securities are offered, may provide the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission, or discount arrangements with them. Such prospectus supplement may also add, update or change information contained in this prospectus.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Documents Incorporated by Reference” and “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

As used in this prospectus and in the documents incorporated by reference herein, unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” the “Registrant” and “Virtus” refer to all entities owned or controlled by Virtus Investment Partners, Inc.

INFORMATION ABOUT VIRTUS INVESTMENT PARTNERS, INC.

Overview

We are a provider of investment management and related services to individuals and institutions. We use a multi-manager, multi-style approach, offering investment strategies from affiliated managers and select unaffiliated subadvisers, each having its own distinct investment style, autonomous investment process and individual brand. By offering a broad array of products, we believe we can appeal to a greater number of investors, which allows us to have opportunities across market cycles and through changes in investor preferences.

We provide our products in a number of forms and through multiple distribution channels. Our retail products include open-end mutual funds, closed-end funds, exchange traded funds, variable insurance funds, Undertakings for Collective Investments in Transferable Securities and separately managed accounts. Our open-end mutual funds and exchange traded funds are distributed through financial intermediaries. Our closed-end funds trade on the New York Stock Exchange, and our exchange traded funds are traded on either the New York Stock Exchange or NASDAQ. Our variable insurance funds are available as investment options in variable annuities and life insurance products distributed by life insurance companies. Separately managed accounts are comprised of intermediary programs, sponsored and distributed by unaffiliated brokerage firms and private client accounts which are offered to the high net-worth clients of one of our affiliated managers. We also manage institutional accounts for corporations, multi-employer retirement funds, public employee retirement systems, foundations, endowments and as a subadviser to unaffiliated mutual funds. Our earnings are primarily driven by asset-based fees charged for services relating to these products including investment management, fund administration, distribution and shareholder services. These fees are based on a percentage of assets under management and are calculated using daily or weekly average assets, quarter-end assets or average month-end assets.

Corporate Information

Virtus Investment Partners, Inc. was incorporated under the laws of the State of Delaware on October 1, 2008. We commenced operations on November 1, 1995 through a reverse merger with Duff & Phelps Corporation. We were a majority-owned subsidiary of The Phoenix Companies, Inc., or PNX, from 1995 to 2001 and a wholly-owned subsidiary of PNX from 2001 until 2008. On December 31, 2008, PNX distributed 100% of Virtus common stock to PNX stockholders in a spin-off transaction.

Our principal offices are located at 100 Pearl Street, 9th Floor, Hartford, CT 06103 and our telephone number is (800) 248-7971. We maintain a website at www.virtus.com. Information contained on our website is not, and should not be interpreted to be, incorporated by reference into this prospectus or used in connection with this offering. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and current reports on Form 8-K and all amendments to such reports are made available free of charge through the Investor Relations section of our website as soon as reasonably practicable after such materials have been electronically filed with, or furnished to, the SEC.

Recent Developments

On December 16, 2016, the Company entered into a merger agreement to acquire RidgeWorth Holdings LLC, a Delaware limited liability company. Under the merger agreement, a wholly owned subsidiary of the Company will (subject to the satisfaction or waiver of the closing conditions in the merger agreement) merge with and into RidgeWorth with RidgeWorth continuing as the surviving company and a wholly owned subsidiary of the Company. We refer to this acquisition as the “RidgeWorth Acquisition” and to RidgeWorth Holdings LLC as “RidgeWorth.”

The purchase price for the Company’s acquisition of RidgeWorth equals (x) $472,000,000, plus (y) the fair market value of certain of RidgeWorth’s investments at the effective time of the RidgeWorth Acquisition, with the final purchase price subject to adjustments for working capital and client consents. The RidgeWorth Acquisition is expected to be financed using a combination of existing balance sheet resources, debt and equity and/or equity-linked securities. In connection with the transaction, Barclays Bank PLC and Morgan Stanley Senior Funding, Inc. have committed to arrange and provide the Company with a senior secured credit facility composed of (i) a term loan facility of up to $475 million, and (ii) a revolving credit facility of up to $100 million. If the Company sells equity securities or equity-linked securities prior to the Closing, the amount of the term loan would be reduced by the lesser of the net cash proceeds from the offering and $275 million.

The closing of the RidgeWorth Acquisition is subject to (1) the receipt of client consents required by the merger agreement representing revenues that are not less than 77.5% of the baseline revenue amount, (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the Hart-Scott-Rodino Act (3) the absence of any material adverse effect (as defined in the merger agreement) on the business of RidgeWorth and its subsidiaries and (4) other customary closing conditions. The RidgeWorth Acquisition is expected to close in mid-2017, subject to the satisfaction or waiver of such conditions; however, there can be no assurance that the RidgeWorth Acquisition will close, or if it does, when the closing will occur. See “Risk Factors – Risks Relating to the RidgeWorth Acquisition.”

The merger agreement contains customary termination rights for the Company and RidgeWorth, including in the event the RidgeWorth Acquisition is not consummated on or before July 16, 2017 (subject to extension to September 16, 2017 in certain specified circumstances). The merger agreement also contains customary representations, warranties, covenants and indemnification and escrow provisions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that are incorporated by reference herein contain statements that are, or may be considered to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. These statements may be identified by such forward-looking terminology as “expect,” “estimate,” “intent,” “plan,” “intend,” “believe,” “anticipate,” “may,” “will,” “should,” “could,” “continue,” “project,” “opportunity,” “predict,” “would,” “potential,” “future,” “forecast,” “guarantee,” “assume,” “likely,” “target” or similar statements or variations of such terms.

Our forward-looking statements are based on a series of expectations, assumptions and projections about us and the markets in which we operate, are not guarantees of future results or performance and involve substantial risks and uncertainty, including assumptions and projections concerning our assets under management, net cash inflows and outflows, operating cash flows, business plans and credit facilities, for all future periods. All of our forward-looking statements contained in this prospectus and the documents that are incorporated by reference herein are as of the date of this prospectus or the date of the documents that are incorporated by reference herein only.

We can give no assurance that such expectations or forward-looking statements will prove to be correct. Actual results may differ materially. We do not undertake or plan to update or revise any such forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this prospectus, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. If there are any future public statements or disclosures by us which modify or impact any of the forward-looking statements contained in or accompanying this prospectus, such statements or disclosures will be deemed to modify or supersede such statements in this prospectus.

Our business and our forward-looking statements involve substantial known and unknown risks and uncertainties, including those discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. Any occurrence of, or any material adverse change in, one or more risk factors or risks and uncertainties referred to in this prospectus or included in our other periodic reports filed with the SEC could materially and adversely affect our operations, financial results, cash flows, prospects and liquidity. See “Where You Can Find More Information” below. You are urged to carefully consider all such factors.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the following risks and the risks described in the section “Risk Factors” contained in our most recent Annual Report on Form 10-K, which is on file with the SEC and incorporated by reference herein, and any updates to those Risk Factors in our subsequent Quarterly Reports on Form 10-Q, or any applicable prospectus supplement or other offering material, in addition to the other information contained in this prospectus, before purchasing any of our securities. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of these risks described could materially adversely affect our business, financial condition, results of operations, or ability to make distributions to our stockholders. In such case, you could lose all or a portion of your original investment.

Risks Related to the RidgeWorth Acquisition

The RidgeWorth Acquisition is subject to conditions, including certain conditions that may not be satisfied, and it may not be completed on a timely basis, or at all. Failure to complete the RidgeWorth Acquisition could have material and adverse effects on the Company.

On December 16, 2016, the Company entered into a merger agreement in connection with the RidgeWorth Acquisition. The completion of the RidgeWorth Acquisition is subject to a number of conditions, including the receipt of a specified level of required consents from RidgeWorth clients and anti-trust clearance under the Hart-Scott-Rodino Act, which make both the completion and the timing of completion of the RidgeWorth Acquisition uncertain. Also, either RidgeWorth or the Company may terminate the merger agreement if the RidgeWorth Acquisition has not been completed by the termination date (subject to extension under certain circumstances), unless the failure of the RidgeWorth Acquisition to be completed has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

If the RidgeWorth Acquisition is not completed on a timely basis, or at all, the Company’s ongoing business may be adversely affected. Additionally, in the event the RidgeWorth Acquisition is not completed, the Company will be subject to a number of risks without realizing any of the benefits of having completed the RidgeWorth Acquisition, including the following:

•	the Company will be required to pay its costs relating to the RidgeWorth Acquisition, such as legal, accounting and financial advisory fees, whether or not the RidgeWorth Acquisition is completed;

•	time and resources committed by the Company’s management to matters relating to the RidgeWorth Acquisition could otherwise have been devoted to pursuing other beneficial opportunities; and

•	the market price of the Company’s securities could decline to the extent that the current market price reflects a market assumption that the RidgeWorth Acquisition will be completed, or to the extent that the RidgeWorth Acquisition is fundamental to the Company’s business strategy.

Uncertainty regarding the completion of the RidgeWorth Acquisition may cause RidgeWorth clients to withdraw assets under management or to decline to place additional assets under management, and may cause potential RidgeWorth clients to delay or defer decisions concerning RidgeWorth and may adversely affect RidgeWorth’s ability to attract and retain key employees.

The RidgeWorth Acquisition will happen only if stated conditions are met, including, among others, the receipt of a specified level of required consents from RidgeWorth clients and anti-trust clearance under the Hart-Scott-Rodino Act. Many of the conditions are beyond the control of the Company. In addition, both RidgeWorth and the Company have rights to terminate the merger agreement under various circumstances. As a result, there may be uncertainty regarding the completion of the RidgeWorth Acquisition. This uncertainty, along with potential RidgeWorth client uncertainty regarding how the RidgeWorth Acquisition could affect the services offered by

RidgeWorth, may cause RidgeWorth clients to withdraw assets under management or to decline to place additional assets under management, and may cause potential RidgeWorth clients to delay or defer decisions concerning entering into a relationship with RidgeWorth, which could negatively impact revenues and earnings of RidgeWorth. Similarly, uncertainty regarding the completion of the RidgeWorth Acquisition may foster uncertainty among RidgeWorth employees about their future roles. This may adversely affect the ability of RidgeWorth to attract and retain key management, portfolio management, sales, marketing, and trading personnel, which could have an adverse effect on RidgeWorth’s ability to generate revenues at anticipated levels prior or subsequent to the consummation of the RidgeWorth Acquisition.

Although the Company expects that the RidgeWorth Acquisition will result in benefits to the Company, the Company may not realize those benefits because of integration difficulties and other challenges.

The success of the RidgeWorth Acquisition will depend in large part on the success of integrating the personnel, operations, strategies and technologies of the two companies following the completion of the acquisition. The Company may fail to realize some or all of the anticipated benefits of the RidgeWorth Acquisition if the integration process takes longer than expected or is more costly than expected. The failure of the Company to meet the challenges involved in successfully integrating the operations of RidgeWorth or to otherwise realize any of the anticipated benefits of the RidgeWorth Acquisition could impair the operations of the Company. In addition, the Company anticipates that the overall integration of RidgeWorth will be a time-consuming and expensive process that, without proper planning and effective and timely implementation, could significantly disrupt the Company’s business.

Potential difficulties the combined business may encounter in the integration process include the following:

•	the integration of personnel, operations, strategies, technologies and support services;

•	the disruption of ongoing businesses and distraction of their respective personnel from ongoing business concerns;

•	the retention of the existing clients and the retention or transition of RidgeWorth vendors;

•	the retention of key intermediary distribution relationships;

•	the integration of corporate cultures and maintenance of employee morale;

•	the retention of key employees;

•	the creation of uniform standards, controls, procedures, policies and information systems;

•	the reduction of the costs associated with the combined company’s operations;

•	the consolidation and rationalization of information technology platforms and administrative infrastructures; and

•	potential unknown liabilities associated with the RidgeWorth Acquisition.

The anticipated benefits and synergies include the elimination of duplicative personnel, realization of efficiencies in consolidating duplicative corporate and business support functions. However, these anticipated benefits and synergies assume a successful integration and are based on projections, which are inherently uncertain, and other assumptions. Even if integration is successful, anticipated benefits and synergies may not be achieved.

The unaudited pro forma financial data for the Company incorporated into this document is preliminary, and the Company’s actual financial position and operations after the RidgeWorth Acquisition may differ materially from the unaudited pro forma financial data incorporated into this prospectus.

The unaudited pro forma consolidated financial statements incorporated into this document are presented for illustrative purposes only and are not necessarily indicative of what the Company’s actual financial position or results of operations would have been had the RidgeWorth Acquisition been completed on the dates indicated. The Company’s actual results and financial position after the RidgeWorth Acquisition may differ materially and adversely from the unaudited pro forma financial data incorporated into this prospectus. For more information regarding unaudited pro forma consolidated financial statements, see the Company’s Current Report on Form 8-K filed with the SEC on December 22, 2016, which is incorporated by reference herein.

The market price of the Company’s securities may decline in the future as a result of the RidgeWorth Acquisition or other factors.

The market price of the Company’s securities may decline in the future as a result of the RidgeWorth Acquisition for a number of reasons, including:

•	the unsuccessful integration of RidgeWorth and the Company;

•	the failure of the Company to achieve the perceived benefits of the RidgeWorth Acquisition, including financial results, as rapidly as or to the extent anticipated by the Company or financial or industry analysts;

•	decreases in the Company’s revenue or assets under management before or after the closing of the RidgeWorth Acquisition; or

•	general market or economic conditions unrelated to the Company’s performance.

These factors are, to some extent, beyond the control of the Company.

USE OF PROCEEDS

Except as described in any applicable prospectus supplement, we currently intend to use the net proceeds from the sale of securities for general corporate purposes, which may include working capital, capital expenditures, repurchases and redemptions of our securities, repayment or refinancing of indebtedness or the acquisition of complementary businesses which further our corporate strategy. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We may invest the net proceeds temporarily until we use them for their stated purpose.

The actual amount of net proceeds we spend on a particular use will depend on many factors, including our future revenue growth, if any, our future capital expenditures and the amount of cash required by our operations. Many of these factors are beyond our control. Therefore, we will retain broad discretion in the use of the net proceeds.

DESCRIPTION OF COMMON STOCK

The following description of the terms of our common stock is only a summary. This description is subject to, and qualified in its entirety by reference to, our Certificate of Incorporation and Bylaws, each of which has previously been filed with the SEC and which we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, and the General Corporation Law of the State of Delaware, or the DGCL.

Authorized Shares

We are authorized to issue up to 1,000,000,000 shares of common stock. As of January 17, 2017, 5,897,013 shares of our common stock were issued and outstanding and were held by approximately 57,958 holders of record.

Dividends

Subject to the conditions discussed below, the owners of our common stock may receive dividends when declared by our board of directors, or the Board, from funds legally available for the payment of dividends. All decisions regarding the declaration and payment of dividends will be evaluated from time to time in light of our financial condition, earnings, growth prospects, other uses of cash, funding requirements, applicable law and other factors our Board deems relevant.

Voting Rights

Each share of common stock is entitled to one vote in the election of directors and all other matters submitted to a stockholder vote. In general, all matters submitted to a meeting of stockholders, other than as otherwise required by law, our Certificate of Incorporation, the Bylaws or the rules or regulations of any stock exchange on which our stock is traded, shall be decided by vote of a majority of the shares of the common stock represented in person or by proxy at any meeting at which a quorum is present and entitled to vote on the matter. Directors subject to election by holders of our common stock are elected by a plurality of the shares of our common stock represented in person or by proxy at any meeting at which a quorum is present and entitled to vote on the election of directors. There are no cumulative voting rights.

The affirmative vote of the holders of 75% or more of the combined voting power of the outstanding shares entitled to vote will be necessary to approve any amendment to our Bylaws. Affirmative vote of the holders of at least 66 2/3% of the total voting power of the outstanding capital stock entitled to vote, voting together as a single class, will be necessary to approve any amendment to our Certificate of Incorporation relating to the number of and removal of directors, the classified nature of our Board, the manner of filling vacancies thereon, or the location of advance notice provisions relating to the election of directors in our Bylaws. Other amendments to our Bylaws and Certificate of Incorporation, and certain extraordinary transactions (such as a merger or consolidation involving us or a sale of all or substantially all of our assets), must be approved by a majority of our outstanding common stock entitled to vote, provided that, except as otherwise required by law, our common stock is not entitled to vote on any amendment of our Certificate of Incorporation or to a preferred stock certificate of designation that relates solely to one or more outstanding series of preferred stock if the holders of such series are entitled, either separately or together with the holders of one or more other series of preferred stock, to vote on that matter as a separate class pursuant to our Certificate of Incorporation or a preferred stock certificate of designation or pursuant to the DGCL as currently in effect or as the same may be amended.

Liquidation Rights

If we liquidate, dissolve or wind-up our business, whether voluntarily or not, our common stockholders would share equally in the distribution of all assets remaining after payment to creditors and any liquidation preference owed to any then-outstanding preferred stockholders.

Preemptive Rights

Our common stock has no preemptive or similar rights.

Listing

The shares of our common stock are listed on the NASDAQ Global Market under the symbol “VRTS.”

Stockholder Liability

Delaware law provides that no stockholder, including holders of preferred stock, shall be personally liable for our acts and obligations and that our funds and property shall be the only recourse for these acts or obligations.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

Anti-Takeover Provisions

Certificate of Incorporation; Bylaws

Our Certificate of Incorporation and Bylaws contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are summarized below.

Classes of Preferred Stock. Under our Certificate of Incorporation, our Board has the full authority permitted by Delaware law to determine the voting rights, if any, and designations, preferences and rights of shares of each series and the qualifications, limitations and restrictions, which may be greater than those of our common stock. The effects of the issuance of a new series or class of preferred stock might include, among other things, restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control of the Company.

Removal of Directors; Filling Vacancies. Our Certificate of Incorporation and Bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least a majority of the combined voting power of all the outstanding capital stock entitled to vote generally in the election of directors. Additionally, subject to the rights of the holders of any class or series of preferred stock, if any, to elect additional directors under specified circumstances, only our Board will be authorized to fix the number of directors and to fill any vacancies on our Board. These provisions could make it more difficult for a potential acquirer to gain control of our Board.

Stockholder Action. Our Certificate of Incorporation and Bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting. Our Certificate of Incorporation and Bylaws provide that special meetings of stockholders can be called only by our Chairperson of the Board or pursuant to a resolution adopted by our Board. Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders.

Advance Notice Procedures. Our Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual or special meeting of stockholders. This notice procedure provides that only persons who are nominated by, or at the direction of our Board, the Chairperson of the Board, or by a stockholder who has given timely written notice to our Secretary prior to the meeting at which directors are to be elected, will be eligible for election as directors. This procedure also requires that, in order to raise matters at an annual or special meeting, those matters be raised before the meeting pursuant to the notice of meeting we deliver or by, or at the direction of, our Chairperson or by a stockholder who is entitled to vote at the meeting and who has given timely written notice to our Secretary of his or her intention to raise those matters at the annual meeting. If our Chairperson determines that a person was not nominated, or other business was not proposed to be brought before the meeting, in accordance with the notice procedure, that person will not be eligible for election as a director, or that business will not be conducted at the meeting.

Classified Board of Directors. Our Certificate of Incorporation provides for our Board to be divided into three classes of directors, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our Board will be elected each year. Under Section 141 of the DGCL, directors serving on a classified Board can only be removed for cause. Our Board consists of eight directors. The three Class I directors have a term expiring in 2018, the two Class II directors have a term expiring in 2019 and the three Class III directors have a term expiring in 2017. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

The provision for a classified Board could prevent a party that acquires control of a majority of the outstanding voting stock from obtaining control of our Board until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified Board provision could have the effect of discouraging a potential acquiror from making a tender offer for our shares or otherwise attempting to obtain control of us and could increase the likelihood that our incumbent directors will retain their positions. We believe that a classified Board will help to assure the continuity and stability of our Board and our business strategies and policies as determined by our Board, because a majority of the directors at any given time will have prior experience on our Board. The classified Board provision should also help to ensure that our Board, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

Amendments. Our Certificate of Incorporation provides that the affirmative vote of the holders of at least 66 2⁄3% of the total voting power of the outstanding capital stock entitled to vote, voting together as a single class, is required to amend the provisions of our Certificate of Incorporation relating to the number and removal of our directors, the classified nature of our Board and the manner of filling vacancies thereon, or the location of advance notice provisions relating to the election of directors in our Bylaws. Our Bylaws further provide that our Bylaws may be amended by our Board or by the affirmative vote of the holders of 75% or more of the combined voting power of the outstanding shares entitled to vote.

Delaware Law

We are also subject to the provisions of Delaware law described below regarding business combinations with interested stockholders.

Section 203 of the DGCL applies to a broad range of business combinations between a Delaware corporation and an interested stockholder. The Delaware law definition of “business combination” includes mergers, sales of assets, issuances of voting stock and certain other transactions. An “interested stockholder” is defined as any person who owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation, or within the last three years owned 15% or more of a corporation’s stock and is presently an affiliate or associate of that corporation.

Section 203 of the DGCL prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless:

•	the board of directors approved the business combination before the stockholder became an interested stockholder, or the board of directors approved the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction began other than shares owned by (i) directors who are also officers and (ii) certain employee stock plans; or

•	the board of directors approved the business combination after the stockholder became an interested stockholder and the business combination was approved at an annual or special meeting of stockholders by at least 66 2⁄3% of the outstanding voting stock not owned by such stockholder.

These limitations on business combinations with interested stockholders do not apply to a corporation that does not have a class of stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

DESCRIPTION OF PREFERRED STOCK

The following description of the terms of our preferred stock is only a summary. The specific terms of any series of preferred stock will be described in the applicable prospectus supplement. This description and the description contained in any prospectus supplement are subject to and qualified in their entirety by reference to our Certificate of Incorporation, which will include the certificate of designation relating to each series of preferred stock, our Bylaws, and the DGCL.

General

Our charter provides that we may issue up to 250,000,000 shares of preferred stock, $0.01 par value per share. As of January 17, 2017, no shares of our preferred stock were issued and outstanding.

The following description of the preferred stock sets forth general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our Certificate of Incorporation and Bylaws and any applicable certificates of designation of a series of preferred stock which may differ from the terms we describe below. The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of common stock.

Terms

Prior to issuance of shares of each class or series of preferred stock, our Board is required by the DGCL and our charter to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption for each class or series.

Reference is made to the applicable prospectus supplement relating to the series of preferred stock offered thereby for the specific terms thereof, including:

•	the title and stated value of the preferred stock;

•	the number of shares of the series of preferred stock, the liquidation preference per share of the preferred stock and the offering price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment day(s) or method(s) of calculation thereof applicable to the preferred stock;

•	the date from which dividends on the preferred stock shall accumulate, if applicable;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provision for a sinking fund, if any, for the preferred stock;

•	the provision for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock may or will be convertible into our common stock, including the conversion price or manner of calculation thereof;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	whether depositary shares representing the preferred stock will be offered and, if so, the fraction or multiple of a share that each depositary share will represent;

•	a discussion of U.S. federal income tax considerations applicable to the preferred stock; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

Unless otherwise specified in the applicable certificate of designation and described in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, rank:

(a)	senior to all classes or series of common stock and to all capital stock issued by us the terms of which provide that the capital stock shall rank junior to the preferred stock;

(b)	on a parity with all capital stock issued by us other than those referred to in clauses (a) and (c); and

(c)	junior to all capital stock issued by us which the terms of the preferred stock provide will rank senior to it.

Dividends

Unless otherwise specified in the certificate of designation and described in the applicable prospectus supplement, the preferred stock will have the rights with respect to payment of dividends set forth below.

Holders of the preferred stock of each series will be entitled to receive, when, as and if authorized by our Board and declared by us, out of our assets legally available for payment, cash dividends in the amounts and on the dates as will be set forth in, or pursuant to, the certificate of designation and described in the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our share transfer books on the record dates as shall be fixed by our Board.

Dividends on any series of preferred stock may be cumulative or non-cumulative, as provided in the certificate of designation and described in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the certificate of designation and described in the applicable prospectus supplement. If the Board fails to authorize a dividend payable on a dividend payment date on any series of preferred stock for which dividends are non-cumulative, then the holders of this series of preferred stock will have no right to receive a dividend in respect of the related dividend period and we will have no obligation to pay the dividend accrued for the period, whether or not dividends on this series of preferred stock are declared payable on any future dividend payment date.

If preferred stock of any series is outstanding, no full dividends will be declared and paid or declared and set apart for payment on any of our capital stock of any other series ranking, as to dividends, on a parity with or junior to the preferred stock of this series for any period unless:

•	if this series of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart; or

•	if this series of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart.

When dividends are not paid in full or a sum sufficient for the full payment is not so set apart upon preferred stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the preferred stock of this series, all dividends declared upon the preferred stock of this series and any other series of preferred stock ranking on a parity as to dividends with the preferred stock shall be declared pro rata so that the amount of dividends declared per share of preferred stock of this series and the other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred stock of this series and the other series of preferred stock, which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend, bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of this series which may be in arrears.

Except as provided in the immediately preceding paragraph, unless (a) if this series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of this series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, and (b) if this series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of this series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends, other than in shares of common stock or other capital stock ranking junior to the preferred stock of this series as to dividends and upon liquidation, shall be declared and paid or declared and set aside for payment or other distribution shall be declared and made upon the common stock, or any of our other capital stock ranking junior to or on a parity with the preferred stock of this series as to dividends or upon liquidation, nor shall any shares of common stock, or any other of our capital stock ranking junior to or on a parity with the preferred stock of this series as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration or any moneys be paid to or made available for a sinking fund for the redemption of any of the shares by us except by conversion into or exchange for other of our capital stock ranking junior to the preferred stock of this series as to dividends and upon liquidation.

Redemption

The terms on which any series of preferred stock may be redeemed will be described in the applicable prospectus supplement. All shares of preferred stock that we redeem, purchase or acquire, including shares surrendered for conversion or exchange, will be cancelled and restored to the status of authorized but unissued shares of preferred stock unless otherwise provided in the certificate of designation creating the class or series of preferred stock.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution or payment shall be made to the holders of any common stock or any other class or series of our capital stock ranking junior to the preferred stock of this series, the holders of the preferred stock shall be entitled to receive out of our assets of our company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share that is set forth in the certificate of designation and described in the applicable prospectus supplement, plus an amount equal to all dividends accumulated and unpaid thereon, which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no rights or claim to any of our remaining assets. In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock of this series and the corresponding amounts payable on all shares of other classes or series of capital stock of our company ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other classes or series of capital stock shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Voting Rights

Holders of preferred stock will not have any voting rights, except as from time to time as required by law, or as otherwise provided in the certificate of designation or the resolutions establishing such series and as described in the applicable prospectus supplement.

Conversion Rights

The terms and conditions, if any, upon which any series of preferred stock is convertible into shares of common stock will be set forth in the certificate of designation and described in the applicable prospectus supplement. The terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the option of the holders of our preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred stock.

Stockholder Liability

Delaware law provides that no stockholder, including holders of preferred stock, shall be personally liable for our acts and obligations and that our funds and property shall be the only recourse for these acts or obligations.

DESCRIPTION OF DEPOSITARY SHARES

The following description of the terms of the depositary shares is only a summary. This description is subject to, and qualified in its entirety by reference to, the provisions of the deposit agreement, our charter and the form of certificate of designation for the applicable series of preferred stock, which will be described in the applicable prospectus supplement and may differ from the terms we describe below.

General

We may, at our option, elect to offer depositary shares rather than full shares of preferred stock. In the event such option is exercised, each of the depositary shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of preferred stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in the applicable prospectus supplement. The shares of preferred stock represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement among our company, the depositary and the holders of the certificates evidencing depositary shares, or depositary receipts. Depositary receipts will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the deposit agreement and the form of the certificate of designation for the applicable series of preferred stock which will be described in the applicable prospectus supplement and may differ from the terms we describe below.

Dividends

The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by our company for the applicable series of preferred stock. The depositary, however, will distribute only such amount as can be distributed without attributing to any depositary share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of depositary shares owned by such holders on the relevant record date, unless the depositary determines (after consultation with our company) that it is not feasible to make such distribution, in which case the depositary may (with the approval of our company) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock converted into excess stock.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the affairs of our company, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of preferred stock as described in the applicable prospectus supplement.

Redemption

If the series of preferred stock represented by the applicable series of depositary shares is redeemable, such depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares to the record holders of the depositary receipts.

Voting

Promptly upon receipt of notice of any meeting at which the holders of the series of preferred stock represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts as of the record date for such meeting. Each such record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by such record holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote such preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting any of the preferred stock to the extent that it does not receive specific instructions from the holders of such depositary receipts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by such depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred stock thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary receipts evidencing depositary shares therefor.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between our company and the depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing such depositary shares with instructions to the depositary to deliver to the holder of the depositary receipts all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

The deposit agreement will be permitted to be terminated by our company upon not less than 30 days’ prior written notice to the applicable depositary if a majority of each series of preferred stock affected by such termination consents to such termination. Upon such termination, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by such depositary with respect to such depositary receipts. In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding-up of our company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (iii) each share of the related preferred stock shall have been converted into stock of our company not so represented by depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and initial issuance of the depositary shares, and redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the deposit agreement. In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions, and may sell the depositary shares of certain holders of depositary receipts if such charges are not paid by such holders.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from us which are received by the depositary as the holder of preferred stock.

Neither the depositary nor our company assumes any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than for its negligence or willful misconduct. Neither the depositary nor our company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of our company and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Our company and the depositary may rely on written advice of counsel or accountants, on information provided by holders of the depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and our company, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from our company.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

The following description of the terms of the warrants is only a summary. This description is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement and warrants which will be described in the applicable prospectus supplement.

We may issue warrants for the purchase of common stock, preferred stock or depositary shares and may issue warrants independently or concurrently with common stock, preferred stock or depositary shares. We may issue each series of warrants directly to purchasers or under a separate warrant agreement between us and a warrant agent, as specified in the applicable prospectus supplement.

The warrant agent will act solely as our agent in connection with the warrants and will not act for or on behalf of warrant holders. The following sets forth certain general terms and provisions of the warrants that may be offered under this registration statement. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the type and number of securities purchasable upon exercise of such warrants;

•	the date, if any, on and after which such warrants and the related securities will be separately transferable;

•	the price at which each security purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	any anti-dilution protection;

•	a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the transferability, exercise and exchange of such warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise or to any dividend payments or voting rights as to which holders of the shares of common stock or preferred stock purchasable upon such exercise may be entitled.

Each warrant will entitle the holder to purchase for cash such number of shares of common stock or preferred stock, at such exercise price as shall, in each case, be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to the expiration date set forth in the applicable prospectus supplement. After the expiration date, unexercised warrants will be void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the capital stock purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

The following description of the terms of the stock purchase contracts and stock purchase units is only a summary. This description is subject to, and qualified in its entirety by reference to, the provisions of the stock purchase contracts and stock purchase units agreements which will be described in the applicable prospectus supplement and may be different than the terms set forth below.

We may issue stock purchase contracts and stock purchase units for the purchase of shares of common stock or preferred stock. These stock purchase contracts and stock purchase units may be issued independently or concurrently with any other security offered hereby and may or may not be transferable by the person receiving the stock purchase contracts and stock purchase units in such offering. In connection with any offering of stock purchase contracts and stock purchase units, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase all or a portion of any securities remaining unsubscribed for after such offering.

We may issue stock purchase contracts for a specified number of shares of common stock at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula stated in the stock purchase contracts.

The stock purchase contracts may be issued separately or as part of units that we call “stock purchase units.” Stock purchase units consist of a stock purchase contract and either our debt securities or debt obligations of third parties, including United States treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

We may enter into derivative transactions or forward sale agreements on shares of securities with third parties. In such event, we may loan or pledge the shares underlying such transactions to the counterparties under such agreements, to secure our delivery obligation. The counterparties or third parties may borrow shares of securities from us or third parties and sell such shares in a public offering. This prospectus may be delivered in conjunction with such sales. Upon settlement of such transactions, we may deliver shares of securities to the counterparties that, in turn, the counterparties may deliver to us or third parties, as the case may be, to close out the open borrowings of securities. The counterparty in such transactions will be an underwriter and will be identified in the applicable prospectus supplement.

The applicable prospectus supplement will describe the specific terms of the stock purchase contracts or stock purchase units. The descriptions in the applicable prospectus supplement will only be summaries, and you should read the stock purchase contracts and, if applicable, the collateral or depositary arrangements relating to the stock purchase contracts and stock purchase units. Material United States federal income tax considerations applicable to the stock purchase contracts and the stock purchase units will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of our debt securities is only a summary. The specific terms of any series of debt securities will be governed by the applicable indenture and described in the applicable prospectus supplement, which such terms may differ from those set forth below.

We may offer any combination of senior debt securities or subordinated debt securities. We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in the applicable prospectus supplement. Further information regarding the trustee may be provided in the applicable prospectus supplement. The form for each type of indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We use the term “indentures” in this prospectus to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are not complete and are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. The applicable prospectus supplement will describe the particular terms of any debt securities we may offer and may supplement the terms summarized below. We urge you to read the applicable prospectus supplements related to the debt securities that we may sell under this prospectus, as well as the indenture that contains the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

Within the total dollar amount of this shelf registration statement, we may issue an unlimited principal amount of debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Senior debt securities will be unsubordinated obligations and will rank equal with all our other unsubordinated debt, other than any unsecured debt expressly designated by the holders thereof to be subordinate to its senior debt securities. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made. In addition, unless otherwise specified in the applicable prospectus supplement, the debt securities will be structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries, and the claims of creditors of those subsidiaries, including trade creditors, will have priority as to the assets and cash flows of those subsidiaries.

The indentures may or may not limit the amount of other debt that we may incur or whether that debt is senior to the debt securities offered by this prospectus, and may or may not contain financial or similar restrictive covenants. The indentures may or may not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

The applicable prospectus supplement will describe the debt securities, the price or prices at which we will offer the debt securities and the other terms of the debt securities which may include:

•	the title;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;

•	the maturity date;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends or make distributions in respect of our capital stock or the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders or affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of certain material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•

whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code, or

whether the debt securities are sold in a package with another security and the allocation of the offering price between the two securities may have the effect of offering the debt security at such an original issue discount;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $2,000 and any greater integral multiple of $1,000; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquiror of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

Unless otherwise specified in the applicable indenture and prospectus supplement, the following will be events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay any interest when due and payable and such failure continues for a period of 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal or any premium when due and payable and the time for payment has not been extended or delayed;

•	if we fail to deposit any sinking fund payment when and due and the time for payment has not been extended or delayed;

•	if we fail to perform or breach any other covenant or warranty contained in the debt securities or the indentures, other than a covenant or warranty included solely for the benefit of a different series of debt securities, and such failure continues for a period of 90 days after we receive a written notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur with respect to us.

The applicable indenture may include, and the applicable prospectus supplement will describe, any additional events of default.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, the premium on, if any, and the accrued interest, if any, on all the debt securities of such series to be due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount and accrued interest, if any, of each issue of debt securities then outstanding shall automatically become due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series, by a written notice to us and the debenture trustee, may waive any default or event of default with respect to such series and its consequences, except defaults or events of default regarding payment of principal of, the premium on, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered to the debenture trustee, reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceedings as trustee;

•	for 90 days after its receipt of such notice, request and offer of reasonable indemnity, the debenture trustee has failed to institute any such proceeding; and

•	the debenture trustee has not been given any direction inconsistent with such written request during such 90 days by the holders of a majority in aggregate principal amount of the outstanding debt securities of that series.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal of, the premium on, if any, or the interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in and the absence of default under the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may enter into supplemental indentures without the consent of any holders of outstanding debt securities with respect to specific matters including:

•	to evidence the succession of another person and the assumption by any such successor of our covenants in the indenture and in the debt securities;

•	to add to our covenants for the protection of the holders of all or any series of debt securities or to surrender any right or power herein conferred upon us;

•	to add any additional events of default for the protection of the holders of all or any series of debt securities;

•	to add to or change any of the provisions to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to add to, change or eliminate any of the provisions in respect of one or more series of debt securities, provided that any such addition, change or elimination (i) shall neither (A) apply to any debt security of any series created prior to the execution of the supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such debt security with respect to such provision or (ii) shall become effective only when there is no such security outstanding;

•	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as permitted by the indenture, and to add to the rights of the holders of debt securities of any series;

•	to evidence and provide for the acceptance of appointment by a successor debenture trustee and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one debenture trustee, pursuant to the requirements of the indenture; and

•	to cure any ambiguity, to correct or supplement any provision which may be defective or inconsistent, or to make any other provisions with respect to matters or questions arising under the indenture, provided that such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the principal of, or any installment of principal of or interest on, any debt securities, or reducing the principal amount or the interest rate or any premium payable upon the redemption;

•	reducing the percentage in principal amount of the debt securities, the consent of whose holders is required for any such supplemental indenture or for any waiver provided for in the indenture; or

•	modifying any of the provisions of the indenture related to supplemental indentures with the consent of holders and waiver of past defaults and certain other covenants.

Discharge

Each indenture provides that we can elect to be discharged from our obligations under such indenture with respect to one or more series of debt securities, except for any surviving rights of registration of transfer or exchange of debt securities expressly provided for.

We may elect to be discharged from any and all future obligations with respect to debt securities of a particular series when:

•	either (i) all authenticated and delivered debt securities have been delivered to the debenture trustee for cancellation; or (ii) all such debt securities not delivered for cancellation (A) have become due and payable, or (B) will become due and payable at their maturity within one year, or (C) are to be called for redemption within one year, and we have deposited an amount sufficient to pay and discharge the entire indebtedness on such debt securities for principal and any premium and interest;

•	we have paid all other sums payable under the indenture and the debt securities; and

•	we have delivered to the debenture trustee the required officers’ certificate and opinion of counsel.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $2,000 and any greater integral multiple of $1,000. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or any depositary named by us and identified in the applicable prospectus supplement with respect to that series. At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, no service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of any taxes or other governmental charges that may be imposed in connection with any registration of transfer or exchange of such debt securities.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee undertakes to perform only those duties as are specifically set forth in the applicable indenture. The debenture trustee is under no obligation to exercise any of the powers given to it by the indentures at the request of any holder of debt securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. The debenture trustee, as well as any material relationships it has with us or our affiliates, will be identified in the applicable prospectus supplement relating to debt securities.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in an applicable prospectus supplement, we will designate the corporate trust office of the debenture trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal of, the premium on, if any, or the interest, if any, on such debt securities has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in an applicable prospectus supplement and the applicable supplemental indenture related to such subordinated debt securities. Such indenture does not limit the amount of subordinated debt securities that we may issue. It also does not limit us from issuing any other secured or unsecured debt.

PLAN OF DISTRIBUTION

We may sell the offered securities:

•	directly to purchasers,

•	through agents,

•	through dealers,

•	to or through underwriters,

•	directly to our stockholders, or

•	through a combination of any of these methods of sale.

An applicable prospectus supplement relating to a series of the offered securities, if any, will set forth its offering terms, including the name or names of any underwriters, dealers or agents, the purchase price of the offered securities and the proceeds to us from the sale, any underwriting discounts, commissions and other items constituting underwriters’ compensation, any initial public offering price and any underwriting discounts, commissions and other items allowed or reallowed or paid to dealers or agents and any securities exchanges on which the offered securities may be listed.

We may use one or more underwriters in the sale of the offered securities, in which case the offered securities will be acquired by the underwriter or underwriters for their own account and may be resold from time to time in one or more transactions either:

•	at a fixed price or prices, which may be changed,

•	at market prices prevailing at the time of sale,

•	at prices related to the prevailing market prices, or

•	at negotiated prices.

Offerings of securities covered by this prospectus may also be made into an existing trading market for such securities in transactions at other than a fixed price, either:

•	on or through the facilities of NASDAQ or any other securities exchange or quotation or trading service on which such securities may be listed, quoted or traded at the time of sale; and/or

•	to or through a market maker otherwise than on NASDAQ or such other securities exchanges or quotation or trading services.

Such at-the-market offerings, if any, may be conducted by underwriters acting as principal or our agent, who may also be third-party sellers of securities as described above.

In addition, we may sell some or all of the securities covered by this prospectus through:

•	purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale or at a fixed price agreed to with us at the time of sale;

•	block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; and/or

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

We may directly solicit offers to purchase offered securities. Agents designated by us from time to time may also solicit offers to purchase offered securities. Any agent designated by us, who may be deemed to be an

“underwriter” as that term is defined in the Securities Act, involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in an applicable prospectus supplement, if any. Unless otherwise indicated in any applicable prospectus supplement, any agent will be acting on a best efforts basis.

If a dealer is utilized in the sale of the offered securities in respect of which this prospectus is delivered, we will sell the offered securities to the dealer, as principal. The dealer, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is, or underwriters are, used in the sale, we will execute an underwriting agreement with the underwriters at the time of sale to the underwriters. The names of the underwriters will be set forth in an applicable prospectus supplement, if any, which will be used by the underwriter to make resales of the offered securities in respect of which this prospectus is delivered to the public. In connection with the sale of the offered securities, the underwriter may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the offered securities for whom they may act as agents. Underwriters may also sell the offered securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

If so indicated in any applicable prospectus supplement, we will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase offered securities from us at the public offering price set forth in any applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date or dates. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchasers under any delayed delivery contracts will not be subject to any conditions except that:

•	the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject, and

•	if the offered securities are also being sold to underwriters, we will have sold to the underwriters the offered securities not sold for delayed delivery.

The underwriters, dealers and other persons will not have any responsibility in respect of the validity or performance of such delayed delivery contracts. An applicable prospectus supplement relating to the contracts, if any, will set forth the price to be paid for offered securities pursuant to the contracts, the commission payable for solicitation of the contracts and the date or dates in the future for delivery of offered securities pursuant to the contracts.

Offered securities may also be offered and sold, if so indicated in any applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in an applicable prospectus supplement, if any. Remarketing firms may be deemed to be underwriters in connection with their remarketing of offered securities.

Unless otherwise set forth in any applicable prospectus supplement, the obligations of underwriters to purchase the offered securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such securities, if any are purchased. In connection with the offering of securities, we may grant to the underwriters an option to purchase additional securities to cover over-allotments at the initial public offering price, with an additional underwriting commission, as may be set forth in any accompanying prospectus supplement. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in an applicable prospectus supplement for such securities, if any.

Underwriters, dealers, remarketing firms and agents may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect thereof. Underwriters, dealers, remarketing firms and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

The anticipated date of delivery of offered securities will be set forth in an applicable prospectus supplement relating to each offer, if any.

LEGAL MATTERS

Unless any applicable prospectus supplement indicates otherwise, the validity of the securities offered will be passed upon on behalf of Virtus by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of RidgeWorth Holdings LLC as of December 31, 2015 and 2014 and for the two years in the period ended December 31, 2015, the consolidated financial statements of RidgeWorth Capital Management LLC as of May 30, 2014 and for the period January 1, 2014 to May 30, 2014, and the consolidated financial statements of RidgeWorth Capital Management, Inc. as of December 31, 2013 and for the year then ended, all appearing in Virtus Investment Partners, Inc.’s Current Report on Form 8-K dated December 22, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information included directly in this prospectus. Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act).

•	Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 24, 2016;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, June 30, 2016 and September 30, 2016 filed with the SEC on May 3, 2016, August 9, 2016 and November 7, 2016;

•	Current Report on Form 8-K filed with the SEC on May 26, 2016, June 14, 2016, August 22, 2016 October 5, 2016, October 27, 2016, December 13, 2016, December 22, 2016 and December 22, 2016;

•	The portions of our definitive proxy statement on Schedule 14A filed on April 13, 2016 that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015; and

•	The description of our common stock contained in our Registration Statement on Form 10 filed with the SEC on December 19, 2008, and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the SEC that are made after the initial filing date of this registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the termination of any offering of securities offered by this prospectus under the terms of:

•	Sections 13(a) and (c) of the Exchange Act;

•	Section 14 of the Exchange Act; and

•	Section 15(d) of the Exchange Act.

We are not, however, incorporating, in each case, any documents (or portions thereof) or information that is “furnished” but not “filed” for purposes of the Exchange Act.

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Written requests for copies should be directed to the following address:

Virtus Investment Partners, Inc. – Investor Relations

100 Pearl Street, 9th Floor

Hartford, Connecticut 06103

(800) 248-7971

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities that may be sold under this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information about us and the securities to be sold in this offering, please refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to, are not necessarily complete, and in each instance please refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement or as an exhibit to a document incorporated by reference in the registration statement, each statement being qualified in all respects by this reference.

Our periodic and current reports, and any amendments to those reports, are available, free of charge, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC on our website: www.virtus.com. The information on our website is not incorporated by reference into this prospectus.

You may read and copy all or any portion of the registration statement or any reports, proxy statements and other information we file with the SEC at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material are also available by mail from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms.

The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. These materials may be obtained electronically by accessing the SEC’s web site at http://www.sec.gov.

1,000,000 Shares

Virtus Investment Partners, Inc.

of

    % Series D Mandatory Convertible Preferred Stock

Prospectus Supplement

Barclays	Morgan Stanley

J.P. Morgan	BofA Merrill Lynch

                    , 2017